As filed with the Securities and Exchange Commission on May 23, 2001
                                                      Registration No. 333-04612
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                         POST-EFFECTIVE AMENDMENT NO. 4

                                       TO
                                    Form SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                            U.S. ENERGY SYSTEMS, INC.
        (Exact name of small business issuer as specified in its charter)

          DELAWARE                    4931                   52-1216347
      (State or Other          (Primary Standard          (I.R.S. Employer
       Jurisdiction of            Industrial             Identification No.)
      Incorporation or          Classification
       Organization)             Code Number)

                                                 GORAN MORNHED, President
                                                 U.S. ENERGY SYSTEMS, INC.
        One North Lexington Avenue               One North Lexington Avenue
       White Plains, New York 10601             White Plains, New York 10601
              (914) 993-6443                          (914) 993-6443
     (Address and telephone number of        (Name, address and telephone number
               principal executive                 of agent for service)
    offices and principal place of business)

                                 ---------------

                        Copies of all communications to:

                             ALLEN J. ROTHMAN, ESQ.
               Robinson Brog Leinwand Greene Genovese & Gluck P.C.
                           1345 Avenue of the Americas
                            New York, New York 10105
                            Telephone: (212) 603-6300
                            Facsimile: (212) 956-2164

                                 ---------------

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                                 ---------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                            U.S. ENERGY SYSTEMS, INC.

                        3,620,350 SHARES OF COMMON STOCK
                     310,000 COMMON STOCK PURCHASE WARRANTS

         U.S. Energy Systems, Inc. is offering up to an aggregate of 3,620,350 shares of our common stock and 310,000 redeemable common stock purchase warrants. Up to 3,000,350 of these shares will be issued upon the exercise of redeemable common stock purchase warrants which are outstanding and entitle the holder to purchase one share of common stock for $4.00. Up to 310,000 shares of common stock and 310,000 common stock purchase warrants will be issued upon the exercise of a purchase option. The remaining 310,000 shares of common stock will be issued upon the exercise of the purchase option warrants.

         Our common stock is listed on the Nasdaq SmallCap Market under the symbol USEY and our warrants are listed on the Nasdaq SmallCap Market under the symbol USEYW.

                             ----------------------

INVESTING IN OUR COMMON STOCK AND WARRANTS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                 Per Share Proceeds   Total Proceeds
                                         Number Offered Hereby     to U.S. Energy     to U.S. Energy(1)
                                         ---------------------   ------------------   -----------------
Common stock ............................    3,000,350                $4.00             $12,001,400
Common stock ............................      310,000                $6.60             $ 2,046,000
Common stock purchase warrants ..........      310,000                $0.165            $    51,150
Common stock ............................      310,000                $5.00             $ 1,550,000
                                                                                        -----------
                                                                                        $15,648,550

-------------


(1) Assumes the exercise for cash of all outstanding warrants and the purchase option (including the purchase option warrants), but does not include estimated offering expenses of $50,000 or the warrant solicitation fee of five percent (5%) of the exercise price of these warrants that may be payable to Gaines, Berland Inc., the representative of the underwriters in our public offering in which these warrants were issued, if it solicits the exercise of the warrants and the other conditions to the payment of this fee, as more fully described herein, are satisfied. The proceeds to us after giving effect to this warrant solicitation fee of $0.20 per share is $3.80 per share. The maximum fee that could be payable to Gaines, Berland in connection with the solicitation of all of these warrants (excluding the warrants issuable upon exercise of the purchase option) would be $600,070 and the total proceeds to us would be $15,048,480. See "Use of Proceeds" and "Plan of Distribution". There can be no assurance that any or all of the warrants or the purchase option will be exercised.

                             ----------------------
                   The date of this prospectus is May 23, 2001

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock and warrants only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock or warrants.

                             ----------------------

                                TABLE OF CONTENTS
                                                                            Page


PROSPECTUS SUMMARY.............................................................4

RISK FACTORS...................................................................7

NOTE REGARDING FORWARD-LOOKING STATEMENTS.....................................13

USE OF PROCEEDS...............................................................14

DIVIDEND POLICY...............................................................14

PRICE RANGE OF COMMON STOCK AND WARRANTS......................................14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  PLAN OF OPERATION................................ ..........................15

BUSINESS......................................................................20

MANAGEMENT....................................................................41

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................49

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS...................52

DESCRIPTION OF SECURITIES.....................................................55

PLAN OF DISTRIBUTION..........................................................60

LEGAL MATTERS.................................................................60

EXPERTS.......................................................................60



                             ----------------------



                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We are required to file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect reports, proxy statements and other information filed by us with the Commission without charge and may copy this information at prescribed rates at

     o the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549;

     o the Commission's regional office located at Seven World Trade Center, Suite 1300, New York, New York 10048;

     o the Commission's regional office located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661.

     The Commission maintains a world wide web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of this site is http://www.sec.gov. Our common stock and warrants are listed on the Nasdaq SmallCap Market and some of our reports, proxy materials and other information may be available for inspection at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed with the Commission a Registration Statement on Form SB-2, as amended, under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the registration statement. For further information with respect to our company and the securities offered by this prospectus, refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement and the exhibits, without charge, at the Securities and Exchange Commission's principal office in Washington, D.C. and obtain copies of all or any part of the registration statement at prescribed rates from the Public Reference Section of the Commission at the address shown above.

                             ----------------------

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information about our company and the securities being sold in this offering and our financial statements and the notes to those statements included elsewhere in this prospectus.

     We are involved in two principal lines of business: (i) the production of clean, efficient energy, close to the user, for large industrial customers and "green", renewable energy for local, wholesale markets and (ii) the provision of environmental services.

     Our principal energy facilities, without giving effect to the acquisition of Zahren Alternative Power Corporation, described below, are two geothermal power plants located in Nevada which produce a combined net output of seven megawatts of electric power. This power is sold pursuant to power purchase agreements with Sierra Pacific Power Company. Our power plants are "qualifying facilities" under the Public Utility Regulatory Policy Act of 1978 ("PURPA") and as a result, these plants are exempt from rate regulations and other significant regulatory requirements.

     Our environmental business provides environmental services including consultation, remediation, recovery and utilities services, with a geographic focus in the midwestern United States.

     On May 11, 2001, we completed our merger with Zahren Alternative Power Corporation ("Zapco"). Zapco is a developer, owner and operator of landfill gas and cogeneration projects in the United States. Through predecessor subsidiaries and affiliates, Zapco has been engaged, since 1981, in the development, design, construction, financing, ownership and operation of a diverse group of landfill gas based projects and one cogeneration project. The landfill gas projects principally collect landfill gas and convert it into a fuel for the production of electricity. The power produced from these landfill gas-to-energy facilities is generally sold under long-term fixed price contracts. Zapco also owns and operates projects which capture and process landfill gas and deliver it by pipeline to industrial customers for use in their boilers. After giving effect to Zapco's acquisition of certain assets from Yankee Energy Gas Company, which was completed before the merger with Zapco, Zapco has approximately 27 distinct projects engaged in co-generation and landfill gas-to-energy related products and services in operation. Zapco's electrical generating plants are qualifying facilities under PURPA. As of December 31, 1998, 1999 and 2000, Zapco had installed generating capacity of 25, 36 and 43 megawatts, respectively, and after giving effect to the Yankee Energy transaction, it had, immediately prior to the merger, approximately 60 megawatts of installed generating capacity.

     In connection with the merger, we paid Zapco's stockholders $12 million and 18 months after the merger, will pay an additional $800,000, subject to reduction claims for indemnification we may have and issued to Zapco stockholders 1,800,000 shares of our common stock, shares of our Series C Preferred Stock currently convertible into 500,000 shares of our common stock and our five year Series C Warrants to acquire 366,667 shares of our common stock at an exercise price of $6.00 per share. Approximately $11.5 million of the cash consideration paid to the Zapco stockholders was funded by Cinergy Energy Solutions, Inc. which, immediately prior to the completion of the merger, invested such sum in USE Acquisition Corp., the subsidiary effecting the merger. In consideration of this investment, all of the shares of Class B Common Stock of USE Acquisition Corp. were issued to Cinergy Energy Solutions, Inc. Accordingly, as a result of the merger and this investment, we own approximately 54.3% of the equity of Zapco and Cinergy owns approximately 45.7% of the equity of Zapco. The terms and conditions of the merger are more fully described herein.

     Our executive offices are located at One North Lexington Avenue, White Plains, New York, 10601 and our telephone number is 914-993-6443.

                                  THE OFFERING

Common stock offered............................................      3,620,350 shares of common stock.
Warrants offered................................................      310,000 common stock purchase warrants.
Common stock to be outstanding after the offering...............      13,221,058 shares
Use of proceeds.................................................      For working capital and other general
                                                                      corporate purposes.
Nasdaq SmallCap Market symbol...................................      Common stock:  USEY
                                                                      Warrants:      USEYW


     The number of shares of common stock reflected in this table as outstanding after the offering is based on the number of shares of common stock outstanding as of April 30, 2001 and includes the 1,800,000 shares of common stock issued in the merger with Zapco and assumes the exercise of all warrants (including the warrants to acquire 310,000 shares of common stock issuable upon exercise of the purchase option). This table does not include an aggregate of 7,600 shares held as treasury stock and approximately 15,303,023 shares of our common stock issuable as follows:


     o 4,555,552 shares of common stock issuable upon conversion of the outstanding Series A Preferred Stock (or the Series D Preferred Stock, if issued in exchange for the Series A Preferred Stock, as described more fully under "Certain Relationships and Related Transactions")

     o 109,450 shares of common stock issuable upon conversion of the Series B Preferred Stock


     o 366,666 shares of common stock issuable upon exercise of our Series C Warrants issued in the merger with Zapco


     o 500,000 shares of common stock issuable upon conversion of our Series C Preferred Stock issued in the merger with Zapco

     o approximately 171,854 shares of common stock to be issued in exchange for limited partnership interests of ZFC Royalty Partners

     o 6,667,351 shares of common stock issuable upon exercise of outstanding options and warrants at a weighted average exercise price of $3.50 (excluding the shares of common stock issuable pursuant to warrants included in this prospectus, pursuant to options granted to Zapco employees following the merger and pursuant to the Series C Warrants)

     o 1,967,000 shares of common stock to be issued to Cinergy Solutions, Inc. if during the two year period following the merger, the shares of Class B Common Stock issued to Cinergy Energy Solutions, Inc. is exchanged for shares of our common stock

     o 51,150 shares of common stock issuable upon conversion of $186,000 in principal amount of our 9% convertible debentures

     o approximately 914,000 shares of common stock issuable upon exercise of options granted to Zapco employees following the merger

                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following tables summarize our statement of operations and balance sheet. (This summary does not give effect to the merger with Zapco.) See our financial statements and the notes to those statements included elsewhere in this prospectus.



                                                                     Three months ended         Eleven months
                                                               -----------------------------        ended          Year ended
                                                                 March 31,        April 30,      December 31,      January 31,
                                                                   2001             2000             2000             2000
                                                               ------------     ------------     ------------     ------------
Revenues                                                       $      5,264     $      1,108     $      8,327     $      4,715
Costs and expenses                                                    3,533            1,438            6,944            6,874
                                                               ------------     ------------     ------------     ------------
Income (loss) from operations                                         1,731             (330)           1,383           (2,159)
Interest income                                                         261               15              536              143
Interest expense                                                        (25)             (36)            (110)            (115)
Life insurance proceeds, net of
    costs and expenses                                                   --               --               --              600
Minority interest                                                        --               --               --               (6)
                                                               ------------     ------------     ------------     ------------
Income (loss) before non-recurring and
     extraordinary item                                               1,967             (351)           1,809           (1,537)
Compensation arising from issuance of
     options to members of new
     management team                                                     --               --           (1,313)              --
Provision for severance and
     repositioning of the Company                                        --               --             (311)              --
                                                               ------------     ------------     ------------     ------------
Income (loss) before extraordinary item                               1,967             (351)             185           (1,537)
Extraordinary gain from extinguishment of debt                           --               --               --               69
Income tax benefit                                                       --               --            1,200               --
                                                               ------------     ------------     ------------     ------------
NET INCOME (LOSS)                                                     1,967             (351)           1,385           (1,468)
                                                               ============     ============     ============     ============

Dividends on preferred stock                                           (236)             (68)            (537)            (263)
Dividends on beneficial conversion of preferred stock                    --               --           (7,750)              --
                                                               ------------     ------------     ------------     ------------
LOSS APPLICABLE TO COMMON STOCK                                $      1,731     $       (419)    $     (6,902)    $     (1,731)
                                                               ============     ============     ============     ============

INCOME (LOSS) PER SHARE OF COMMON STOCK:
     Income (loss) per share of common stock - basic:
          Before extraordinary item                            $       0.22     $      (0.07)    $      (1.05)    $      (0.34)
          Extraordinary item                                             --               --               --             0.01
                                                               ------------     ------------     ------------     ------------
     Income (loss) per share of common stock - basic           $       0.22     $      (0.07)    $      (1.05)    $      (0.33)
                                                               ============     ============     ============     ============

     Income (loss) per share of common stock - diluted:
          Before extraordinary item                            $       0.12     $      (0.07)    $      (1.05)    $      (0.34)
          Extraordinary item                                             --               --               --             0.01
                                                               ------------     ------------     ------------     ------------
     Income (loss) per share of common stock - diluted         $       0.12     $      (0.07)    $      (1.05)    $      (0.33)
                                                               ============     ============     ============     ============

Weighted average common shares outstanding - basic                7,757,601        5,672,613        6,602,310        5,185,546

Weighted average common shares outstanding - diluted             14,537,183        5,672,613        6,602,310        5,185,546

     The following table is a summary of our balance sheet as of the dates indicated on an actual basis and on an as adjusted basis to reflect the exercise for cash of the purchase option and the warrants and issuance of common stock offered by this prospectus and the payment of up to $600,070 to Gaines, Berland as a warrant solicitation fee. It does not give effect to our merger with Zapco. See "Use of Proceeds", "Plan of Distribution" and our financial statements and the notes thereto included elsewhere in this prospectus.

                                                  December 31, 2000             March 31, 2001
                                                  -----------------             --------------
                                                       Actual              Actual           As Adjusted
                                                      -------             -------             -------
                                                                        (Unaudited)         (Unaudited)
Balance Sheet Data:
Current assets                                        $ 9,120             $10,966             $25,964
Investment in joint ventures                            5,394               5,375               5,375
Loan receivable                                         1,754               1,754               1,754
Property, plant and equipment, net                      5,965               6,159               6,159
Total assets                                           27,025              29,243              44,241
Current liabilities                                     2,147               2,476               2,476
Convertible subordinated secured debentures               202                 186                 186

                                  RISK FACTORS

     You should carefully consider the following risks, together with the other information contained in this proxy statement, before making any decisions. If any of the following risks occur, our business, financial condition or results of operations could be materially adversely affected and the trading price of our common stock and warrants could decline.

Risks Related to US Energy:

We have had a History of Losses Substantially Throughout Our Existence.

     We had a history of operating losses until our fiscal year ended December 31, 2000. Previous years net losses before extraordinary items, litigation settlement costs and preferred stock dividends are as follows:

      For the year ended January 31, 1998................  ($752,000)
      For the year ended January 31, 1999................  ($522,000)
      For the year ended January 31, 2000................  ($605,000)

See "Summary Financial Data", "Managements Discussion and Analysis of Financial Condition and Plan of Operation" and our financial statements and the notes thereto included elsewhere in this prospectus.

We cannot be certain that our Merger with Zapco Will Prove Profitable


     For the three months ended March 31, 2001 and the years ended December 31, 2000, 1999 and 1998, Zapco had net losses of ($1,862,000), ($5,165,000),
($3,707,000) and ($685,000) respectively. We anticipate that the merger will increase our earnings per share on a going forward basis, but we cannot be certain that it will be so. Factors that may result in the merger not increasing earnings per share are discussed more fully herein. No assurance can be given that Zapco will become profitable. Even if Zapco becomes profitable, we do not know what rate of return we will realize on our investment.


We may Face Substantial Impediments to Completing Future Acquisitions and Development Projects.

     Our growth strategy depends on our ability to identify and acquire appropriate companies or power facilities in our existing lines of business and operating in related lines of business, our ability to develop new energy projects, our ability to integrate the acquired and developed operations effectively and our ability to increase our market share. Many of our competitors are better known companies with significantly greater financial resources. We cannot assure you that we will be able to identify viable acquisition candidates or development projects, that any identified candidates or development projects will be acquired or developed, that acquired companies or power facilities and developed projects will be effectively integrated to realize expected efficiencies and economies of scale, or that any acquisitions or development projects will prove to be profitable. Acquisition of companies or power facilities and project development requires the expenditure of sizeable amounts of capital, and the intense competition among companies pursuing similar acquisitions and development projects may further increase our capital requirements. In the event that acquisition candidates or development projects are not identifiable or acquisitions or development projects are prohibitively costly, we may be forced to alter our growth strategy. As we continue to pursue our acquisition and development strategy in the future, our stock price, financial condition and results of operations may fluctuate significantly from period to period.

     There may be liabilities which we fail or are unable to discover in the course of performing due diligence investigations on each company or business we seek to acquire, including liabilities arising from non-compliance with federal, state or local environmental laws by prior owners, and for which we, as a successor owner, may be responsible. We generally seek to minimize our exposure to these liabilities by obtaining indemnification from each former owner, or customer, as applicable, which may be supported by deferring payment of a portion of the purchase price. However, we cannot assure you that those indemnifications, even if obtainable, enforceable and collectible, will be sufficient in amount, scope or duration to fully offset the possible liabilities arising from the acquisitions or development projects.

We have Limited Available Capital, and we may Need Additional Financing in the Future.

     We believe that our current and anticipated cash flow from operations and from the financing sources and transactions described in this prospectus will be sufficient to meet our (including Zapco's) anticipated cash requirements for the next twelve months; however, there can be no assurance in this regard. If we were unable to generate cash flows from operations to fund our working capital needs, we would be required to obtain additional equity or debt financing to continue to operate our business. In addition, we anticipate that some projects, if undertaken, will require us to raise additional capital. If we should require additional capital, there can be no assurance that this capital will be available to us, or if available, that it will be on terms acceptable to us. If additional funds are raised by issuing equity securities, significant dilution to our existing stockholders may result. If additional financing for projects is not available on acceptable terms, we may have to cancel, decline or defer new projects. Any inability by us to obtain additional financing to meet cash or capital requirements, if required, may have a material adverse effect on our operations.

Zapco has Substantial Indebtedness and in Connection with its Existing Indebtedness has Agreed to Significant Restrictions upon its Operations, Including its Ability to Use its Cash.

     Zapco's indebtedness includes loan arrangements with John Hancock Life Insurance Company and its affiliated lenders ("John Hancock"), ABB Energy Capital LLC, AJG Financial Services, Inc., and Yankee Energy Services Company, which at May 10, 2001 amounted to approximately $53 million, $10.8 million, $8.8 million and $4.7 million, respectively. The obligors with respect to the ABB Energy Capital LLC, AJG Financial Services, Inc. and Yankee Energy Services Company are certain direct and indirect subsidiaries of Zapco, including BMC Energy LLC. Zapco has granted to John Hancock a security interest in a substantial portion of its assets. BMC Energy LLC has granted to AJG Financial Services, Inc. a first security interest in BMC Energy LLC's interest in the genco assets relating to the Morris, Illinois Project. BMC Energy LLC has granted ABB Energy Capital LLC a first security interest in substantially all of it's interest in the genco assets relating to the Countryside, Illinois and Brookhaven, New York projects and BMC Energy LLC has granted to Yankee Energy a second security interest in Zapco's interest in the genco assets relating to the Countryside, Illinois, Morris, Illinois and Brookhaven, New York projects. Zapco and the relevant subsidiaries have also agreed in the loan agreements to maintain a specified debt service coverage ratio and to restrictions respecting its right to engage in significant transactions outside the ordinary course of business, and to pay dividends to its shareholders (as a result of which Zapco may not be able to pay dividends to US Energy). Further, revenues generated by the projects included in the collateral securing the John Hancock and ABB Energy Capital LLC loans, respectively, shall be delivered to John Hancock, ABB Energy Capital LLC respectively or their fiduciaries and released to Zapco only if conditions in the John Hancock and ABB Energy Capital LLC, as applicable, documents are satisfied including, without limitation, achievement of debt service coverage ratios. BMC Energy LLC is a subsidiary of Zapco.

We Rely Heavily on Our Executive Management.

     We rely heavily upon our executive officers and key employees, particularly Goran Mornhed, who joined us on May 10, 2000 as President and Chief Operating Officer, Lawrence I. Schneider, our Chairman of the Board, and Bernard J. Zahren who became our Chief Executive Officer following completion of the merger. The loss of any of these persons could have a detrimental effect on us.

Although We Have Insurance, it may not Cover Every Potential Risk Associated with Our Operations.

     Although we maintain insurance of various types to cover many of the risks that apply to our operations, including $2,000,000 of general liability insurance as well as separate insurance for each project and separate insurance for the operations of American Enviro-Services, our insurance will not cover every potential risk associated with our operation (including Zapco's operations). The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on our financial condition and results of operations. Moreover, no assurance can be given that we will be able to maintain adequate insurance in the future at rates we consider reasonable.

We Have Issued Many Securities Convertible Into Shares of Our Common Stock and We have Many Authorized but Unissued Shares of Our Common Stock. These Convertible Securities and Unissued Shares May Cause the Market Price of Our Common Stock to Drop Significantly Even if our Business is Doing Well.


     Including the shares of common stock issuable in connection with this prospectus, shares of common stock issuable to Cinergy in the event that their shares of Class B Common Stock of USE Acquisition Corp are exchanged for our common stock, shares of common stock reserved for outstanding warrants and options pursuant to option plans and securities issued or issuable in connection with our acquisition of (i) Zapco and (ii) limited partnership interests of ZFC Royalty Partners, we will have issued securities convertible into or exercisable for an aggregate of approximately 28,524,081 shares of our common stock. In addition, we have an additional 21,475,919 authorized and unissued shares. The market price of our common stock could drop significantly if the holders of these securities sell the underlying shares of common stock or if the market perceives that they are intending to sell them. The possibility that substantial amounts of our common stock may be issued or freely resold in the public market may adversely affect prevailing market prices for our common stock, even if our business is doing well.


Risks Related to Our Energy Business:

The Energy Business is Very Competitive and Increased Competition Could Adversely Affect Us.

     In addition to competition from electric utilities in the markets where our projects are located, our energy division also faces competition from many companies currently involved in the cogeneration and independent power market throughout the United States. Some of these companies are larger and better financed than we are. Although we believe that we will be entering segments of the marketplace where we will not face extensive competition, we cannot assure you that we will be able to enter these markets or that there will not be competition in such markets.

A Decline in Market Prices for the Energy Produced by our Geothermal Facilities May Adversely Affect Us

     We have been the beneficiary of improved pricing for the energy generated by our geothermal power facilities. If demand for energy decreases or the price for power generated in the markets serviced by these facilities declines, we could be adversely affected.

We Operate in an Emerging Industry and Have Limited Marketing Capabilities.

     Although the cogeneration and independent power plant and landfill gas-to-energy industries have been in existence for a number of years, this industry is still in its formative period. As is typically the case in an emerging industry, levels of demand and market acceptance for products and services are highly uncertain. Further, we have limited financial, personnel and other resources to undertake extensive marketing activities.

We may Experience Project Development Risks.

     Our ability to develop new projects is dependent on a number of factors outside our control, including obtaining power agreements, governmental permits and approvals, fuel supply and transportation agreements, electrical transmission agreements, site agreements and construction contracts. We cannot assure you that we will be successful in obtaining these agreements, permits and appraisals. Project development involves significant environmental, engineering and construction risks.

Our Business of Owning and Operating Power Plants Involves Considerable Risks.

     The operation of power generation facilities involves many risks, including the breakdown or failure of power generation equipment, transmission lines or other equipment or processes and performance below expected levels of output or efficiency. Although the facilities in which we are or will be involved contain some redundancies and back-up mechanisms, we cannot assure you that those redundancies or back-up mechanisms would allow the affected facility to perform under applicable power purchase agreements. Renewable energy projects such as geothermal and landfill gas-to-energy projects are dependent upon fuel supplies which may experience significant adverse changes.

We May Lose Our Status as a Qualifying Facility.

     Under present federal law, we are not and will not be regulated as a holding company under the Public Utility Holding Company Act of 1935 ("PUHCA") as long as each power plant in which we have an interest is a qualifying facility under PURPA. A qualifying facility that is a cogeneration facility must produce not only electricity but also thermal energy for use in an industrial or commercial process or heating or cooling applications in specified proportions to the facility's total energy output and must meet specified energy efficiency standards. Under PURPA, a regulated electric utility company must purchase electricity at its avoided cost from an independent power plant which has qualifying facility status. Qualifying facility status is granted to power plants which use fossil fuel in a manner which allows for recovery and use of a specified percentage of otherwise rejected heat thereby achieving a higher degree of fuel efficiency. Qualifying facility status is also granted to power plants which use renewable energy sources, including geothermal, hydro, solar, wind, and waste products, without regard to heat recovery. A power plant using fossil fuel, which loses its ability to use recovered heat, could fall below the efficiency standards and thereby lose its qualifying facility status. The regulated electric utility company, which may have been required to purchase electricity from the power plant, could refuse to purchase that electricity once qualifying facility status was lost. If any of our power generating facilities (including Zapco's facilities) do not qualify as a qualifying facility, we will be harmed.

A Significant Source of Zapco's Revenues are Generated from Special Tax Credits Provided for the Sale Of Landfill Gas to Third Parties and These Credits will Expire.

     Zapco benefits from Section 29 of the Internal Revenue Code of 1986, as amended. The Internal Revenue Code provides that owners of landfill gas-to-energy sites that collect and sell landfill gas as a fuel are permitted to reduce their annual federal income tax liability with a tax credit based upon the volume of the landfill gas sold to unrelated third parties. The credit is available for landfill gas produced at sites that had existing gas collection facilities in place by June 30, 1998. These annual credits are available for qualifying sites until December 31, 2007, except that projects which were in operation prior to 1993 qualify for the tax credits only through 2002. Therefore the universe of projects eligible for credits is limited. The unavailability of these credits for future landfill gas-to-energy projects will make such future projects less appealing. The expiration of these credits for existing sites may make certain projects financially unviable.

We May Be Unable to Acquire or Renew the Numerous Permits and Approvals Required to Operate Power Facilities.

     The construction and operation of power generation facilities require numerous permits, approvals and certificates from governmental agencies, as well as compliance with environmental protection legislation and other regulations. While we and Zapco believe that we each are in substantial compliance with all applicable rules and regulations and that each of our projects has the requisite approvals and is operated as required by applicable laws, our operations and projects require compliance with a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. There can be no assurance that new laws and regulations or amendments or revisions to existing laws and regulations which would have a materially adverse affect will not be adopted or revised, nor can there be any assurance that we will be able to obtain all necessary licenses, permits, approvals and certificates for proposed projects or that completed facilities will comply with all applicable permit conditions, statutes and regulations. In addition, regulatory compliance for the construction of new facilities is a costly and time consuming process. Intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures to obtain permits, and may create a significant risk of expensive delays or loss of value if a project is unable to function as planned due to changing requirements or local opposition.

We May Fail to Comply with Environmental Laws Which Could Result in Substantial Remediation Costs.

     As is the case in all power projects, strict environmental regulations established by federal, state and local authorities involving air and other emissions must be met. While we take reasonable precautions to ensure that applicable regulations are met and we do not undertake projects which do not or cannot meet these regulations, we cannot assure you that we are in continual compliance with all applicable regulations. Should a condition occur in which emissions standards at a specific project fall below allowable standards, there could be costs involved in remediating that condition. Additionally, as with all industrial sites, there are standards for the safe handling of fuels and chemicals which must be met. Again, we take reasonable precautions to ensure such standards are met. However, events may occur -- a fuel spillage for example -- which would require remediation with attendant costs.

Zapco's Projects are Based Upon the Conversion of Gases Escaping from Landfill, and the Amount of Gas Diminishes Over Time.

         Zapco develops landfill gas-to-energy projects by obtaining rights to the landfill gas from public or privately owned landfills. The decomposition of solid waste causes the release of methane gas, carbon dioxide, and other gaseous material into the ground and atmosphere. Landfills can emit landfill gas for more than 30 years. Landfills generally produce gas in increasing volumes during their initial years of operation and for several years after they are closed. Then the gas volume gradually declines over ensuing years. Therefore each project is likely to produce less revenue after the first three years following the landfill closing, and may become unprofitable as the volume of gas continues to decline. Thus in many cases it is not profitable to maintain projects more than a certain number of years following the closing of the related landfill.

Zapco's Illinois Projects Benefit From Special Illinois Rate Subsidies and These Illinois Rate Subsidies May No Longer be Available.

     Zapco's Illinois-based landfill gas-to-energy projects (including two projects included in the Yankee Energy transaction) benefit from certain rate subsidies provided under Illinois law (the "Illinois Retail Rate Law") to electric generating projects using certain renewable fuels. Such rate subsidies permit Zapco to sell electricity generated from its Illinois projects at below market rates on a profitable basis. Eligibility for the subsidies under the Illinois Retail Rate Law is based on compliance with the requirements contained in the Illinois Retail Rate Law and related regulations. Zapco believes it is in compliance with these requirements. However, Zapco would lose all or some of the benefits provided by the subsidy if it were found to be in non-compliance with these requirements, or as a result of modifications to the Illinois Retail Rate Law or its regulations or the expiration or repeal of the Illinois Rate Law. In such event, the revenues and profits from the affected Illinois projects may be adversely impacted.

The Market Rates for Green Power May Decline After Zapco's Power Purchase Agreements Terminate

     The rates at which Zapco currently sells electricity generated by its landfill gas-to-energy projects are currently governed by long term power purchase agreements. Upon the expiration of these power purchase agreements, Zapco may either enter into new power purchase agreements or sell power from these projects into the market. In either event, revenues, profits and value of Zapco's projects may be adversely affected after Zapco's current power purchase agreements terminate if market rates for power decline.

Zapco May Be Adversely Affected by Changes In Law

     Zapco's operations are subject to extensive federal state and local laws, regulations and ordinances which are subject to change in ways that cannot be anticipated today and which may have an adverse impact on Zapco's operations and financial condition.

US Energy's Geothermal Power Facilities are based upon Hot Water Produced Underground and the Amount of Hot Water Diminishes Over Time.

     Our geothermal power facilities depend on the hot water produced by the earth's substrata magma. It is anticipated that hot water present at the site of these facilities will diminish over time which may reduce the ability of these geothermal power facilities to produce power.

Risks Related to Our Environmental Business:

Our Environmental Division Must Comply With a Variety of Laws and Regulations. Compliance with these Laws and Regulations is Costly.

     Our environmental operations must comply with federal, state, territorial, provincial and local requirements which regulate health, safety, environment, zoning and land-use. Operating and other permits are generally required for transfer and storage facilities, some collection vehicles, storage tanks and other facilities owned or operated by us, and these permits can be revoked or modified and must be renewed. Although we believe that our facilities meet federal, state and local requirements in all material respects, we may be required to expend considerable time, effort and money to keep our existing or acquired facilities in compliance with applicable regulatory requirements, including new regulations, to maintain existing permits and approvals, and to obtain the permits and approvals necessary to increase our capacity. In addition, environmental regulatory changes could cause us to spend additional funds for corrective action for past and current operations at our facilities.

     The United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") imposes liability on current and former owners and operators for damages to natural resources and the cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment. Hundreds of substances are defined as "hazardous" under CERCLA and the release to the environment of these substances, even in minute amounts, can result in substantial liability. The statute provides for the remediation of contaminated facilities and imposes costs on the responsible parties. The expense of conducting this kind of cleanup can be significant. Even with our efforts to comply with applicable regulations and to avoid any unregulated release of hazardous substances to the environment, releases of these substances may occur as a result of our operations or those of our predecessors. Given the substantial costs involved in a CERCLA cleanup and the difficulty of obtaining insurance for environmental impairment liability, this liability could have a material impact on our business, financial condition and future prospects.

The Environmental Business is Very Competitive and Increased Competition Could Adversely Affect Us.

     The industrial waste industry is highly competitive. Our environmental division competes with local, regional and national companies of varying sizes, as well as counties and municipalities that maintain their own waste collection and disposal operations. The key competitive factors within the industrial waste industry include:

     o    the breadth of services offered;

     o    the price, quality and reliability of service; and

     o    the technical proficiency in handling waste properly.

     Knowledgeable customers are sensitive to the reputation and financial strength of the companies they use to collect, treat, recycle and dispose of their industrial waste primarily because customers, as the original generator of the waste, remain liable under federal and state environmental laws for improper disposal of waste. We cannot predict whether future competitive conditions will have a material effect on our business, financial condition or future prospects.

Our Environmental Business is Cyclical and Economic Slow Downs in the Business Cycle Could Adversely Affect Us.

     The industrial waste and environmental spill response industries are cyclical. Industrial waste is dependent upon a stream of waste from industries which are cyclical. If those cyclical industries slow significantly, the business that we receive from those industries is likely to slow and our business would slow as a result. Also, our business is somewhat seasonal because less waste is received in winter months due to difficult working conditions.

Risks Related to this Offering

We have Broad Discretion as to how we will Use the Net Proceeds of this Offering

     We anticipate that we will use the approximately $15 million in net proceeds of this offering for working capital and other general corporate purposes. Accordingly, by investing in this offering you will be entrusting your funds to management with limited information as to how we intend to use these funds. We may spend the proceeds of this offering in ways with which you may not agree. Our failure to apply these funds effectively could have a material and adverse effect on our business, results of operations and financial condition.

The Market Price of our Shares may Experience Extreme Price and Volume Fluctuations.

     The stock market has, from time to time, experienced extreme price and volume fluctuations. Broad market fluctuations may adversely affect the market price of our common stock. The market price for our common stock may decline below the amount you pay for our common stock when you exercise your warrant.

     The market price of our common stock could be subject to significant fluctuations due to a variety of factors, including, public announcements concerning us or our competitors, fluctuations in operating result, or a downturn in the energy industry. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources and have a material adverse effect on our business, results of operation and financial condition.

You may be Limited in Your Ability to Exercise Warrants because of Federal and State Securities Law Considerations.

     We will be able to issue shares of our common stock upon exercise of the warrants only if there is then a current prospectus relating to the issuance of such common stock and only if such common stock is qualified for sale or exempt from qualification under applicable securities laws of the jurisdictions in which the various holders of the warrants reside. We intend to keep current a prospectus which will permit the purchase and sale of the common stock underlying the warrants, but there can be no assurance that we will be able to do so. Although we intend to seek to qualify for sale the shares of common stock underlying the warrants in those states in which the holders of these securities reside, no assurance can be given that such qualification will be obtained. The warrants may be deprived of any value and the market for the warrants may be limited if a current prospectus covering the common stock issuable upon the exercise of the warrants is not kept effective or if such common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants then reside.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Such statements are indicated by words or phrases such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our company and our industry and involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors more fully described in "Risk Factors" and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to our company or persons action on our behalf are expressly qualified in their entirely by the cautionary statements in this paragraph. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 USE OF PROCEEDS


     In the event all of the warrants and the purchase option are exercised for cash, we will have received approximately $15 million, after giving effect to the estimated $50,000 in expenses of this offering and an estimated maximum of approximately $600,000 payable to Gaines, Berland in connection with the solicitation of the exercise of these warrants (assuming that no warrant solicitation fee is payable with respect to the exercise of warrants included in the purchase option and that the other conditions to the payment of a warrant solicitation fee are satisfied). We intend to use the proceeds for working capital and other general corporate purposes. You should note, however, that the number of warrants and the portion of the purchase option exercised will depend on several factors beyond our control, including the market price of our common stock. Further, to the extent Gaines, Berland exercises its purchase option pursuant to the cashless exercise feature provided therein, the proceeds to be received by us would be reduced by approximately $2.1 million to $12.9 million. Therefore, we cannot estimate with reasonable accuracy the number of warrants or the portion of the purchase option which may be exercised or the amount of proceeds which we will receive.


                                 DIVIDEND POLICY

     We have not paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. Our ability to pay cash dividends on our common stock may be limited by our outstanding shares of Series A Preferred Stock and Series B Preferred Stock and by the shares of Series C Preferred Stock to be issued in conjunction with our merger with Zapco and the Series D Preferred Stock that is to be issued in connection with our plan of recapitalization. Generally, these shares of preferred stock provide that no dividends may be paid on our common stock unless dividends have been set aside for the outstanding preferred stock. We are also limited in our ability to pay cash dividends by various loan agreements that Zapco has entered into which may limit its ability to distribute cash to US Energy. See "Management Discussion and Analysis of Financial Condition and Plan of Operation
- Liquidity and Capital Resources".

                    PRICE RANGE OF COMMON STOCK AND WARRANTS

Common Stock

     Our common stock trades on the Nasdaq SmallCap Market under the symbol USEY. The table below sets forth, for the periods indicated, the high and low sales prices for the Common Stock as reported by the Nasdaq SmallCap Market. Sales Price High Low Fiscal Year Ended January 31, 2000:


                                                                              Sales Price
                                                                              -----------
                                                                          High            Low
                                                                          ----            ---
      Fiscal Year Ended January 31, 2000:
          First Quarter..........................................        $2.94          $2.00
          Second Quarter.........................................         3.47           2.31
          Third Quarter..........................................         2.94           1.88
          Fourth Quarter.........................................         5.69           2.13
      Eleven Months Ended December 31, 2000:
          First Quarter..........................................        $8.00          $2.63
          Second Quarter.........................................         5.81           3.00
          Third Quarter..........................................         6.47           4.44
          Two Months Ended December 31, 2000.....................         5.84           2.88
      Fiscal Year Ending December 31, 2001:
          First Quarter..........................................        $5.25           3.88
          Second Quarter (through May 18, 2001)..................         7.74           4.59

     On May 18, 2001, the last sale price of the common stock as reported on the Nasdaq SmallCap Market was $7.65 per share.


Warrants

     Our warrants trade on the Nasdaq SmallCap Market under the symbol USEYW. The following table sets forth, for the period indicated, the high and low sales prices for the Warrants as reported by the Nasdaq SmallCap Market. Sales Price High Low Fiscal Year Ended January 31, 2000:


                                                                                      Sales Price
                                                                                      -----------
                                                                                   High        Low
                                                                                   ----        ---
           Fiscal Year Ended January 31, 2000:
               First Quarter................................................      $0.56       $0.31
               Second Quarter...............................................       0.56        0.28
               Third Quarter................................................       0.47        0.25
               Fourth Quarter...............................................       1.75        0.28
           Eleven Months Ended December 31, 2000:
               First Quarter................................................      $4.00       $0.50
               Second Quarter...............................................       2.38        0.97
               Third Quarter................................................       2.84        1.44
               Two Months Ended December 31, 2000...........................       2.38        0.97
           Fiscal Year Ended December 31, 2001:
               First Quarter................................................      $1.88       $0.94
               Second Quarter (through May 18, 2001)........................       3.70        1.25

     On May 18, 2001, the last sale price of the warrants as reported on the Nasdaq SmallCap Market was $3.68.

     At May 18, 2001, there were approximately 560 holders of record of our common stock and 20 holders of record of our warrants.



           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                              OR PLAN OF OPERATION


General


     In the year ended December 31, 2000, we changed our fiscal year end from January 31 to December 31. Accordingly, the results of operations presented below compare (i) the results for the eleven months ended December 31, 2000 with results for the twelve months ended January 31, 2000 and (ii) results for the three months ended March 31, 2001 with results for the three months ended April 30, 2000.


     Investments in joint ventures are accounted for on the equity method of accounting and accordingly the revenues and expenses of these investments are not included in our consolidated statement of operations. Condensed information may be found in the notes to financial statements.

     Information regarding Zapco's financial condition and results of operations, is included under note Q of our financial statements.


     The following discussion does not, except as otherwise indicated, give effect to the completion of the merger with Zapco.

Results of Operations

     Eleven months ended December 31, 2000 ("Fiscal 2000") compared to year ended January 31, 2000 ("Fiscal 1999")

         Revenues by division were as follows:
                                                    Fiscal 2000     Fiscal 1999
                                                    ------------    ------------
           Energy Division .....................    $5,046,000      $1,318,000
           Environmental Division ..............     3,281,000       3,397,000
                                                    ----------      ----------
                                                    $8,327,000      $4,715,000
                                                    ==========      ==========

         Fiscal 2000 revenues increased by 77% or $3,612,000 over Fiscal 1999, reflecting a 283% increase in revenues of the Energy Division offset by a 3% decrease in revenues of the Environmental Division. Revenues of the Energy Division increased due to higher market rates for electricity in the current period. Costs and expenses in Fiscal 2000, exclusive of loss or gain from joint ventures, increased by 21% or $1,217,000 to $7,059,000 from $5,842,000 in the previous fiscal period. Details are as follows:
                                                   Fiscal 2000    Fiscal 1999
                                                   -----------    ------------
           Operating costs .....................   $3,819,000     $2,817,000
           Salaries and consulting fees ........    1,325,000        807,000
           Legal and professional fees .........      479,000        657,000
           Insurance ...........................      190,000        168,000
           Corporate expenses ..................      189,000        175,000
           Other general and administrative ....      432,000        639,000
           Depreciation and amortization .......      625,000        579,000
                                                    ---------     ----------
                Total ..........................   $7,059,000     $5,842,000
                                                   ==========     ==========

     Steamboat royalties are classified as operating expense for Fiscal 2000.

     Included in general and administrative expenses were payroll costs and consulting fees of $1,325,000 in Fiscal 2000 compared to $807,000 in Fiscal 1999. The increase was due primarily to the increased staffing and consultants required to manage divisional operations and to further development. Legal and professional fees decreased to $479,000 from $657,000 in the previous fiscal period due to the fact that in Fiscal 1999 we expensed costs in connection with projects no longer being pursued.

     A divisional breakdown of costs for Fiscal 2000 is as follows:

                                                                  Energy     Environmental     Corporate
                                                                 Division       Division       and Other           Total
                                                                 --------       --------       ---------           -----
           Operating expense ............................      $1,548,000      $2,271,000                      $3,819,000
           General and administrative expenses
                                                                  151,000         478,000      $1,986,000       2,615,000
           Depreciation and amortization ................         154,000         451,000          20,000         625,000
                                                               ----------      ----------      ----------      ----------
                                                               $1,853,000      $3,200,000      $2,006,000      $7,059,000
                                                               ==========      ==========      ==========      ==========


         A comparable divisional breakdown for Fiscal 1999 showed as follows:

                                                                  Energy     Environmental     Corporate
                                                                 Division       Division       and Other           Total
                                                                 --------       --------       ---------           -----
           Operating expense ............................      $  686,000      $2,131,000           99999      $2,817,000
           General and administrative expenses
                                                                  257,000         458,000      $1,731,000       2,446,000
           Depreciation and amortization ................         166,000         383,000          30,000         579,000
                                                               ----------      ----------      ----------      ----------
                                                               $1,109,000      $2,972,000      $1,761,000      $5,842,000
                                                               ==========      ==========      ==========      ==========

     Divisional expenses shown do not include direct general and administrative costs incurred by corporate offices in managing the Energy and Environmental divisions. Expenses of the Energy Division increased by $744,000 primarily as a result of an increase in royalties which are related to higher revenues. Expenses of the Environmental Division increased by $228,000 primarily due to costs of expansion into Ohio and Tennessee, and higher depreciation costs for additional equipment. The increase in Corporate overhead resulted in improvement in managing divisional operations and permitted further development activity.

     Losses (gains) from Joint Ventures are detailed in note F to our financial statements.

     Interest income increased to $536,000 in Fiscal 2000 from $143,000 in Fiscal 1999 as a result of higher cash balances carried and the receipt of interest on notes receivable not in effect in the prior period.

     During the three months ended July 31, 2000, as part of the installation of a new management and development team, non-qualified stock options were issued to certain employees. As of issue date, the market price of certain of such options granted exceeded the exercise price, resulting in a non-cash charge of $1,313,000, which is shown as compensation recognized from the issuance of options. A charge of $311,000 was also recorded in connection with severance costs and the repositioning of our company.

     Fiscal 1999 results included litigation settlement costs of $932,000, and income of $600,000 resulting from net proceeds of a life insurance policy on Richard H. Nelson, former president.

     An income tax benefit of $1,200,000 is reflected in Fiscal 2000. In past years, we fully reserved against the potential benefit of operating loss carryforwards. Since the operating results now show profits, it is proper to reserve a lesser amount. See Note I to our financial statements.

     Dividends on preferred stock increased by $274,000, from $263,000 in Fiscal 1999 to $537,000 in Fiscal 2000, as a result of the issuance in July 2000 of an additional 861,110 shares of Series A Preferred Stock.

     A special adjustment to net income applicable to common stock used in the EPS calculation was required under the provisions of Emerging Issues Task Force Memo No. 98.5. In July 2000, an option to acquire additional shares of Series A Convertible Preferred Stock for $7,750,000 was exercised. Due to the requirements of Memo No. 98.5, the difference between the conversion price of the Preferred Stock and the market price of our common stock at the day of exercise was treated as a non-cash dividend, which is shown on our statements of operations as a dividend on beneficial conversion of preferred stock. There is an immediate offset in other equity accounts, so that there is no net effect on Stockholders" Equity from this required non-cash and non-operating adjustment.


Three months ended March 31, 2001 compared to three months ended April 30, 2000

     Revenues for the three month periods were as follows:

                                                         Three Months Ended
                                                 -------------------------------
                                                 March 31, 2001   April 30, 2000
                                                 --------------   --------------
          Energy Division .....................    $4,204,000       $  375,000
          Environmental Division ..............     1,060,000          773,000
                                                   ----------       ----------
                                                   $5,264,000       $1,108,000
                                                   ==========       ==========

     Total revenues increased by $4,156,000 or 375% in the three months ended March 31,2001 ("First Quarter 2001") as compared to the three months ended April 30, 2000 ( "First Quarter 2000"). Energy Division revenues increased by $3,829,000 or 1,021% during First Quarter 2001 compared to First Quarter 2000 due to higher market rates for electricity in First Quarter 2001 in comparison to First Quarter 2000. The Environmental Division showed a revenue increase of $327,000 or 45% compared to First Quarter 2000, due to expanded operations.

     Operating Expenses increased by 189%, or approximately $1,490,000 to $2,278,000 in First Quarter 2001 compared to First Quarter 2000. The following table provides a breakdown of the Company's operating expenses.

                                                         Three Months Ended
                                                 -------------------------------
                                                 March 31, 2001   April 30, 2000
                                                 --------------   --------------
          Energy Division .....................    $1,522,000       $  232,000
          Environmental Division ..............       756,000          556,000
                                                   ----------       ----------
                                                   $2,278,000       $  788,000
                                                   ==========       ==========

     Operating expenses for the Energy Division, including royalties, increased $1,290,000 or approximately 556% in First Quarter 2001 as compared to First Quarter 2000. The increases are primarily attributable to higher royalties, including provisions for both gross revenue and net revenue royalties of Steamboat 1. The Environmental Division operating expenses increased by $200,000 or approximately 36 % in the First Quarter 2001 when compared with First Quarter 2000 as a result of expanded operations.

     General & administrative expenses increased by $594,000 or 134% in First Quarter 2001 over First Quarter 2000 due to increased efforts in developments of new projects. This also reflects an increase in staff and levels of staff compensation. An additional provision for doubtful accounts of $85,000 was made during the quarter.

     The components of general and administrative expenses for the three month periods are as follows:

                                                                  Three Months Ended
                                                          ---------------------------------
                                                          March 31, 2001     April 30, 2000
                                                          --------------     --------------
          Salaries and consulting .......................   $   387,000        $   208,000
          Legal and professional ........................       187,000             60,000
          Insurance .....................................        91,000             37,000
          Corporate expenses ............................        95,000             35,000
          Other .........................................       278,000            104,000
                                                            -----------        -----------
                    Total ...............................   $ 1,038,000        $   444,000
                                                            ===========        ===========

     Depreciation expense, which includes the amortization of goodwill, increased to $ 203,000 the three months ending March 31, 2001 compared to $165,000 in the three months ending April 30, 2000, due to increased investment in depreciable assets.

     Losses (Gains) from Joint Ventures for the periods set forth below are detailed as follows:

                                                                  Three Months Ended
                                                          ---------------------------------
                                                          March 31, 2001     April 30, 2000
                                                          --------------     --------------
          Lehi Independent Power Associates, L.C ........   $         0        $         0
          Plymouth Cogeneration  Limited Partnership ....        (1,000)            39,000
          Castlebridge Partners, LLC ....................        15,000                  0
                                                            -----------        -----------
                    Total ...............................   $    14,000        $    39,000
                                                            ===========        ===========

     The Castlebridge investment was made on August 23, 2000.

     The increase in interest income of $246,000 in First Quarter 2001 over First Quarter 2000 is primarily due to interest on the stock subscription note receivable and also due to higher interest earnings on increased cash balances

     Dividends paid on Preferred stock for the three-months ended March 31,2000 totaled $236,000, compared to $68,000 in the quarter ended April 30, 2000. The increase was due primarily to the additional investment in Series A Preferred stock of $7,750,000 in July 2000.


Liquidity and Capital Resources


     At December 31, 2000, cash and equivalents totaled approximately $5,435,000, as compared to $301,000 at January 31, 2000, an increase of $5,134,000. The increase in cash at December 31, 2000 is attributable to cash inflows from financing activities of $6,335,000 offset by $231,000 used in operating activities and $970,000 used in investing activities. Included in funds provided from financing activities were $3,500,000 from the investment in our common stock by Cinergy Solutions, Inc., and $3,320,000 from exercise of warrants and options.

     At March 31, 2001, cash and equivalents totaled approximately $7,432,000 as compared to $5,435,000 at December 31, 2000, an increase of $1,997,000. The increase in cash at March 31, 2001 is attributable to the $2,596,000 in cash flow from operations offset by $468,000 in investment activity and $131,000 in financing activity. Subsequent to March 31, 2001, a stock subscription receivable (i.e., a $7.74 million note payable to us in consideration for the issuance of 861,110 shares of Series A Preferred Stock), was paid, further increasing our cash position.

     During Fiscal 2000, operating activities used cash of $231,000 as compared to $101,000 cash used in operations in Fiscal 1999. Non-recurring items in Fiscal 2000 included $1,313,000 of non-cash compensation in connection with the granting of stock options to members of the new management team. We also recognized $1,200,000 of deferred income taxes, more fully described in note I to our financial statements. Non-recurring items in Fiscal 1999 included the provision of $900,000 for settlement of a litigation, which was paid during Fiscal 2000. The net loss in Fiscal 1999 included the write-off of $441,000 in deferred acquisition costs. Non-recurring operating results in Fiscal 1999 also included a $600,000 net gain from receipt of a life insurance claim.

     During First Quarter 2001 we had cash flow from operating activities of $2,596,000 compared with cash used in operating activities of $475,000 in First Quarter 2000. The improvement was chiefly due to higher net income which resulted principally from increased Energy Division revenues. The quarter ended April 30, 2000 included the receipt of cash proceeds from the life insurance claim, which net of expenses paid during the period, amounted to $958,000. During that quarter we also paid the $900,000 litigation settlements note that had been issued in the previous year.

     We used $970,000 in investing activities in Fiscal 2000 compared to $425,000 in Fiscal 1999. During Fiscal 2000 we used $51,000 in the investment in Marathon Capital, LLC, and $224,000 in the investment in Castlebridge Partners, LLC. We used $647,000 to acquire equipment and leasehold improvements during Fiscal 2000 as compared to $485,000 in the previous fiscal year. We also had $278,000 in deferred acquisition costs in Fiscal 2000 as compared to $170,000 in the prior year. Offsetting these uses were inflows of an aggregate of $232,000 received from our joint ventures.

     The $468,000 used in investing activities during First Quarter 2001, compared to $234,000 used in First Quarter 2000, included $113,000 of deferred costs expended on pending acquisitions as compared to $53,000 in First Quarter 2000. Cash used for acquisition of equipment totaled $355,000 in First Quarter 2001 as compared to $180,000 in the earlier year.

     Cash flow provided by financing activities in Fiscal 2000 included $3,500,000 from the investment in our common stock by Cinergy Solutions and $3,320,000 from the exercise of options and warrants. A partial redemption of convertible subordinated debentures used cash amounting to $164,000. During Fiscal 1999, $250,000 was provided by the partial exercise of the option held by Energy Systems Investors resulting in the issuance of 27,778 shares of Series A Convertible Preferred Stock.

     Cash used in financing activities in First Quarter 2001 totaled $131,000, as compared to $3,088,000 cash provided by financing activities in First Quarter 2000. The primary item in the earlier year was the receipt of proceeds from the exercise of warrants and options resulting in net cash of $3,217,000.

     The $12 million cash portion of the merger consideration paid in connection with the merger with Zapco was funded from the $11.5 million investment in USE Acquisition Corp. by an affiliate of Cinergy Corp. and the $500,000 balance was provided by us.

     Our working capital at December 31, 2000 was $6,973,000 compared to a deficit of ($255,000) at January 31, 2000. Our working capital increased to $8,490,000 at March 31, 2001 from $6,973,000 at December 31, 2000, primarily due to the improvement in net income from our operations. During the next twelve months we anticipate positive cash flows from both our Energy Division and the Environmental Division, which, together with our present cash balance, and the payment of the $7.74 million note, will be sufficient to meet our operating commitments.

     It should be noted that Zapco's ability to distribute funds will be limited by financing arrangements it or its subsidiaries have completed. See "Business - Description of Zapco's Activities - Financing Arrangements". Further, our stockholders agreement with Cinergy Energy Solutions, Inc. provides that Zapco will distribute to its shareholders (i.e. US Energy and Cinergy Energy Solutions) dividends at the highest level permitted by applicable law, consistent with prudent business practices. Finally, if our plan of recapitalization becomes effective, we will be required to set apart approximately $1.6 million to ensure the payment of dividends on certain series of our preferred stock. To the extent Zapco distributes dividends to Cinergy Energy Solutions or we set apart funds to ensure the payment of dividends on our preferred stock, these funds will not be available for us in our business.



                                    BUSINESS

Recent Developments

Merger with Zapco

     On November 28, 2000, we, USE Acquisition Corp. and Zapco entered into a merger agreement, as subsequently amended, pursuant to which Zapco and USE Acquisition Corp. were to merge, with Zapco being the surviving corporation, and becoming owned by USE Acquisition Corp.'s shareholders. As noted below, the shareholders of USE Acquisition Corp. (i.e. the owners of Zapco following the merger) are us and Cinergy Energy

Solutions, Inc. ("Cinergy Energy"), an indirect, wholly owned subsidiary of Cinergy Corp. ("Cinergy"). This merger was completed on May 11, 2001.

     In this merger, we paid or will pay Zapco's shareholders the following aggregate merger consideration for their Zapco shares:

     o    $12 million in cash,

     o a contingent cash payment of $800,000 to be paid eighteen (18) months after the merger, subject to reduction for claims for indemnification that we may have,

     o    1,800,000 shares of our common stock,

     o 100,000 shares of our Series C Convertible Preferred Stock, which is entitled to an aggregate of $3 million upon liquidation or other similar event, provides for annual cash dividends in the aggregate amount of $270,000 (subject to reduction to an aggregate of $180,000 annually under specific circumstances), and which are convertible into an aggregate of 500,000 shares of our common stock (600,000 shares if 900 days after the merger, the average closing price of our common stock is less than $4.80) subject to anti-dilution adjustment,


     o our five-year Series C warrants to purchase 366,666 shares of our common stock at an exercise price of $6.00 per share.


     In connection with the merger agreement, we, Cinergy Energy, and USE Acquisition Corp. entered into a subscription agreement whereby Cinergy Energy bought from USE Acquisition Corp. immediately prior to the merger, all 4,574 shares of USE Acquisition Corp.'s Class B Common Stock for $11,500,000 in cash. These shares represent 45.74% of USE Acquisition Corp.'s common stock. We hold all 5,426 shares of Class A Stock which represents the remaining 54.26% of USE Acquisition Corp.'s common stock. (As a result of this subscription, and the merger, we and Cinergy Energy are the sole shareholders of Zapco.) The Class A Common Stock and Class B Common Stock are identical except that the Class A Common Stock has superior voting rights with the result that we can appoint four of USE Acquisition Corp.'s five directors and generally hold 80% of the voting power (with exceptions principally for matters outside of the ordinary course of business). We have granted Cinergy Energy an option exercisable within two years after the merger to convert its Class B Stock into an aggregate of 1,967,000 shares of our common stock and during that period we are entitled to acquire the Class B Stock for approximately $14,600,000. In either event, we would own 100% of Zapco.

     Other Transactions Completed Contemporaneously or Following the Merger

     After completing the merger with Zapco, we intend to offer to purchase up to 23.563 units of ZFC Royalty Partners, a Connecticut limited partnership affiliated with Zapco. ZFC Royalty Partners holds royalty interests in certain Zapco projects; by acquiring these units, we ensure that sums that would otherwise be paid to outside investors are retained by us. We anticipate issuing approximately 171,854 shares of our common stock for these ZFC units.

     In addition, contemporaneously with the completion of the merger, certain parties (i.e., AJG Financial Services and an affiliate of Cinergy Corp.), who became five percent or more stockholders of our company as a result of the transactions contemplated by the merger agreement, entered into transactions involving Zapco. These transactions are more fully described under "Certain Relationships and Related Transactions".

     Joint Venture with Cinergy Solutions

     In October 2000, we entered into a joint venture development agreement with Cinergy Solutions, Inc., an indirect subsidiary of Cinergy Corp. In connection with that agreement, Cinergy Solutions, Inc. invested $3.5 million in us in exchange for 583,333 shares of our common stock and had one of its senior executives join our board.

     Acquisition of interest in Castlebridge

     On August 23, 2000, we issued 568,750 shares of our common stock to Castlebridge Partners, LLC ("Castlebridge") in exchange for an approximate 25% voting interest in Castlebridge, a capital markets and insurance consulting firm that focuses on commodity derivative markets. Castlebridge provides advice in the structuring, pricing and execution of a variety of risk management producers and securitizations and concentrates on energy markets that tend to have unique valuation and risk management issues. In addition, we issued 29,167 shares to SPARKEnergy.com corporation as a finder's fee.

     Plan of Recapitalization

     We entered into a plan of recapitalization, as amended and restated, with the holders of our Series A Preferred Stock. This plan is described under "Certain Relationships and Related Transactions".

     Acquisition of interest in Marathon Capital

     On June, 23 2000, we issued 200,000 shares of our common stock in exchange for an approximately 31% voting interest in Marathon Capital, LLC ("Marathon Capital"), a Bannockburn, Illinois-based company, engaged in the financing of energy conservation projects, independent power production and renewable energy projects, specializing in the origination, processing and financing of nonconforming commercial loans and leases. Richard T. Brandt II, the Chief Executive, Operating and Financial Officer of Marathon Capital, is a former director of US Energy. In addition, Lawrence I. Schneider, our Chairman of the Board has an equity interest in Marathon. We also agreed to retain Marathon as a consultant to assist on negotiating and financing future projects.

     DESCRIPTION OF US ENERGY'S ACTIVITIES

     Energy Division

     Our Energy Division engages in the energy industry, producing clean, efficient heating and cooling and renewable energy close to the customer. While considered an independent power producer ("IPP"), we serve smaller, growing, niche markets seeking clean, efficient and reliable energy.

     We believe that the power production industry is in the midst of major changes that will provide significant opportunities for us. Deregulation, the process of transitioning a regulated monopoly into a competitive environment, is allowing energy users to consider a variety of options. Primary drivers of deregulation include the aging infrastructure of large, central utility plants, the pursuit of cost competitive energy, the dramatic increases in electricity use for computers, servers, the telecommunications sector and Internet data centers and the demand for high quality, high reliability power. Distributed generation, or energy produced near the user, is a response to the ongoing imbalance between power demand and supply.

     To increase competition, in April 1996, the Federal Energy Regulatory Commission ("FERC") ordered all regulated electric companies to open their transmission lines to IPPs, thus allowing the wholesale purchase of power by regulated electric companies from distant independent producers. This process is known as wholesale wheeling and generally allows regulated electric companies to purchase electricity from IPPs more efficiently and usually less expensively than they are able to produce on their own. While federal regulation does not mandate that the transmission lines be opened for sale of power by IPPs directly to retail end users, many states have adopted these regulations, and others are expected to adopt them in the near future. This process is known as retail wheeling, which is similar in concept to competition among long distance telephone service providers.

     The increasing demand for clean, efficient, high quality power is also the result of tighter emission standards and mounting concern regarding harmful effects on the environment. Cogeneration, also referred to as combined heat and power (CHP), with a lesser amount of fuel consumed, creates less pollution than traditional fossil fuel-burning engines and boilers, conserves the earth's depleting, non-renewable energy resources and is considered a more environmentally responsible method of producing energy.

     CHP is the production of two or more energy forms (typically electricity and heat) simultaneously from the same fuel source. While producing electricity in a CHP system, heat that is otherwise wasted is recovered from the exhaust and/or engine coolants. This recovered heat can be used to replace heat which would otherwise be generated by conventional furnaces and boilers.

     Environmentally-responsible power production is also achieved by utilizing renewable fuel sources, which include geothermal, wind, solar, hydro, and waste products, including waste oil, waste wood and other biomass, or landfill gas. Our December 1996 acquisition of the two operating geothermal power plants known as Steamboat 1 and 1A, in Steamboat Hills, Nevada provided our initial entry into this area of "green" power production.

     Geothermal power is considered to be one of the most environmentally-sound methods of producing electricity due to the fact that (1) there are virtually no atmospheric emissions or pollutants in the process, (2) the natural resource (water) is constantly returned to the earth thereby avoiding depletion of the underground aquifer water table, and (3) the heat source is the earth's natural magma layer rather than the conversion of a depletable fossil fuel. Geothermal power can be produced only where specific geological formations exist.

     The construction and operation of power generation facilities require numerous permits, approvals and certificates from appropriate federal, state and local governmental agencies, as well as compliance with environmental protection legislation and other regulations. While we believe that we are in substantial compliance with all applicable rules and regulations and that the projects in which we are involved have the requisite approvals for existing operations and are operated as required by applicable laws, our operations and our projects require compliance with a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. There can be no assurance that new or existing laws and regulations which would have a materially adverse affect would not be adopted or revised, nor can there be any assurance that we will be able to obtain all necessary licenses, permits, approvals and certificates for proposed projects or that completed facilities will comply with all applicable permit conditions, statutes or regulations. In addition, regulatory compliance for the construction of new facilities is a costly and time consuming process, and intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures for permitting and may create a significant risk of expensive delays or significant loss of value in a project if the project is unable to function as planned due to changing requirements or local opposition.

Environmental Division

     The acquisition of American Enviro-Services, Inc. ("AES") in August 1997 marked our expansion into the environmental services field. While separate from our energy operations, the Environmental Division serves several of our complementary needs including environmental consultation. We plan to utilize the synergistic services of our Environmental Division in our energy operations and to expand this area of our business through internal growth and acquisitions. We believe that the environmental services field is an industry with growth potential, and one in which we can create a profitable market niche.

     AES is a primary supplier of a broad range of environmental services in the Midwestern United States, including environmental assessments, emergency response and environmental remediation. AES currently contracts with over 1,100 companies.

     We expanded our Environmental Division in 2000 by opening locations in Monroe, Ohio and Murfreesboro, Tennessee. These expansions strengthen AES' market and operating position in the greater Midwestern U.S. region.

     We believe that each of our facilities has all necessary operating permits and that each permit will be renewed at the end of its existing term. However, the issuance or renewal of any permit could include conditions requiring further capital expenditures or corrective actions. Although we also believe that each of our operating facilities complies in all material respects with the applicable governmental requirements, it may be necessary to expend considerable time, effort and money to keep existing or acquired facilities in compliance with applicable requirements, including new regulations, to maintain existing permits and approvals and to obtain the permits and approvals necessary to increase their capacity.

Operations

     Energy Division

     Steamboat 1 and 1A Geothermal Power Plants. Our 95%-owned subsidiary, Steamboat Envirosystems, LLC ("Steamboat LLC"), owns two geothermal power plants in Steamboat Hills, Nevada: Steamboat 1 and 1A. The remaining 5% of Steamboat LLC is owned by Far West Capital ("Far West"), from which we purchased the Steamboat Facilities. Steamboat 1 and 1A produce electricity through a binary system in which hot water from the earth's sub-strata magma is circulated in one closed loop, which heats inert gas in another closed loop. The heated gas is compressed and is used to drive the turbines, which generate electricity. The geothermal water used in this process is reinjected into the earth to be re-heated.

     Under our agreement with Far West, we receive the first $1.8 million of annual net income of Steamboat LLC, 45% of net income over $1.8 million until December 2001, and 95% of annual net income over $1.8 million thereafter. The Steamboat Facilities must make royalty payments for steam extraction rights and also royalty payments equivalent to 30% of the net revenue of Steamboat 1 after certain deductions.

     Steamboat 1 and 1A were built in 1986 and 1988, respectively, by Far West and are managed by SB Geo, Inc. ("SB Geo"), a company in which the principals of Far West own a majority equity interest. We have contracted with SB Geo for its continued management services at prices which may not exceed charges for similar services which could be obtained from other sources.

     Steamboat 1 and 1A produce a combined seven megawatts of electric power, which is sold under two long term power purchase agreements with Sierra Pacific Power Company ("Sierra"). Sierra is obligated to pay market rates for the electric power generated by these plants.

     Plymouth State College, New Hampshire. Our subsidiary owns a 50% interest in Plymouth Cogeneration Limited Partnership ("Plymouth Cogeneration") which owns and operates a cogeneration plant producing 1.2 megawatts of electricity and 25 million BTUs of heat at Plymouth State College, in Plymouth, New Hampshire. The Plymouth Facility provides 100% of the electrical and heating requirements for the campus, which is a part of the University of New Hampshire system, under a 20-year contract expiring in 2014. The project consists of a combination of diesel engine-generators, heat recovery and supplemental boilers, and the complete civil works linking all campus buildings into a single heating loop.

     The day-to-day operations of the Plymouth Facility are managed by one of our partners in this project and management decisions are made by a committee composed of representatives of the three partners in this project.

     Because the power requirements at the college have increased, during 2000 one of the engine-generators was replaced with a new model providing increased production. All costs of this replacement were borne by the college.

     Lehi Cogeneration Project, Utah. In January 1994, we, through our wholly-owned subsidiary, Lehi Envirosystems, Inc. ("LEHI"), purchased a 50% equity interest in Lehi Independent Power Associates ("LIPA"), which owns a cogeneration facility in Lehi, Utah (the "Lehi Facility") and the underlying real estate, hardware and permits to operate the Lehi Facility. The Lehi Facility has been dormant since 1990. The Company is currently considering re-equipping the facility or selling it.

     Reno Energy District Heating Project. We have an 89.6% interest in USE Geothermal, LLC ("USE Geo"), which has loaned Reno Energy $1.7 million for use in providing engineering, design and financial services. The services will be provided in connection with a facility, which will use geothermally heated fresh water for space heating and cooling, as well as for process heating, for nearby developments, including an industrial park in South Meadows, Nevada. The Reno Facility is still in the planning and development stage. The Nevada Public Utilities Commission issued its Compliance Order approval for the Reno Facility in November 1997, and the Washoe County Planning Commission issued its Special Use Permit for the Reno Facility in December 1997.

     The loan is evidenced by a convertible note which matures on April 10, 2027. The loan accrues interest at a rate of 12% per annum while the Reno Facility is being developed. However, the interest will be waived if USE Geo exercises its option to convert the loan into an equity interest in Reno Energy, or if Reno Energy pays all "operating period interest" in a timely manner. "Operating period interest" is the interest to be paid after the Reno facility has commenced commercial operations. At that time, Reno Energy will be required to pay interest on the loan based on a percentage, which is currently 50%, of
(i) Reno Energy's net cash flow from operations and (ii) net cash proceeds from specified capital transactions, after payment of distributions to members of Reno Energy. USE Geo may convert the loan for no additional consideration into a 50% equity interest in Reno Energy at any time before the loan matures. The equity percentage will be adjusted proportionately in the event of additional funding of Reno Energy by USE Geo or Reno Energy's members before the exercise of the option to convert. The loan is secured by a first lien on all of the assets of Reno Energy and is personally guaranteed by Reno Energy's members. Such personal guarantees are, in turn, secured by a first lien and pledge of the respective guarantors' membership interest in Reno Energy.

     Environmental Division

     We entered the environmental services field with our acquisition of AES, reaffirming our commitment to protect and improve the environment through consultation, remediation, recovery and utilities services. AES also provides emergency response services throughout the Midwestern United States. In 1998, we acquired the assets of Commonwealth Petroleum Recycling, Shelbyville, Kentucky and in 2000, AES expanded by opening an office in Monroe, Ohio and acquiring the assets of Greene Environmental Services, Murfreesboro, Tennessee, all of which are currently operating as divisions of AES, under the AES name.

     A large portion of our Environmental Division operation consists of remediation, clean up and monitoring. For example, AES is continuing to work on a three-year contract with the Warrick County Commission to oversee and manage the closure and monitoring of the solid waste landfill, along with all substations, in the County of Warrick, Indiana. The contract, which began in March of 1998, requires that AES close and monitor the landfill, build a transfer station, and expand and redesign the substations and the recycling facility for the County.

Competition

   Energy Division

     The competition includes producers of power sold to wholesale markets, unregulated subsidiaries of electric utilities, other "green" energy companies and, to some extent, large Independent Power Producers. Although some of these companies are larger and better financed than we are, we believe that by serving the smaller markets, offering to industrials and other energy users clean, efficient and reliable energy produced close to the customer, we are entering segments of the marketplace where we will face less competition. We believe the efficiency, environmental benefits and the flexibility we offer our customers will enhance our competitiveness.

     In the category of small to medium-sized IPPs, the majority of the developers are either subsidiaries of other non-utility industrial companies, small privately owned partnerships, or energy funds established to invest in such projects. Inside-the-fence plants are generally owned and operated by the end user, although a number of such plants are built, owned and operated for the end user by third parties.

   Environmental Division

     Our Environmental Division competes with several national companies, many of which are better capitalized than we are and have longer operating histories and larger client bases. In the Indiana-Kentucky-Illinois-Ohio-Tennessee area, the division competes with several small independent companies, which offer regional environmental services.

Employees

     At April 23, 2001, we employed (excluding employees of Zapco) approximately 55 full and part-time employees in our various subsidiaries and locations. Not included are personnel at our geothermal power plants, provided under contract with the plant operator. We consider our relations with employees to be satisfactory. See "Business - Description of Zapco `s Activities - Employees".

Government Regulation

   Energy Division

     Under present federal law, the Company is not and will not be subject to regulation as a holding company under the Public Utility Holding Company Act ("PUHCA") as long as each power plant in which it has an interest is a qualifying facility (a "QF") as such term is defined under the Public Utility Regulatory Policy Act ("PURPA") or meets the criteria for another exemption. In order to be a QF, a facility must be not more than 50% owned by an electric utility or electric utility holding company. A QF that is a cogeneration facility must produce not only electricity but also useful thermal energy for use in an industrial or commercial process or heating or cooling applications in specified proportions to the facility's total energy output and must meet certain energy efficiency standards. Therefore, loss of a thermal energy customer could jeopardize a cogeneration facility's QF status. If one of the power plants in which we have an interest were to lose its QF status and not receive another PUHCA exemption, the project subsidiary or partnership could become a public utility company, which could subject us to various federal, state and local laws, including rate regulation. In addition, loss of QF status could allow the power purchaser to cease taking and paying for electricity or to seek refunds of past amounts paid and thus could cause the loss of some or all contract revenues or otherwise impair the value of a project. This could trigger defaults under provisions of the applicable project contracts and financing agreements. There can be no assurance that if a power purchaser ceased taking and paying for electricity or sought to obtain refunds of past amounts paid, the costs incurred in connection with the project could be recovered through sales to other purchasers.

     A geothermal plant will be a QF if it meets PURPA's ownership requirements and other standards. Each of Steamboat 1 and Steamboat 1A meets such ownership requirements and standards and is therefore a QF. However, QF status does not exempt an IPP from state utility law regulation in those states where the sale of electricity directly to an industrial or commercial customer is regulated as a retail sale. Most states currently do not regulate the sale of electricity from a QF to an inside-the-fence customer.

     The construction and operation of power generation facilities require numerous permits, approvals and certificates from appropriate federal, state and local governmental agencies, as well as compliance with environmental protection legislation and other regulations. With the exception of an air operating permit for the Lehi Facility, we believe that we are in substantial compliance with all applicable rules and regulations and that the projects in which we are involved have the requisite approvals for existing operations and are operated in accordance with applicable laws. However, our operations and our projects must at all times comply with a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. There can be no assurance that new or existing laws and regulations which would have a materially adverse affect will not be adopted or revised, nor can there be any assurance that we will be able to obtain all necessary licenses, permits, approvals and certificates for proposed projects or that completed facilities will comply with all applicable permit conditions, statutes or regulations. In addition, regulatory compliance for the construction of new facilities is a costly and time consuming process, and intricate and changing environmental and other regulatory requirements may create a significant risk of expensive delays or significant loss of value in a project if the project is unable to function as planned due to changing requirements or local opposition.

   Environmental Division

     There has been an increase in environmental regulations applicable to our Environmental Division, which generally increases the value of our services to customers, but may also increase our costs and risks of noncompliance. Various permits are generally required by federal and state environmental. Most of these permits must be renewed periodically and the governmental authorities involved have the power, under various circumstances, to revoke, modify or deny issuance or renewal of these permits. Zoning, land use and siting restrictions also apply to these facilities. Regulations also govern matters such as the disposal of residual wastes, operating procedures, stormwater and wastewater discharges, fire protection, worker and community right-to-know and emergency response plans. Water pollution regulations govern some of the operations at our facilities. Safety standards under the Occupational Safety and Health Act in the United States and similar laws are also applicable.

     Federal Department of Transportation regulations also apply to our operation of vehicles, including licensing requirements for the vehicles and the drivers, vehicle safety requirements, vehicle weight limitations, shipment manifesting and vehicle placarding requirements. Governmental authorities have the power to enforce compliance and violators may face civil and criminal penalties. Private individuals may also have the right to sue to enforce compliance with certain of the governmental requirements.

     Our Environmental Division has an internal staff of engineers, geologists, licensed water treatment plant operators, chemists and other environmental and safety professionals whose responsibility is to continuously improve the procedures and practices to be followed by us to comply with various federal, state and local laws and regulations involving the protection of the environment and worker health and safety and to monitor compliance.

Properties

     Steamboat 1 and 1A are owned by our 95%-owned subsidiary, Steamboat LLC, and are located on a geothermal field in Steamboat Hills, Nevada. Steamboat 1 and 1A own buildings and improvements, generators, motors, switchgear and controls, production and injection wells and associated piping.

     The Plymouth Facility is owned by Plymouth Cogeneration, a Delaware partnership, of which we own 50%. Plymouth Cogeneration owns all the plant and equipment associated with the cogeneration project including the diesel engines, generators, three auxiliary boilers, switchgear, controls and piping. The New Hampshire state university system has two contracts with Plymouth Cogeneration: a 20-year lease on the plant and equipment expiring in 2014 and a 20-year management contract expiring in 2014. Both contracts have escalation clauses. Because the power requirements at the college have increased, one of the engine-generators was replaced with a new model providing increased production.

     The Lehi Facility is owned by LIPA, a Utah limited liability company, of which we own 50%. The property includes two acres of land in Lehi, Utah, and all buildings and permits. All costs associated with LIPA and the operation of the Lehi Facility, and all income, which might be derived from sales of electric power, is divided pro-rata among us and the owners of the remaining 50% of LIPA.

     The AES facilities are located in Newburgh, Indiana; Shelbyville, Kentucky; Monroe, Ohio; and Murfreesboro, Tennessee. The Newburgh facility is on a five and one-half acre property and the Shelbyville facility is on a two acre property. Both facilities include buildings, processing equipment, storage tanks, controls and related piping and are considered in satisfactory condition. There are mortgages on the buildings that totaled $250,000 at December 31, 2000. The facilities in Monroe and Murfreesboro are leased. Management believes the plants are adequately covered by insurance.

     Our headquarters are located in a commercial office building in White Plains, New York under a lease expiring in November 2005. The loss recognized for closing the former West Palm Beach headquarters was offset by the subletting of that office through the remaining term of its lease, which expires in October, 2005. We also lease from SB GEO regional offices in Reno, Nevada, on the site of the Steamboat facilities. We have no separate lease agreement for the Reno office space, but rental fees are included in the fees we pay to SB GEO for the operation and management of the Steamboat facilities.

     All our properties are in good condition and management believes that they are adequately covered by insurance.


Legal Proceedings

     US Energy (including Zapco) is engaged from time to time in legal proceedings, none of which are expected to materially affect our business.

Description of  Zapco's Activities

Background

     Zapco is one of the largest developers of landfill gas-to-energy projects in the United States. Landfill gas is produced through the natural degradation process that occurs within a solid waste landfill. Methane is the major component in landfill gas. The fuel value of landfill gas is very high and it can be substituted for most fossil fuels. Zapco recovers a significant portion of this gas before it escapes into the atmosphere and converts it into useable forms of energy. The escaping landfill gas is a potent greenhouse gas. The capture and elimination of this gas is a significant benefit to the environment and has value in the evolving emissions trading market.

     The industry, according to the Environmental Protection Agency"s Landfill Methane Outreach Program, has grown from nine operating sites in 1980 to 89 in 1990, and is expected to have over 380 such facilities operating in 2001. The landfill gas-to-energy industry has been dependent upon, among other things, (i) federal, state, and local tax incentives, (ii) environmental concerns and actions to improve the environment, and (iii) federal and state energy executive and legislative action.

Tax Incentives

     The Federal government has decided to promote alternative energy sources by providing for a tax credit to be given to investors in alternative energy projects. Section 29 of the Internal Revenue Code provides that owners of facilities that collect and sell landfill gas, a qualifying fuel, are permitted to reduce their annual federal income tax liability with a tax credit. The value of this credit is set by the law and is based upon the energy value in a volume of the landfill gas sold to unrelated third parties. The credit is currently available for landfill gas produced at sites that had existing gas collection facilities in place at June 30,1998. These credits are available annually for qualifying sites through December 31, 2007, except that projects that were in operation prior to 1993 will qualify for the tax credits only through 2002.

     Some states have also instituted programs that are based upon tax incentives. For example, Illinois has a program that requires utilities to extend loans to generators of power from landfill gas based upon the energy produced and sold. The funding for these loans comes from a credit against the sales tax which the utilities pay.

Legislative Actions

     Zapco has also benefited from PURPA, which requires local electrical utilities to purchase electric power from qualifying facilities at the utility"s "avoided cost" (i.e., the incremental cost of a utility to generate another kilowatt hour of power). Typically, these independent power producers enter into long-term power purchase agreements with the local electric utilities. These contracts provide a consistent secure revenue stream to the individual projects.

     The current process of deregulation of the energy market facilitates the direct sale of energy, either as gas or electricity, to end users as well as utilities. The unbundling of the distribution systems has created markets for independent power producers and alternative energy suppliers. In connection with this process of deregulation, many states including Connecticut, Massachusetts and Texas have created incentives for the generation of power from renewable sources. The renewable portfolio standards provide for a firm percentage of the power supplied or sold within a specific state to be from an alternative renewable energy source, such as landfill gas.

Environmental Factors

     The Environmental Protection Agency ("EPA") promulgated New Source Performance Standards (NSPS) and Emission Guidelines (EG) for landfills in 1996 pursuant to the Clean Air Act. As a result of these regulations major landfills (as defined by EPA criteria) are required to install active landfill gas collection systems. In 1996, the EPA estimated that some 700 additional landfills will eventually have such systems.

     The alternative energy industry, including the landfill gas-to-energy industry, has also benefitted from increased environmental awareness globally. In particular, the world-wide rising concern about the effect of greenhouse gas and other emissions into the atmosphere is leading to the formation of markets to trade in emission credits. These credits are generated by the reduction of emissions of, among other gases, methane and carbon dioxide. Landfill gas-to-energy projects generate emission credit that may provide an additional source of revenue for Zapco.

Projects

     As of December 31, 1998, 1999 and 2000, Zapco had installed generating capacity of 25, 36 and 45 megawatts, respectively, and immediately prior to the completion of the merger, after giving effect to the Yankee Energy transaction, Zapco had approximately 60 megawatts of installed generating capacity.

Set forth below is a chart of Zapco"s landfill gas-to-energy and cogeneration projects (including projects under construction):

Operating Projects

                          Electrical Generation Plants
                          ----------------------------

                                                                                                          Installed
                                                                                          2000 KWH          name
                     Placed in                         Energy            Contract       Production(1)     plate MW
  Project            Service      Energy Type         Purchaser         Expiration         (000s)         capacity
  -------            -------      -----------         ---------         ----------      -----------       ---------
Barre                  1996        Electricity     New England Power    December 2015        5,943          .95
Barre, MA

Stop & Shop(2)         1995     Electricity/Steam     Stop & Shop       October 2009        15,922         2.46
Readville, MA

SPSA                   1994        Electricity      Virginia Power       April 2012         23,905          3.2
Suffolk, VA                                               Co.

Burlington             1992        Electricity        Burlington          May 2006           2,766          .7
Burlington, VT                                         Electric

Oceanside              1991        Electricity        Long Island       February 2006        9,846          3.6
Hempstead, NY                                        Lighting Co.

Hamms                  1990        Electricity      Jersey Central      January 2007         7,585          1.2
Lafayette, NJ                                             P&L

Oyster Bay             1989        Electricity        Long Island       December 2010        1,565          1.2
Oyster Bay, NY                                      Power Authority

Onondaga               1988        Electricity      Niagara Mohawk        July 2007          3,580          1.2
Onondaga, NY                                             Power

Manchester             1988        Electricity        Connecticut       October 2008         4,614          .85
Manchester, NH                                       Cooperatives

Amity                  1988        Electricity       Penn Power &        April 2002          7,302         1.95
Taylor, Parent                                         Light Co.

Smithtown              1986        Electricity        Long Island       November 2010        2,126          1.2
Smithtown, NY                                        Lighting Co.

-------------

     (1) 2000 KWH production amounts are subject to final adjustment based on the utility company end user reported amounts.

     (2) A natural gas powered cogeneration power plant. Stop & Shop provides the natural gas, thereby assuming the risk that fuel prices may rise.

                                                                                                          Installed
                                                                                          2000 KWH          name
                     Placed in                         Energy            Contract       Production(1)     plate MW
  Project            Service      Energy Type         Purchaser         Expiration         (000s)         capacity
  -------            -------      ------ ----         ---------         ----------      -----------       ---------
Dolton                 1998        Electricity       Commonwealth        April 2006          3,696          5.2
Dolton, IL                                              Edison

122nd Street           1998        Electricity       Commonwealth         May 2006           9,367           3
Chicago, IL                                             Edison

Willow Ranch           1998        Electricity       Commonwealth        April 2006          5,409           1
Romeoville, IL                                          Edison

Brickyard              1999        Electricity      Illinois Power      December 2008       13,852         3.95
Danville, IL

Streator               1999        Electricity       Commonwealth       January 2009         5,419         1.97
Streator, IL                                            Edison

Dixon/Lee              1999        Electricity       Commonwealth       October 2008        13,391         2.56
Dixon, IL                                               Edison

Roxanna                1999        Electricity      Illinois Power      November 2008       23,007         3.96
Roxanna, IL

Upper Rock(3)          2000        Electricity        MidAmerican        April 2010         13,874         2.96
East Moline, IL                                         Energy


                              Gas Pipeline Projects
                              ---------------------

                                                                                           2000 MmBtu
                    Placed in                           Energy            Contract         Production
Project              Service       Energy Type         Purchaser         Expiration          (000s)
-------             ---------      -----------         ---------         ----------         ---------
Cape May               1996        Med Btu Gas       State of New        August 2010          133
Upper Township, NJ                                      Jersey

Tucson                 1999        Med Btu Gas      Tucson Electric     December 2011         439
Tucson, AZ                                               Power

SPSA/CIBA(4)        June 2001      Med Btu Gas      Ciba Specialties    December 2008         N/A
Suffolk, VA                                            Chemicals

-------------
     (3) Partial year operations.

     (4) Under construction.

                                      Other
                                      -----


                   Placed in                            Energy            Contract        Production
Project             Service        Energy Type         Purchaser         Expiration         (000s)
-------            ---------       -----------         ---------         ----------       ----------
Garland              2000          Med Btu Gas     City of Garland      October 2010      8,740 tons
Garland, TX                                         Rowlett Creek                       of wet sludge
                                                   Water Recycling
                                                         Ctr.


Toledo           January 2002      Med Btu Gas     Daimler Chrysler      March 2012          N/A
Toledo, OH


Brown(5)              --               --                 --                 --              N/A
Brown
County, WI

Set forth below is a summary of the projects that were acquired in the Yankee Energy transaction including projects under construction:

                                                                                                             Installed
                                                                                                               name
                                                                                               1999 KWH       plate
                        Placed in                          Energy            Contract         Production        MW
      Project            Service      Energy Type         Purchaser         Expiration          (000s)       capacity
      -------            -------      -----------         ---------         ----------          ------       --------
Morris                    2000        Electricity       Commonwealth        April 2011            NA            4
Morris, IL                                                 Edison

Brookhaven(6)             1997        Electricity     Long Island Power      April 2008           NA            6
Brookhaven, NY                                            Authority

Countryside(7)        January 2001    Electricity       Commonwealth       10 yrs. from           NA            8
Grayslake, IL                                              Edison           Start Date

-------------
     (5) The gas collection system for this project has been operational since 1998; however, no generating company has been formed for this project nor has any party agreed to purchase the energy such project could generate. The generating component of the project is under development.

     (6) Zapco will own, operate and maintain the engines. Zapco will lease the engines to an unrelated third party who will pay Zapco a rate per Kwh. The third party will sell the output to a utility. This leasing/operations and maintenance arrangement will expire in 2008.

     (7) Under construction.

Project Operation

     The decomposition of organic materials in solid waste landfills produces the landfill gas, which is mostly methane and carbon dioxide. The gas, if not captured by a collection system, will escape the surface of the landfill and go into the atmosphere. The volume of gas created is directly related to the volume of refuse deposited into the landfill. The rate at which the gas is produced will vary depending principally on climate conditions. The decomposition process starts when the waste is deposited and increases for a short time, peaking at about two to three years and then gradually declining for a period of twenty to fifty years.

     Zapco develops landfill gas-to-energy projects by first obtaining the rights to collect landfill gas from the owner of a landfill. The rights to collect gas from publicly-owned sites are usually acquired through a bidding process, while the rights to collect gas from private sites generally are obtained through negotiations. In determining whether to bid or negotiate for the right to collect landfill gas, Zapco evaluates the gas producing potential of the sites.

     At the same time it is negotiating or bidding to obtain the rights to the gas for a particular site, Zapco identifies the most financially attractive option for the sale of the energy content. The most common use of the energy is to produce electricity for sale to the local utility. An alternative use of the landfill gas is as a replacement for alternative fuels in a boiler.

     In addition to generating revenue from the sale of energy, landfill gas projects may generate revenue from other sources including (i) fees from the landfill owner, (ii) emission credits, and (iii) tax credits.

     The Section 29 tax credit is created when the alternative fuel, i.e., the landfill gas, is sold to an unrelated third party. This requires that the seller and the buyer of the gas be two separate companies. Accordingly, most of the landfill gas-to-energy projects are divided legally into two entities. These two entities are commonly called a gas collection entity or a Gasco and an electrical generating facility or a Genco. Gascos and Gencos are normally formed as limited partnerships or limited liability companies. The Gasco will sell the landfill"s gas to the Genco which creates tax credits for the Gasco. Zapco obtains investors who purchase equity interests in the Gasco and thereby utilize the credits.

     Zapco also develops, designs, finances, constructs, and operates either the electrical generating station (through a Genco) or the pipeline for delivering gas to the Genco (through a "Transco"). Zapco will hold at least a majority of the economic and voting interests of the Genco.

Financing Arrangements

     Zapco has borrowed an aggregate of approximately $67.4 million from John Hancock and its affiliates and ABB Capital Energy LLC and the terms of those borrowings impose significant limitations upon Zapco.

John Hancock Financing Arrangements

     Set forth below is a summary of the material terms of Zapco"s financing arrangements with John Hancock.


Borrower:          Zapco and a number of its subsidiaries (other than BMC Energy
                   LLC and Hoffman Road Energy Partners LLC ("BMC Energy" and
                   "Hoffman Energy" respectively)

Lender: John Hancock Life Insurance Company, and/or its affiliates and managed accounts.

Loans: An original aggregate of $55.5 million due December 31, 2014 of which $42.3 million and $3.3 million in principal amount bears interests at the rate of 9.47% and 9.37% per annum, respectively.

                   $10 million in principal amount of loans due December 31, 2014 bears a quarterly adjustable rate of interest equal to 239 basis points over the three month LIBOR. As of December 31, 2000, the floating rate was 8.8% per annum.

Closing: The initial closing for $45.8 million occurred on January 28, 2000. The second financial closing for $9.7 million occurred on October 13, 2000.

Use of Proceeds:   To refinance the existing project and construction projects
                   (other than the Yankee Energy and the Daimler Chrysler projects), provide construction and term financing for construction projects and acquisitions, fund transaction costs, and general corporate purposes.

Amortization:      Principal and interest on these loans are paid in equal
                   self-amortizing quarterly installments of principal and interest over the 15 year term.

Optional           Optional prepayments of the fixed rate notes are subject to a
Prepayments:       prepayment premium based on a make-whole formula. The
                   floating rate notes may be prepaid at any time without penalty or premium.

Security:          The loans are secured by a substantial portion of Zapco"s
                   assets relating to certain projects (other than BMC Energy"s assets). A substantial portion of Zapco"s revenues relating to certain projects are paid into a trust account and then disbursed by a fiduciary trustee to third parties or allocated to certain operating, maintenance and reserve accounts. Funds available after such disbursements or allocations may be accessed by Zapco provided that, as further described below, the conditions for distributions to shareholders are met.

Covenants:         Usual and customary for credit facilities of this type,
                   including:

                   o Limitation on Distributions - with certain exceptions, Zapco and its subsidiaries generally may not pay any dividends unless (i) no default or event of default exists and (ii) the Zapco projects collateralizing the John Hancock loan have met or exceeded a debt service coverage ratio of 1.25 to 1 for four consecutive quarters immediately prior thereto and shall on a pro forma basis meet or exceed a debt service coverage ratio of 1.25 to 1 for four consecutive quarters. As of the quarter ending September 30, 2000, the debt service coverage ratio was
                      1.5 to 1. Accordingly Zapco"s ability to pay dividends to its stockholders the merger (i.e., to us and Cinergy Energy) is limited by the terms of the loan.

                   o Limitations On Additional Indebtedness - Zapco is not entitled to incur additional corporate debt unless the Zapco projects collateralizing the John Hancock loan have met or exceeded a debt service coverage ratio of 1.75 to 1 for four consecutive quarters prior thereto and shall on a pro forma basis for the remaining term of the loan meet or exceed a minimum debt service coverage ratio of 1.50 to 1 and an average of 1.75 to 1. John Hancock shall have a right of first offer on any additional debt to be issued. John Hancock has approved the ABB Capital Energy LLC financing transactions described below.

                   o Project and Subsidiary Debt - Zapco may not incur additional indebtedness on any of the projects included in the collateral documents or additional subsidiary indebtedness.

                   o Significant Transactions - generally, Zapco may not, without the consent of this lender, engage in any sale or acquisition of assets outside the ordinary course of business, acquire equity interests of a third party, or engage in a merger transaction with a third party.

ABB Financing Arrangements

     Set forth below is a summary of the material terms of the loan which was made prior to the consummation of the merger by ABB Capital Energy in connection with the Yankee Energy transaction (excluding the Morris, Illinois project):

Borrower:          BMC Energy, a subsidiary of Zapco and the purchaser of the interests and assets in the Yankee Energy transaction.

Lender:            ABB Energy Capital and/or its affiliates and assignees.

Loans:             $8.9 million due 10 years from financial closing.

                   $600,000 due five years from financial closing.

                   The interest rate on both loans is approximately 9.5% plus an all-in interest rate charged to ABB Energy Capital.

Closing:           Financial closing occured in May, 2001.

Use of Proceeds:   The proceeds of the loans were used to (a) finance the Yankee
                   Energy transaction except for the Morris, Illinois project, and (b) provide construction financing for the completion of construction of the Yankee Energy Countryside project.

Amortization:      Principal and interest on the loans are repaid in monthly
                   self-amortizing installments of principal and interest over the terms of the loans.

Optional
Prepayments:       Optional prepayments of the loans is subject to a 3%
                   prepayment penalty or a make-whole premium, whichever is greater, with certain exceptions.

Security:          The loan is secured by all of the assets and equity interests of BMC Energy, with certain exceptions including any assets relating to the Morris, Illinois project and any assets relating to Gascos for the Morris project. All of BMC
                   Energy"s revenues (with certain exceptions including the Morris, Illinois project revenues) are paid into an account maintained by ABB Energy Capital and then distributed to third parties or allocated to specified accounts including operating and reserve accounts. Funds that are not distributed to third parties or otherwise allocated may be accessed by BMC Energy provided that among other things, (i) no default or event of default exists (ii) BMC Energy has maintained a debt service coverage ratio of 1.20 to 1 and
                   (iii) BMC Energy has obtained required insurance coverage. On a pro-forma basis Zapco anticipates that BMC Energy shall maintain at least an average 1.57 to 1 debt service coverage ratio over the life of the loan, although there is no assurance this rate will be achieved. Accordingly, BMC
                   Energy"s right to receive cash from its projects may be limited by the terms of the ABB loan.

Recourse:          None to us or Zapco.

Covenants:         Usual and customary for credit facilities of this type
                   including, without limitation:

                   o Borrower Additional Debt - BMC Energy is not entitled to incur additional corporate debt except for certain identified exceptions.

                   o Significant Transactions - Generally, BMC Energy may not, without the consent of this lender, engage in any sale or acquisition of assets outside the ordinary course of business with a third party, acquire equity interests of a third party, or engage in a merger transaction with a third party.

                   o Distributions - BMC Energy may not make distributions to Zapco while an event of default exists under these loans.

Possible Loan
Interest:          It is possible that the amount of this loan would be
                   increased by $5 million to $14.4 million to refinance the bridge loan made by AJG Financial Services, Inc. to BMC
                   Energy LLC to finance the acquisition of the Morris, Illinois project. In such case, most of the assets relating to the Morris, Illinois project would be included in the collateral being provided by BMC Energy to ABB Energy Capital and the revenues relating to such project would be paid to and disbursed by BMC Energy LLC in the same manner as other BMC
                   Energy revenues. The terms for such loan increase have not been finalized.

     Set forth below is a summary of the material terms of the loan made by ABB Energy Capital in connection with the Daimler Chrysler Corp. ("DCC") project in Toledo Ohio:

Borrower:          Hoffman Energy Partners LLC ("Hoffman Energy Partners"), a
                   subsidiary of Zapco and the developer of the DCC project.

Lender:            ABB Energy Capital and/or its affiliates and assignees.

Loans: Tranche A up to $1,330,000 due 10 years from conversion to term loan. Tranche B up to $1,500,000 due 10 years from conversion to term loan.

                   The interest rate on these loans is 450 basis points (including interest rate lock-in fee) over a designated seven year treasury rate measured as of financial close. To the extent any of the financing represents construction financing the rate would be 500 basis points over one month LIBOR prior to conversion of the loan to a term loan. As of March 31, 2001 the interest rate (including the interest rate lock in fee) was approximately 9.9%.

Closing: Financial closes on Tranche A occurred on November 28 and December 29, 2000.

Use of Proceeds:   The proceeds of the loans will be used as follows: Tranche A:
                   to finance the construction of a gas recovery system, gas processing facility and gas transmission pipeline and Tranche
                   B: to finance construction of boiler and conversion work at the DCC plant in Toledo Ohio. In the event DCC does not consent to the boiler and conversion work, Tranche B will not close and Hoffman Energy Partners will transfer all rights to the project to the City of Toledo, which will assume Hoffman
                   Energy Partners obligations under Tranche A.

Amortization:      Principal and interest on the loans will be repaid in equal self amortizing quarterly installments of principal and interest over the 10 year term.

Optional
Prepayments:       Optional prepayments of the loans is subject to a 3%
                   prepayment penalty or a make-whole premium whichever is higher.

Security:          The loans are secured by substantially all of the assets and equity interests of Hoffman Energy Partners. Substantially all of Hoffman Energy Partners' revenues are paid into a lock-box account maintained by ABB Energy Capital and then distributed to a third parties or allocated to specified accounts including operating and reserve accounts. Funds that are not distributed to third parties or otherwise allocated may be accessed by Hoffman Energy Partner provided that certain conditions are met, including, without limitation, absence of defaults and achievement of a 1.25 to 1 debt service coverage on a 12 month trailing basis. On a pro-forma basis Zapco anticipates that Hoffman Energy Partners shall maintain at least a 1.42 to 1 debt service coverage ratio although there is no assurance this rates shall be achieved.
                   Accordingly Hoffman Energy Partners ability to receive distributions to pay dividends to Zapco and Zapco's ability to make distributions to us or Cinergy Energy may be limited by the terms of this loan.

Recourse:          None.

Covenants:         Usual and customary for credit facilities of this type
                   including, without limitation:

                   o Limitations On Additional Indebtedness - Hoffman Energy Partners is not entitled to incur additional corporate debt unless it has met or exceeded a debt service coverage ratio of 1.25 to 1 for four consecutive quarters prior to the incurrence of additional debt and shall on a pro forma basis meet or exceed for four consecutive quarters a minimum debt service coverage ratio of 1.25 to 1 and an average of 1.25 to 1 on a pro forma basis (as approved by the independent engineer) for the remaining term of these loans.

                   o Limitations on Significant Transactions - Generally, Hoffman Energy Partners may not, without the consent of the lenders, engage in any sale or acquisition of assets outside the ordinary course of business with a third party, acquire equity interests of a third party, or engage in a merger transaction with a third party.

                   o Limitation on Distributions - Hoffman Energy Partners may not make distributions to Zapco while an event of default exists under these loans.

AJG Financial Services Financing Arrangements

     Set forth below is a summary of the material terms of the loan made prior to the completion of the merger, by AJG Financial Services, Inc. to BMC Energy LLC in connection with the Morris, Illinois project included in the Yankee Energy transaction.

Borrower:          BMC Energy LLC

Lender:            AJG Financial Services, Inc.

Loan:              $5 million due December 31, 2001
                   The interest rate is 10% per annum

Closing:           Financial closing occured in May 2001

Use of Proceeds:   The proceeds of the loan were used to finance the acquisition of the Morris, Illinois project

Amortization:      Interest is paid monthly. Principal is due on maturity.

Optional
Prepayment:        At any time without penalty

Security:          The loan is secured by all of the assets of BMC Energy
                   relating to the Morris, Illinois project with certain exceptions including the Gasco interests and assets.

Recourse:          None to us or Zapco or to assets of BMC Energy unrelated to the Morris, Illinois project.

Covenants:         Usual and customary for credit facilities of this type.

     Set forth below is a summary of the material term of a subordinated note issued by Zapco to AJG Financial Services evidencing loans that AJG Financial Services Zapco made from time to time prior to the merger.

Borrower:          Zapco

Lender:            AJG Financial Services

Loan:              Approximately $3.77 due May 1, 2007.

Amortization:      Interest at 9% per annum. Interest only is payable on the
                   unpaid balance payable in twelve monthly installments beginning June 1, 2001. Thereafter, quarterly principal payments of approximately $189,0000 and accrued interest through maturity.

Prepayment:        Subject to the subordination provisions, at any time without penalty. Subordinate to the John Hancock Loan.

Regulation

     Under present federal law, Zapco is not and will not be subject to regulation as a holding company under PUHCA as long as each power plant in which it has an interest is a qualifying facility as such term is defined under PURPA or meets the criteria for another exemption. In order to be a qualifying facility, a facility must be not more than 50% owned by an electric utility or electric utility holding company. A qualifying facility that is a landfill gas-to-energy generation facility is eligible for qualifying facility status by virtue of its renewable energy fuel source. If one of the projects in which Zapco has an interest were to lose its qualifying facility status and not receive another PUHCA exemption, the limited liability company or partnership operating the project could become a public utility company, which could subject Zapco and, following the merger, us, to various federal, state and local laws, including rate regulation. In addition, loss of qualifying facility status could allow the power purchaser to cease taking and paying for electricity or to seek refunds of past amounts paid and thus could cause the loss of some or all contract revenues or otherwise impair the value of a project. This could trigger defaults under provisions of the applicable project contracts and financing agreements. There can be no assurance that if the power purchaser ceased taking and paying for electricity or sought to obtain refunds of past amounts paid, the costs incurred in connection with the project could be recovered through sales to other purchasers.

     Each of Zapco's projects meets PURPA's ownership requirements and other standards and is a qualifying facility. However, qualifying facility status does not exempt an independent project producer from state utility law regulation or retail sales in those states where the sale of electricity directly to an industrial or commercial customer is regulated as a retail sale. None of Zapco's projects is currently subject to utility regulation.

     The construction and operation of power generation facilities require numerous permits, approvals and certificates from appropriate federal, state and local governmental agencies, as well as compliance with environmental protection legislation and other regulations. While Zapco believes that it is in substantial compliance with all applicable rules and regulations and that its projects have the requisite approvals and are operated as required by applicable laws, its operations and projects require compliance with a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. There can be no assurance that new or existing laws and regulations which would have a materially adverse affect would not be adopted or revised, nor can there be any assurance that Zapco will be able to obtain all necessary licenses, permits, approvals and certificates for proposed projects or that completed facilities will comply with all applicable permit conditions, statutes or regulations. In addition, regulatory compliance for the construction of new facilities is a costly and time consuming process. Intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures for permitting, and may create a significant risk of expensive delays or loss of value if a project is unable to function as planned due to changing requirements or local opposition.

     Upon completion of the merger, Zapco's status as a subsidiary of a public utility holding company (i.e. Cinergy) will place certain limitations on Zapco's ability to pursue projects outside of the U.S. However, Zapco's prior operations have been wholly within the U.S., and management does not believe these limitations could have adverse effect on the future operations of Zapco.

Competition

     Zapco's competition in the landfill gas-to-energy industry includes companies similar to itself, non-regulated subsidiaries of major utilities, small local developers, and landfill owners themselves. As of December 2000, the Environmental Protection Agency's Landfill Methane Outreach Program website identifies over 380 projects they expect to be operational in 2001. No one developer has more than 9% of these projects. Waste Management, the largest solid waste company and owner-operator of landfills, has 9%, the largest share. NEO, a subsidiary of Northern States Power, has 8%. Gas Recovery Systems, an independent purchaser of operating projects, has 8%. Zapco has a little over 7% of this market. The eight largest owners and operators of landfill gas-to-energy projects have about 46% of the market with most of the balance either with small landfill owners or small local developers. Zapco's name recognition, its long operating history, its landfill gas-to-energy expertise and the visibility of its senior management in the industry contribute to Zapco's ability to compete in the landfill gas-to-energy market.

Employees

     At December 31, 2000, Zapco employed approximately 71 people. These employees are located at its executive offices in Avon, Connecticut and its various sites and offices.

     None of Zapco's employees is represented by a labor union and Zapco's management believes its relationship with its employees to be good.

Maintenance and Operations

     Zapco employs experienced operators at each project site, generally stationing one or more operators at each site location on a regular 40-hour, 5-day weekly schedule, who remain on call to address any problems 24-hours per day.

     Zapco follows a preventative maintenance schedule based upon manufacturers' specifications for maintenance of major items of equipment. This schedule includes regularly scheduled major and minor engine overhauls that provide for dismantling and reworking parts either on site or at other facilities maintained by Zapco. Zapco also regularly monitors each gas collection well and all connecting and delivery pipelines and makes necessary repairs and replacements to assure maximum continuous gas flow.

Environmental

     Pursuant to a specific federal exemption for landfill gas collection contained in CERCLA, Zapco is not deemed an "owner" or "operator" of any landfill for purposes of CERCLA or any other environmental law or held responsible for a release of any hazardous materials from any landfill on which a project located. Zapco does not believe it has any material exposure to any environmental liabilities or contingent environmental liabilities.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are as follows:

NAME                           AGE         CLASS              POSITION(S) WITH THE COMPANY
----                           ---         -----              ----------------------------
Lawrence I. Schneider          64            1                Chairman of the Board
Goran Mornhed                  42            2                President, COO and Director
Bernard J. Zahren              58            3                CEO and Director
Howard A. Nevins               45            1                Vice President and Director
Robert C. Benson               56           --                Chief Financial Officer and Treasurer
Barbara Farr                   44           --                General Counsel and Secretary
Seymour J. Beder               74           --                Assistant Treasurer
Henry Schneider                36            2                Vice President and Director
Evan Evans                     75            2                Director
Allen J. Rothman               44            2                Director
Irving Levine                  78            3                Director
Stanleigh G. Fox               53            3                Director
M. Stephen Harkness            52            1                Director
Mark P. Strauch                45            3                Director

     Our directors are divided into three classes whose three year terms of office expire in annual succession.

     LAWRENCE I. SCHNEIDER. Mr. Schneider was elected to the Board of Directors in March 1998 and serves as Chairman of its Executive Committee. He has served as our Chairman of the Board since September 2000 and as our Chief Executive Officer from January 2000 to April 2001, at which time he resigned as CEO. Mr. Schneider has been associated with numerous corporations through the years, including Newpark Resources, Inc., a company involved with oil field environmental remediation, where he was Chairman of the Executive Committee. Mr. Schneider was also a partner in the New York Stock Exchange firm Sassower, Jacobs and Schneider. He received a B.S. degree from New York University. Mr. Schneider is the father of Henry Schneider and is a member and manager of Energy Systems Investors, LLC.

     GORAN MORNHED. Mr. Mornhed was appointed to our board in September, 2000 and has been our President and Chief Operating Officer since May 2000. For the four years prior thereto, he was the first President and Chief Executive Officer of Trigen-Cinergy Solutions LLC, a joint venture company owned by Trigen Energy Corp. and Cinergy Solutions, Inc. engaged in developing energy projects. During his tenure, Trigen-Cinergy Solutions developed 13 projects with customers such as General Motors and Eastman Kodak. Prior to joining Trigen Cinergy Solutions he was Manager of Business Development at Trigen Energy Corporation where he was responsible for developing several major energy projects. Between 1986 and 1990, Mr. Mornhed served as

President of AFE Engineering Inc., an engineering and consulting firm. Mr. Mornhed is an associate member of the Board of Overseers of the New York University Stern School of Business. He holds an M.S. degree in Engineering from the University of Lund, Swedish Institute of Technology and an M.B.A. from the Stern School of Business, New York University.

     BERNARD J. ZAHREN. Mr. Zahren began serving as a director and chief executive officer of US Energy after the merger with Zapco was completed in May 2001. He has served as Chief Executive Officer of Zapco for over five years and has extensive experience managing the operations and development activities of Zapco in all areas of alternative energy and cogeneration projects. Prior to founding Zapco's predecessor in 1984, Mr. Zahren was the President of Angeles Leasing Corporation, a subsidiary of Angeles Corporation. Prior to joining Angeles, Mr. Zahren served as a Vice President of Connecticut General Management Resources, Inc., a subsidiary of CIGNA Corporation. Mr. Zahren was formerly chairman of the Landfill Gas Advocacy Committee for Solid Waste Association of North America that has lobbied for an extension of critical deadlines for the
Section 29 Federal Tax provisions for landfill gas. Mr. Zahren received a B.A. degree from the University of Notre Dame in 1965 and an M.B.A. from the University of Pittsburgh in 1967.

     HOWARD A. NEVINS. Mr. Nevins has been Vice President and Director of US Energy since August 1997. Mr. Nevins has wide ranging experience in the fields of mineral exploration, chemical operations and environmental compliance. In 1990, he co-founded Midwest Custom Chemicals, Inc., a manufacturer and international distributor of specialty chemicals used for oil and water demulsification, specializing in used oil recycling. In 1994, he co-founded both Quality Environmental Laboratories, Inc. and America Enviro-Services, Inc., the latter of which we acquired in August 1997. Mr. Nevins received a B.S. degree in Geology from Western Michigan University in 1978.

     ROBERT C. BENSON. Mr. Benson joined us as Chief Financial Officer in May 2000 and has served during the past five years as a Chief Financial Officer with Marathon Capital, Heller Real Estate Financial Services and Prime Capital Corporation. Prior thereto he had several years of public accounting experience with Price Waterhouse. Mr. Benson holds a B.S. degree in Accountancy from the University of Illinois, is a certified public accountant and is a member of the American Institute of Certified Public Accountants (AICPA) and the Illinois CPA Society.

     BARBARA FARR. Ms. Farr has served as our General Counsel since July 2000, and as Secretary since November, 2000. Prior to joining us, she served as in house counsel to Trigen Energy Corporation, and was primarily engaged in negotiating and completing energy asset acquisition and outsourcing projects for Trigen-Cinergy Solutions. Prior to her position with Trigen, she served as General Counsel to several independent energy project developers, including Enersave, Inc., which specialized in energy efficiency and retail power sales, Cogeneration Partners of America, a partnership between Columbia Gas and Atlantic City Electric Company, which developed and owned over 170 MW of cogeneration facilities, and Turner Power Group and Data Acquisition Sciences, two affiliated cogeneration and solar energy development firms. Ms. Farr received her B.A. degree from the University of Pittsburgh and her J.D. degree from New York Law School.

     SEYMOUR J. BEDER. Mr. Beder served as our Secretary and Chief Financial Officer from November 1993 through the Summer of 2001 has served as our Treasurer from November 1993 through April 2001and as Assistant Treasurer since April 2001. From 1970 through 1980 he was Chief Financial Officer for Lynnwear Corporation, a textile company, and from 1980 to September 1993, Mr. Beder was president of Executive Timeshare, Inc., a provider of executive consulting talent. Mr. Beder is a Certified Public Accountant, and a member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Mr. Beder received his BA degree from City College of New York.

     HENRY SCHNEIDER. Mr. Schneider was appointed Vice President for Development in March 1998 and a director in December 1998. From 1986 to 1988, Mr. Schneider was an associate at Drexel Burnham Lambert specializing in taxable institutional fixed income products and portfolio strategies. From 1989 to 1994, Mr. Schneider was an associate with S & S Investments and Wood Gundy, specializing in mergers, acquisitions and corporate restructuring. From 1994 to 1996, Mr. Schneider was a principal of Global Capital Resources, Inc., a private merchant bank. Since 1996, Mr. Schneider has been a private investor. He has been involved in arranging acquisitions and funding for the telecommunications, energy, apparel, airline, financial and garage industries. Mr. Schneider received a B.A. degree in Economics from Tufts University and an M.B.A. degree from Boston University. Mr. Schneider is the son of Lawrence I. Schneider and is a member and manager of Energy Systems Investors.

     EVAN EVANS. Mr. Evans has been a Director of US Energy since August 1995. Since 1983 he has been chairman of the board of directors of Holvan Properties, Inc., a petroleum consulting company, and was managing director of Easco Marine, Ltd. from 1983 to 1988. Also, from 1985 to 1986 Mr. Evans was general manager of Belgian Refining Corporation ("BRC"), pursuant to a contract between BRC and Holvan Properties, and from 1992 to 1996, Mr. Evans was a director of BRC. Mr. Evans has been a director of United Refining Corp. since 1997. Mr. Evans received a B.S. degree in Mathematics from St. Lawrence University and a B.S. degree in Civil Engineering from M.I.T.

     ALLEN J. ROTHMAN. Mr. Rothman was appointed to our board of directors in January 1997. Mr. Rothman is a partner with the law firm of Robinson Brog Leinwand Greene Genovese & Gluck P.C. in New York with whom he has been associated since January 1996. Mr. Rothman received a B.A. degree from Columbia University and a J.D. degree from Harvard University.

     IRVING LEVINE. Mr. Levine, a director of US Energy since May, 2000 has been Chairman of the Board and President of Copley Fund, Inc., a mutual fund, since 1978 and Chairman and Treasurer of Stuffco International, Inc., a ladies handbag processor and chain store operator, since 1978. Mr. Levine is also President and a director of Copley Financial Services Corporation (advisor to Copley Fund, Inc.) and a director of Franklin Capital Corporation and Franklin Holding Corp. He holds a B.A. degree form the University of Pennsylvania.

     STANLEIGH G. FOX. Mr. Fox, has served as a member of our board of directors since March, 2000. Since 1999, he has served as Managing Partner of Fossil Power at Harza Engineering Company. For the five years prior thereto he served as Vice President/General Manager of Doyen and Associates, a company engaged in providing construction and procurement support services for power generation and distribution clients.

     M. STEPHEN HARKNESS. Mr. Harkness has served as a member of our board of directors since October 2000. He is Vice President of Cinergy and President and Chief Operating Officer of Cinergy Solutions, a subsidiary of Cinergy, that focuses primarily on cogeneration and energy outsourcing for large industrial customers. He is the Executive Vice President and Chief Operating Officer of Trigen-Cinergy Solutions, a cogeneration development joint venture between Cinergy and Trigen Energy. From 1994 to 1996, he was General Manager, Corporate Development and Financial Services of Cinergy. He was responsible for mergers and acquisitions, business development and non-regulated and international finance. He played a key role in Cinergy's acquisition of Midlands UK regional electricity company for $2.5 billion. Mr. Harkness has a B.S. Degree in Finance from the University of Evansville and M.B.A. from Indiana University.

     MARK P. STRAUCH. Mr. Strauch began serving as a director of US Energy after the merger with Zapco was completed in May 2001. He has served since 1996 as Executive Vice President of Arthur J. Gallagher & Co.'s investment subsidiary, AJG Financial Services, Inc. He has also served as Corporate Treasurer of Arthur
J. Gallagher & Co. since 1989. He has been employed since 1981 by Arthur J. Gallagher & Co. in various capacities. Mr. Strauch received his B.S. in Finance, from University of Illinois in 1977, a Masters in Management from Northwestern University in 1980 and a M.S. degree in Taxation from DePaul University in 1984. He serves as a Director for Asset Alliance Corporation, WallStreetView.com, Inc., and Zahren Alternative Power Corporation and as Chairman of the Board of Directors at Peachtree Franchise Finance, LLC.

     Pursuant to a voting agreement entered into in connection with the merger with Zapco, certain former major stockholders of Zapco, including AJG Financial Services and Bernard Zahren, who as a result of the merger became stockholders of US Energy (the "Major Zapco Stockholders"), and an affiliate of Cinergy Corp. agreed to vote for the election of Lawrence Schneider as a director of US Energy at our next stockholders meeting. Pursuant to this same agreement, the Major Zapco Stockholders and US Energy stockholders who are parties to the relevant provisions of this agreement, including Lawrence I. Schneider, Henry Schneider and Energy Systems Investors, agreed to vote at our next shareholders meeting for the election of M. Stephen Harkness (or such other person as may be designated by an affiliate of Cinergy Corp.) as a director at our next stockholders meeting.

EXECUTIVE COMPENSATION

     The following table shows the summary information concerning the people who served as chief executive officers and our one other most highly compensated executive officer whose total annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 2000 (an eleven month period as a result of our changing our fiscal year to end on December 31) and for the fiscal years ended January 31, 2000 and 1999 and compensation paid or accrued to or on behalf of us.

                           SUMMARY COMPENSATION TABLE

                                        Annual Compensation
                                        -------------------        Long Term
                                                                   Compensation
                                                                   ------------
                                                                   Securities
                                                                   Underlying
       Name and           Fiscal                                   Options/         All Other
  Principal Position     Year (1)         Salary         Bonus     SARs (#)       Compensation
  ------------------     --------         ------         -----     --------       ------------
Lawrence I. Schneider,     2000          $160,887         --       1,750,000(2)    $32,942(5)
CEO(2)                     1999                --         --
                           1998                --         --

Goran Mornhed, President   2000          $115,645         --       1,750,000        $558 (5)
and COO(3)                 1999                --         --              --
                           1998                --         --              --

Richard H. Nelson,         2000          $151,250         --          50,000
President                  1999          $165,000         --         102,050
and CEO(4)                 1998          $162,500         --          40,000


-------------

(1) The 2000 fiscal year represents the eleven months ended December 31, 2000 and the 1999 and 1998 fiscal years represent the twelve months ended January 31, 2000 and 1999, respectively.

(2) Mr. Schneider was appointed our chief executive officer in January 2000. Includes options to acquire 500,000 shares of our common stock that he surrendered. See also "Certain Relationships and Related Transactions".

(3)  Mr. Mornhed assumed these positions in May 2000.

(4) Mr. Nelson died in January 2000. Under the terms of Mr. Nelson's employment agreement, his salary is paid for one year after his death.

(5) Represents the amount taxable (federal) to such person in connection with a $1 million split dollar universal life insurance policy maintained by US Energy on the lives of each of these officers. These officers or members of their families are the beneficiaries of these policies. The annual premiums for these policies Messrs. Schneider and Mornhed are $55,000 and $13,000, respectively.

     The following table sets forth certain information with respect to all options to purchase shares of our common stock granted to the named executive officers during the fiscal year ended December 31, 2000.

            OPTION/SAR GRANTS IN LAST FISCAL YEAR (Individual Grants)



                             Number of          Percent of Total    Exercise or
                             Securities        Options Granted to    Base Share      Market         Expiration
                         Underlying Options      Employees in          Price        Price on        ----------
         Name              Granted (#)(3)       Fiscal Year(2)         ($/SH)      Grant Date          Date
         ----              --------------       --------------         ------      ----------          ----
Lawrence Schneider          1,000,000(1)             27.9%             $4.00         $3.875          5/9/2010
                              750,000                20.9%             $3.00         $3.875          5/9/2010

Goran Mornhed               1,000,000                27.9%             $4.00         $3.875          5/9/2010
                              750,000                20.9%             $3.00         $3.875          5/9/2010

Richard H. Nelson              50,000                1.40%             $6.00         $3.875         7/28/2003

-------------

(1) Includes options to acquire 500,000 shares of common stock that Mr. Schneider surrendered.

(2) Represents all granted options, whether pursuant to an option plan or otherwise, other than the Series B Warrants issued or issuable pursuant to our plan of recapitalization. See "Certain Relationships and Related Transactions".

(3) Does not include our Series B Warrants. See "Certain Relationships and Related Transactions".

     The following table shows stock option exercises during the fiscal year ended December 31, 2000 by the named executive officers. It does not reflect the exercise by Energy Systems Investors, which is indirectly controlled by Lawrence
I. Schneider and Henry Schneider, of an option to acquire 861,110 shares of Series A Preferred Stock. (See "Certain Relationships and Related Transactions"). In addition, this table describes the number of unexercised options and the value of unexercised in-the-money options at December 31, 2000.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR OPTION/SAR VALUE

                                                                Number of Securities         Value of Unexercised
                                                               Underlying Unexercised            In-the-Money
                                Shares                               Options at                   Options at
                               Acquired          Value          December 31, 2000 (#)     December 31, 2000 ($) (1)
Name                        On Exercise (#)   Realized ($)    Exercisable/Unexercisable   Exercisable/Unexercisable
----                        ---------------   ------------    -------------------------   -------------------------
Lawrence I. Schneider        ------------        ----            186,800/1,750,000            $222,200/$750,000
Goran Mornhed                ------------        ----            187,500/1,562,500            $187,500/$562,500
Richard H. Nelson            ------------        ----            291,025/0                    $365,800/$0

-------------

(1) Represents the difference between market price of our common stock of $4.00 per share at December 31, 2000 and the exercise price of the options. Such amounts may not necessarily be realized. Actual values which may be realized, if any, upon any exercise of such options will be based on the market price of our common stock at the time of any such exercise and thus are dependent upon future performance of our common stock.

(2) Includes options to acquire 500,000 shares of our common stock that Mr. Schneider surrendered.

Compensation of Directors

     Independent directors (i.e., directors who have no business or employment relationship with us) are compensated at an annual rate of $10,000 plus travel expenses. Upon joining the board, directors normally receive a one time grant of options to acquire 40,000 shares of our common stock exercisable at the market price of our common stock at the time of grant.

Employment Agreements

Employment Agreements with Messrs. Schneider and Mornhed

     In May 2000, we entered into employment agreements with each of Lawrence I. Schneider and Goran Mornhed. The employment agreements, as amended, provide that for the five years beginning May 10, 2000 (subject to earlier termination upon the occurrence of specified events) and subject to automatic renewal for successive one year periods at the expiration of the initial term, Mr. Schneider will serve as our Chief Executive Officer (until the completion of the merger at which time Mr. Schneider resigned from such position and Mr. Zahren assumed such position) and Mr. Mornhed will serve as our President and Chief Operating Officer. Mr.

Schneider is required to devote such time to our business as is reasonably necessary to perform his duties under his employment agreement and Mr. Mornhed is required to perform his duties on a substantially full time basis. These employment agreements generally provide:

     o for an annual base salary of $180,000 (subject to upward adjustment in the discretion of our board of directors);

     o    for the right to participate in our 2000 executive bonus plan;

     o for the grant to each of these employees of non-qualified stock options to acquire 1.75 million shares of our common stock (of which Mr. Schneider surrendered options to acquire 500,000 shares of our common stock);

     o for the right (i) to participate in fringe benefit programs we currently maintain and that we make generally available to our senior executives, (ii) to life and disability insurance, and (iii) to the use of an automobile; and

     o that each of these employees will receive the same total compensation (including both each element of compensation and the total compensation) that is paid to the other.

     Set forth below is a summary of the compensation we are required to pay to each of these employees (in lieu, with certain exceptions, of the compensation to which he would otherwise be entitled under his employment agreement had his employment continued) in the event his employment with us ends for the following reasons:

Reason for Employment Termination         Our Obligations
---------------------------------         ---------------

Death No further obligation except for proceeds of $1 million life insurance policy payable to the designated beneficiary.

Disability                                Receives, during the 18 month period
                                          that begins at the commencement of the
                                          Disability Period (as defined in the
                                          Employment Agreement), the full
                                          compensation to which he is entitled
                                          under the Employment Agreement.

Non-Performance                           Lump sum payment equal to his annual
(i.e., the employee is terminated due     salary then in effect.
to his continued failure to perform
substantially his duties)

Change in control of US Energy,           Lump sum payment of 2.9 times his
diminution in responsibilities or         annual base salary then in effect.
authority, reduction in base salary
or certain fringe benefits,
relocation from the New York City
area or our terminating the
employee without cause

Voluntarily Resignation and               No further obligation.
termination resulting from
conviction of a felony

     Generally, the options granted to Messrs. Schneider and Mornhed may be exercised during the six months after the end of their employment.

Employment Agreement with Bernard J. Zahren

     In connection with the merger, we entered into an employment agreement with Bernard J. Zahren. This agreement provides that for the five years following the merger (subject to earlier termination in certain circumstances and to successive one year renewal periods), Mr. Zahren will serve as our Chief Executive Officer. Mr. Zahren is required to devote all of the time necessary to perform his duties and to have no other employment that would prevent him from fulfilling his obligations under the employment agreement. The employment agreement provides for

     o an annual base salary of $180,000 (subject to upward adjustment in the discretion of our board of directors);

     o the right to participate in our development incentive plan, our corporate incentive plan and our 2000 executive incentive compensation plan;

     o the grant of non-qualified stock options to acquire 500,000 shares of our common stock; and

     o the right (i) to participate in fringe benefit programs we currently maintain and that we make generally available to our senior executives, (ii) to the use of an automobile, and (iii) to life and disability insurance.

     Set forth below is a summary of the compensation we are required to pay to Mr. Zahren in the event his employment with us ends for the following reasons:

Reason for Employment Termination               Our Obligations
---------------------------------               ---------------

Death No further obligation except for proceeds of $1 million life insurance policy payable to the designated beneficiary.

Disability                                      Receives, during the 18 month
                                                period that begins at the
                                                commencement of the disability
                                                period, the full compensation to
                                                which he is entitled under the
                                                employment agreement.

Non-Performance                                 Lump sum payment equal to his
(i.e., the employee is terminated due to        annual salary then in effect.
his continued failure to perform
substantially his duties)

Change in control of US Energy,                 Lump sum payment of 2.9 times
diminution in responsibilities or               his annual salary then in salary
authority, reduction in base salary             then in effect.
or certain fringe benefits,
relocation
from the Avon, Connecticut area,
not being a director or member of
our Executive Committee or our
terminating Mr. Zahren without
cause

Voluntarily Resigns,                            No further obligation.
US Energy's Termination for cause,
his being in material breach of his
obligation under any of the transaction
agreements to which he is a party, or
Mr. Zahren having actual knowledge
that Zapco's representation in any
transaction agreements was false in
any material respect when made

     Generally, the options granted to Mr. Zahren may be exercised during the six months after the end of his employment.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On or about July 31, 2000, Energy Systems Investors, L.L.C. exercised its option to acquire 861,110 shares of our Series A Preferred Stock for an aggregate purchase price of $7,749,990 (i.e., $9.00 per share of Series A Preferred Stock). Energy Systems Investors is indirectly controlled by Lawrence Schneider and Henry Schneider, executive officers and directors of US Energy. Approximately $8,611 of the exercise price was paid in cash and the balance of approximately $7,741,379 was paid in the form of a one year limited recourse promissory note made by Energy Systems Investors in our favor. The note bears interest at the rate of 9.25% per annum (subject to reduction to 6.25% if our plan of recapitalization as described below is effected) and the interest is payable in quarterly installments. Energy Systems Investors' obligations under this note are secured by the pledged collateral described below and are limited to (i) the pledged collateral and (ii) not more than $100,000 of its assets (excluding the pledged collateral). The pledged collateral consists of the 861,110 shares of Series A Preferred Stock provided that for each $8.99 in principal amount of note that is paid, one share of Series A Preferred Stock is released from the pledged collateral. Energy Systems Investors has agreed that the shares of Series A Preferred Stock included in the pledged collateral will be voted on all matters to be voted on by the holders of our capital stock (i) voting together as a single class, in the same proportion as the votes cast by the holders of such outstanding capital stock voting together as a single class and/or (ii) voting as a separate class or series of outstanding capital stock, in the same proportion as the votes cast by the other holders of the Series A Preferred Stock. The note is being repaid in full in connection with the completion of the merger, at which time these voting limitations will be eliminated and these 861,110 shares of Series A Preferred stock will be released from the pledged collateral.

     Lawrence Schneider began serving as our advisor in 1998 when he began to assist us on a daily basis. In light of his efforts in assisting us (including his efforts in connection with the proposed acquisition of certain power plants), we agreed in 1999 to pay him a fee of $275,000. In lieu of payment of this fee in cash, we issued to him in December 1999, 187,234 shares of our common stock and options to acquire 46,800 shares of common stock at an exercise price of $2.9375 per share.

     In November 1999, we entered into a four-month agreement with Dovertower Capital LLC a consulting company affiliated with Lawrence I. Schneider, Henry Schneider, and Asher Fogel, a member of our Board of Directors. The agreement expired in February 2000. Under the agreement we paid this consulting company a $45,000 fee for the services it rendered in connection with our acquisition of an interest in Marathon Capital described below.

     The anti-dilution provisions in the subscription agreement pursuant to which Energy Systems Investors acquired 250,000 shares of our Series A Preferred Stock in 1998 provided that if any non-operational, extraordinary or non-recurring event affecting our equity in an amount greater than $500,000 occurred within 24 months of the purchase of these shares and which arose from pre-existing situations, shares of our common stock would be issued under a formula specified in the subscription agreement. The settlement of our lawsuit with Enviro Partners LP and Energy Management Corporation for $900,000 was such a situation and resulted in our issuing 21,662 shares to Energy Systems Investors and 2,407 shares to Lawrence Schneider (who had acquired certain of these shares of Series A Preferred Stock).

     In June 2000, we acquired a 9% preferred equity interest (convertible into a 31% common equity interest) in Marathon Capital in exchange for the issuance to Marathon Capital of 200,000 shares of our common stock. Richard Brandt, a former director of US Energy, is the President and Chief Executive Officer of Marathon Capital.

     In August 2000, we acquired an approximately 25% membership interest in Castlebridge Partners, LLC. We paid Marathon Capital $175,000 for the services it rendered in this transaction. Richard Brandt, a former director of US Energy, is the President and Chief Executive Officer of Marathon Capital.

     In October 2000, Cinergy Solutions purchased 583,333 shares of our common stock for $3.5 million and we named M. Stephen Harkness, its president, to our board of directors. In May 2001, Cinergy Energy Solutions invested $11.5 million in USE Acquisition Corp. in exchange for all of its shares of Class B Common Stock.

     The law firm of Robinson Brog Leinwand Greene Genovese & Gluck P.C., of which Allen J. Rothman, one of our directors, is a partner, provides us with legal services from time to time.

     In connection with the merger with Zapco, we assigned to an entity owned by certain principal stockholders of Zapco, all our rights to the lawsuit entitled Zahren Alternative Power Corporation v. Bank Austria, A.G., filed in the United States District Court for the District of Connecticut. Zapco's complaint in this lawsuit seeks damages of in excess of $5 million from Bank Austria, alleging, among other things that Bank Austria breached its obligations under the financing arrangements entered into with Zapco. The members of the entity acquiring the rights to this lawsuit have generally agreed to indemnify US Energy from losses we sustain arising out of the lawsuit.

Plan of Recapitalization

We have entered into an amended and restated plan of recapitalization with Lawrence I. Schneider, Henry Schneider and Energy Systems Investors, L.L.C. This plan provides for the following when it becomes effective:

     o the 1,138,888 shares of Series A Preferred Stock outstanding will be exchanged for the same number of shares Series D Preferred Stock with the following features:

          (i) the dividends on the Series D Preferred Stock are $0.27 less per share than the dividends on the Series A Preferred Stock; and

          (ii) the Series D Preferred Stock is entitled to the benefits of the dividend payment protection fund (i.e. a fund to ensure that a certain level of dividends on the Series D Preferred Stock are paid, as more fully described under "Description of Securities - Preferred Stock");

     o the Series B Warrants to acquire 1,500,000 shares of our common stock (inclusive of the approximately 580,000 Series B Warrants which may be acquired by certain Zapco stockholders in connection with their acquisition of interests in Energy Systems Investors) at an exercise price of $4.00 per share, which will become exercisable; and

     o the annual interest rate on the $7.74 million limited recourse promissory note issued to us by Energy Systems Investors will decrease from 9.25% to 6.25%; however, it is anticipated that this note will be paid off in full before the plan becomes effective and therefore, the interest rate reduction will not go into effect.

     The plan of recapitalization, having been approved by our stockholders, will become effective after the Internal Revenue Service issues a private letter ruling to the effect that completion of the plan will not have an adverse tax effect on the parties thereto. If our plan of recapitalization does not become effective by December 31, 2001, the plan will terminate, the Series A Preferred Stock will not be exchanged for the Series D Preferred Stock (i.e., the dividend rate on the Series A Preferred Stock will not be reduced from 9% to 6%), the dividend protection payment fund will not go into effect for any series of our preferred stock (including our Series C Preferred Stock to be issued in the merger), the interest rate on the $7.74 million limited recourse promissory note (to the extent the note remains unpaid though, in connection with the completion of the merger, the note will be paid in full) will remain at 9.25% and the Series B Warrants will become void.

     Energy Systems Investors sold to Zapco's stockholders immediately before the merger 300 of Energy Systems Investors' 775 Class A interests. As part of the same transaction, Zapco stockholders who acquire these Class A interests would acquire from us, if the plan of recapitalization is completed, an aggregate of 580,500 of our Series B Warrants. The Series A Preferred Stock will be exchanged for Series D Preferred Stock if the Plan of Recapitalization is completed. The proceeds of the sale of the Class A interests will be used to pay part of the $7.74 promissory note and US Energy has agreed to reduce the promissory note by the amount of the proceeds that it receives for the Series B Warrants.

Merger Related Transactions

Set forth below is a summary of the transactions that were completed before the merger.

    Yankee Energy Transaction:

    Zapco purchased, through its wholly-owned subsidiary BMC Energy LLC, from Yankee Energy Gas Company (i) two landfill gas energy projects located in Illinois and (ii) certain electrical equipment and related assets located in New York. The sale includes the Gencos and the Gascos relating to the two Illinois projects. The base purchase price of $12.7 million will be paid by BMC Energy as follows: (i) $10.6 million in cash is payable at closing and
    (ii) BMC Energy's assumption of $2.1 million of construction costs at closing. In addition BMC Energy issued a $4.7 million promissory note that bears interest at the rate of 9.5% interest per annum and is payable in quarterly installments of both interest and principal commencing one year following the closing. The note payments are contingent on and payable only out of all available cash flow from the two acquired projects after certain available cash flow thresholds are met in the applicable payment quarter. The final quarterly payment will be payable on December 31, 2010 and any unpaid principal and accrued interest outstanding on December 31, 2010 following such quarterly payment will be extinguished, unless otherwise extended due to an event of default. The obligations evidenced by the note are secured by a security interest in the acquired projects.


    AJG Gasco Transaction:

    AJG Financial Services purchased all of the economic interests held by Zapco and its affiliates in four gas operating projects located in Illinois and Wisconsin and the related Section 29 tax credits. The approximate $13 million purchase price paid by AJG Financial Services consisted of (i) $1 million in cash payable at closing, (ii) a promissory note in the aggregate principal amount of approximately $11 million, bearing interest at the rate of 6% per annum, payable in quarterly installments of principal and interest and (iii) an agreement by AJG Financial Services to fund the annual capital and operating expenses for the projects through December 31, 2007, approximately $1 million in the aggregate. The payment of the promissory notes is contingent upon the amount of Btus of landfill gas produced by the acquired projects in each calendar quarter through March 31, 2008. The obligations of AJG Financial Services under the transfer documents and the note are secured by a security interest in AJG Financial Services' ownership interests in the projects. After completing the merger, AJG Financial Services and Cinergy Gasco completed the Cinergy Gasco transaction, and AJG Financial Services paid an incentive fee of $2.3 million to us at such time. See"Cinergy Gasco Transaction" below.

    AJG Genco Transaction:

    AJG Financial Services has agreed with Zapco, that it will at Zapco's option, (i) maintain AJG's existing 50% limited partnership and limited liability company interests in five electrical generating projects developed by Zapco in Illinois, and (ii) acquire 50% of the limited liability company interests in the two electrical generating projects BMC Energy will purchase pursuant to the Yankee Energy transaction. The acquisition of the two BMC Energy projects by AJG Financial occured contemporaneously with the completion of the Yankee Energy transaction.

The transaction set forth below was completed immediately following the merger.

    Cinergy Gasco Transaction:

    Following the completion of the merger, Cinergy Gasco purchased all of the partnership and limited liability company interests and tax credits AJG Financial Services acquired from Zapco and its affiliates in the AJG Gasco transaction. The purchase price was structured to provide Cinergy Gasco with an internal rate of return of approximately 20%. The approximately $12.6 million purchase price paid by Cinergy Gasco consisted of (i) $3.3 million in cash, and (ii) two promissory notes in the aggregate principal amount of $9.3 million, bearing interest at the rate of 6% per annum, payable in quarterly installments of principal and interest. A portion of the purchase price represented by the notes, approximately $6.4 million is contingent upon the amount of Btus of landfill gas produced by the acquired projects in each calendar quarter through March 31, 2008. Cinergy Gasco also assumed AJG Financial Services' obligation to fund the annual capital and operating expenses for the projects through December 31, 2007, up to $1 million in the aggregate. In turn, the promissory note payments will be assigned to BMC Energy by AJG Financial Services.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS


     The following table sets forth the number of shares of common stock owned as of April 30, 2001 (including securities issued in connectgion with the merger with Zapco) by: (i) each current director, (ii) each of our executive officers,
(iii) those persons known to us to beneficially own 5% or more of our common stock, and (iv) all of our directors and officers as a group. As of April 30, 2001, and after giving effect to the merger with Zapco, there were 9,600,708 shares of our common stock outstanding. The notes to this table reflect the ownership of all 1,138,888 shares of our Series A Preferred Stock. This table does not give effect to the Series B Warrants to acquire 1,500,000 shares of our common stock that will be exercisable if and when the Internal Revenue Service advises that the implementation of the plan of recapitalization will not result in adverse tax consequences to the parties thereto. See "Certain Relationships and Related Transactions". Unless otherwise indicated, the address of each of the beneficial owners identified below is c/o U.S. Energy Systems, Inc., One North Lexington Avenue, White Plains, New York 10601.

                                                        Amount and Nature of
Name and Address                                          Beneficial Ownership            Percent of Class
----------------                                        ------------------------          ----------------
Lawrence I. Schneider                                         5,999,323(1)                         39.0%

Goran Mornhed                                                 1,790,000(2)                         15.7%

Howard A. Nevins                                                431,000(3)                          4.4%

Seymour J. Beder                                                196,192(4)                          2.0%

Evan Evans                                                      142,500(5)                          1.5%

Allen J. Rothman                                                233,500(6)                          2.4%

Henry Schneider                                               4,267,177(7)                         30.8%

Irving Levine                                                    40,000(8)                           *

Stanleigh Fox                                                    40,000(8)                           *

M. Stephen Harkness                                              40,000(8)(9)                        *

Mark P. Strauch                                                  41,472(16)                          *

Bernard J. Zahren                                             1,096,524(10)                        10.6%

Robert C. Benson                                                 50,000(8)                           *

Barbara Farr                                                     50,000(8)                           *

Energy Systems Investors, LLC                                 3,444,440(11)                        26.4%
         927 Fifth Avenue
         New York, New York 10021

Michael Kahan                                                   706,000(12)                         7.4%
         317 Madison Avenue
         Suite 823
         New York, New York 10017
Castlebridge Partners, LLC                                      568,750(13)                         5.9%
         900 West Jackson
         Suite 7E
         Chicago, Illinois 60607
AJG Financial Services, Inc.                                    778,690(14)                         7.9%
         Two Pierce Place
         Itasca, Illinois 60143
Cinergy Corp.                                                 2,550,333(15)                        22.0%
         c/o Cinergy Energy Solutions, Inc.
         1000 East Main Street
         Plainfield, Indiana 46168
Officers and directors as a group                            10,931,776(17)                        55.5%
(14 persons)

-------------

*    Indicates less than 1%.

(1) Represents the following securities he owns directly: 206,971 shares of common stock, 1,436,800 shares of common stock issuable upon exercise of options and 911,112 shares of common stock issuable upon conversion of 227,778 shares of Series A Preferred Stock. Also includes the following securities owned by Energy Systems Investors: 3,444,440 shares of common stock issuable upon conversion of 861,110 shares of Series A Preferred Stock. Lawrence Schneider is a manager of Energy Systems Investors II, the manager of Energy Systems Investors and thus may be deemed to be the beneficial owner of the shares owned by Energy Systems Investors.

(2) Includes 1,790,000 shares of Common Stock issuable upon exercise of options.

(3)  Includes 190,000 shares of common stock issuable upon exercise of options.

(4)  Includes 178,050 shares of common stock issuable upon exercise of options.

(5)  Includes 140,000 shares of common stock issuable upon exercise of options.

(6)  Includes 232,500 shares of common stock issuable upon exercise of options.

(7) Represents the following securities he owns directly: 7,037 shares of common stock, 615,700 shares of common stock issuable upon exercise of options and 200,000 shares of common stock issuable upon conversion of 50,000 shares of Series A Preferred Stock. Also includes the following securities owned by Energy Systems Investors: 3,444,440 shares of common stock issuable upon conversion of 861,110 shares of Series A Preferred Stock. Henry Schneider is a manager of Energy Systems Investors II, the manager of Energy Systems Investors, and thus may be deemed to be the beneficial owner of the shares owned by Energy Systems Investors.

(8)  Represents options to acquire such number of shares of common stock.

(9) Does not include 2,550,333 shares of our common stock owned by affiliates of Cinergy Corp. (including 1,967,000 shares of our common stock issuable upon exchange of the Class B Common Stock owned by affiliates of Cinergy
     Corp). Mr. Harkness is the President and Chief Executive Officer of Cinergy Solutions, Inc.

(10) Includes options to acquire 500,000 shares of our common stock , Series C Warrants to acquire 75,394 shares of our common stock and 151,015 shares of our Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by such person. Does not include shares of common stock in which such person may have an indirect pecuniary interest by virtue of his ownership of membership interests in Energy Systems Investors.

(11) Represents the 3,444,440 shares of common stock issuable upon conversion of 861,110 shares of Series A Preferred Stock. Voting and investment control with respect to the securities owned by Energy Systems Investors is held by Energy Systems Investors II, LLC, the manager of Energy Systems Investors. Energy Systems Investors II is controlled by Lawrence I. Schneider and Henry Schneider.

(12) As reported in Amendment No. 1 to such person's Schedule 13G filed with the SEC on or about January, 23, 2001.

(13) As reported (other than with respect to percentage of ownership which has been recalculated based on the number of shares of common stock outstanding as indicated in the introduction to this table) in such person's Schedule 13G filed with the SEC on or about August 30, 2000.

(14) Includes Series C Warrants to acquire 114,640 shares of our common stock and 101,270 shares of our common stock that may be issuable upon conversion of the 20,254 shares of Series C Preferred Stock held by such person. Does not include shares of common stock in which such person may have an indirect pecuniary interest by virtue of its ownership of membership interests in Energy Systems Investors nor the 41,223 shares (including 40,000 shares issuable upon exercise of options) of common stock owned by Mr. Strauch.

(15) Includes 1,967,000 shares of our common stock issuable upon exchange of the Class B Common Stock owned by affiliates of Cinergy Corp. Does not include options to acquire 40,000 shares of common stock owned by M. Stephen Harkness.

(16) Includes options to acquire 40,000 shares of common stock and Series C Warrants to acquire 249 shares of common stock. Does not include shares of common stock owned by AJG Financial Services, Inc. Mr. Strauch is Executive Vice president of AJG Financial Services.

(17) Including an aggregate of 10,126,016 shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities.

Limitations of Liability and Indemnification Matters

     Pursuant to Section 102 (b)(7), of the Delaware General Corporation law, our Certificate of Incorporation provides that no director is personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Our Bylaws provide that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because he or she is or was a director or officer of the Company against all expense, loss or liability in connection therewith.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys' fees), judgements, fines and amounts paid in settlements actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action indemnification may be made only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of an action or suit, if such person has acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant is reasonably entitled to indemnification for such expenses despite such adjudication of liability. The right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition upon the delivery to the corporation of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

     We have directors' and officers' liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

     The holders of the common stock are entitled to receive dividends, if and when declared by the Board of Directors from time to time out of legally available funds. However, shares of our outstanding preferred stock have preferences with respect to dividends.

     If we liquidate our company, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution, after payment of all debts and other liabilities. However, holders of the preferred stock then outstanding have prior rights to these assets. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are secondary to the rights of the holders of shares of any outstanding series of preferred stock or any series of preferred stock that we may issue in the future.

Warrants

     Each warrant entitles the holder to purchase one share of common stock at a price of $4.00 per share during the period until December 1, 2001. The exercise price may be adjusted in some circumstances.

     We may redeem the warrants at a price of $.01 per warrant if we give 30 business days' written notice before the redemption and if the last sales price of the common stock equals or exceeds 150% of the exercise price of the warrants for the 20 consecutive trading days ending on the third day before the notice of redemption. The redemption price is currently $6.00. We are generally required to maintain the effectiveness of a current registration statement relating to the exercise of the warrants. Accordingly, we will be unable to redeem the warrants unless there is a currently effective prospectus and registration statement under the Securities Act covering the issuance of the underlying shares of our common stock. Also, we may be unable to issue securities upon exercise of the warrants to holders in those states in which we do not qualify or register under applicable state securities law. This would apply even at the time when the warrants are called for redemption.

     We issued the warrants in registered form under a warrant agreement between us and American Stock Transfer & Trust Company as warrant agent. We refer you to the warrant agreement which has been filed as an exhibit to the registration statement of which this prospectus is a part for a complete description of the terms and conditions applicable to the warrants.

     The exercise price, number of shares of common stock issuable on exercise of the warrants and redemption threshold may be adjusted in some circumstances, including in the event of our engaging in a stock dividend, recapitalization, reorganization, merger or consolidation. However, these terms will not be adjusted for issuances of our common stock at a price below their exercise price.

     We have the right, in our sole discretion, to decrease the exercise price of the warrants for a period of not less than 30 days on not less than 30 days' prior written notice to the warrantholders. In addition, we have the right, in our sole discretion, to extend the expiration date of the warrants on five business days' prior written notice to the warrantholders. We will comply with all applicable tender offer rules, including Rule 13e-4 promulgated under the Securities Exchange Act, in the event we reduce the exercise price for a limited period of time.

     Warrants may be exercised upon surrender of the warrant certificate representing the warrants on or before the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated. Such certificate and form should be accompanied by full payment of the exercise price by certified check, payable to U.S. Energy Systems, Inc., for the number of warrants being exercised. Warrantholders do not have the rights or privileges of holders of common stock.

     Warrantholders may not exercise the warrants unless at the time of exercise we have filed with the SEC a current prospectus covering the shares of common stock issuable upon exercise of the warrants and the shares have been registered or qualified or are exempt under the securities laws of the state of residence of the holder of the warrants.

     We will not issue fractional shares upon exercise of the warrants. Instead of the issuance of any fractional share which is otherwise issuable to the warrantholder, we will pay the warrantholder an amount in cash based on the market value of the common stock on the last trading day before the exercise date.

Preferred Stock

     We are authorized to issue 10,000,000 shares of preferred stock, par value $0.01 per share. Our Board of Directors, without further approval of the stockholders, is authorized to fix the rights and terms relating to:

     o    dividends;

     o    conversion;

     o    voting;

     o    redemption;

     o    liquidation preferences;

     o    sinking funds and any other rights;

     o    preferences;

     o privileges and restrictions applicable to each series of preferred stock.


     Set forth below is a summary of the material features of our preferred stock:


----------------------------------------------------------------------------------------------------------
                     Series A             Series B              Series C              Series D(1)
----------------------------------------------------------------------------------------------------------
Number of
Outstanding
Shares                      1,138,888                   398               100,000            1,138,888
----------------------------------------------------------------------------------------------------------
Dividends            Cumulative annual    Cumulative annual     Cumulative annual     Cumulative annual
                     dividends of $0.81   dividends of $90.00   dividends of $2.70    dividends of $0.54
                     per share            per share             per share(2)          per share
----------------------------------------------------------------------------------------------------------
Voting(3)            Votes together as    No voting rights      Votes together as     Votes together as
                     one class with our   except as otherwise   one class with our    one class with our
                     common stock with    required by           common stock          common stock
                     each share of this   Delaware law          with each share of    with each share of
                     series currently                           this series           this series
                     entitled to four                           currently entitled    currently entitled
                     votes per share.                           to five votes per     to four votes per
                     Also entitled to                           share. Also           share. Also
                     vote separately as                         entitled to vote      entitled to vote
                     a class of                                 separately as a       separately as a
                     preferred stock                            class of preferred    class of preferred
                     (or if applicable,                         stock (or if          stock (or if
                     as a series of                             applicable, as a      applicable, as a
                     this particular                            series of this        series of this
                     series of                                  particular series of  particular series of
                     preferred stock)                           preferred stock) to   preferred stock) to
----------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------
                     to the extent                              the extent required   the extent required
                     required by                                by Delaware law       by Delaware law
                     Delaware law
----------------------------------------------------------------------------------------------------------
Conversion(3)        Each share           Each share is         Each share            Each share
                     currently            currently             currently             convertible into
                     convertible into     convertible into      convertible into      four shares of
                     four shares of       275 shares of         five shares of        common stock.
                     common stock.        common stock          common stock.
----------------------------------------------------------------------------------------------------------
Ranks(4)             Senior to common     Senior to common      Senior to common      Senior to common
                     stock and Series B   stock and junior to   stock and Series B    stock and Series B
                     Preferred Stock      Series A, Series C    Preferred Stock and   Preferred Stock
                     and on parity with   and Series D          on parity with        and on parity with
                     Series C Preferred   Preferred Stock and   Series C Preferred    Series C Preferred
                     Stock.               Series C Preferred    Stock and Series D    Stock.
                                          Stock.                Preferred Stock.
----------------------------------------------------------------------------------------------------------
Liquidation          Entitled to          Entitled to receive   Entitled to receive   Entitled to
Preference           receive prior to     prior to any junior   prior to any junior   receive prior to
                     any junior stock,    stock, $90.00 per     stock, $30.00 per     any junior stock,
                     $9.00 per share      share plus all        share plus all        $9.00 per share
                     plus all accrued     accrued and unpaid    accrued and unpaid    plus all accrued
                     and unpaid           dividends             dividends             and unpaid
                     dividends                                                        dividends
----------------------------------------------------------------------------------------------------------
Dividend Payment     Not applicable       Not applicable        As described below    As described below
Protection Fund
----------------------------------------------------------------------------------------------------------

(1) The Series D Preferred Stock will only be issued if the plan of recapitalization becomes effective. See "Certain Relationship and Related Transactions".

(2) Reduced to $1.80 per share if the plan of recapitalization becomes effective.

(3) Subject to adjustment as more fully provided by the instruments governing same.

(4) As to distribution of assets upon our liquidation, dissolution or winding up. The payment of cash dividends on, or the repurchase or redemption of a class or series of our capital stock which is junior to such series of preferred stock is, with specified exceptions, prohibited.

     The dividend payment protection fund for the Series C Preferred Stock and the Series D Preferred Stock requires that when the plan of recapitalization is effective, we set apart approximately $360,000 and $1.23 million, respectively, to ensure the payment of the dividends on the Series C Preferred Stock and the Series D Preferred Stock, respectively. Generally, this fund will be used to pay dividends on this preferred stock if we determine that the other monies available to us are insufficient to pay these dividends or that the payment of those dividends from our other monies would be unlawful. Prior to March 1, 2004, if we use this fund to make the dividend payments on this preferred stock, we must replenish the fund within six months. We can withdraw money from these funds in accordance with the instruments governing the applicable series of preferred stock.

     The issuance of preferred stock, while providing flexibility in connection with possible financing, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and can be used as a means of discouraging, delaying or preventing a change in control.

Anti-Takeover Effects of Provisions of Delaware Law and our Certificate of Incorporation.

     Delaware Law. We are a Delaware corporation and must comply with Section 203 of Delaware Law. In general, Section 203 prevents an "interested stockholder" from engaging in a "business combination" with specified Delaware corporations for three years following the date that person became an interested stockholder unless:

          (1) the corporation has elected in its certificate of incorporation not to be governed by Section 203, which we have done;

          (2) before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

          (3) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be voted or tendered in a tender or exchange offer; or

          (4) following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     An "interested stockholder" is defined generally as a person owning 15% more of a corporation's outstanding voting stock. The restrictions in Section 203 also do not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or a person who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock.

     Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public and private offerings to raise additional capital, corporate acquisitions and employee benefits plans. The existence of authorized but unissued shares of common and preferred stock could make it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise and, thereby, preventing stockholders from receiving a premium for their shares over the then-current market prices.

     Classified Board of Directors. Our Board of Directors is divided into three classes serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. The staggered board, when coupled with provisions in our certificate and bylaws, authorizing the Board of Directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filing the vacancies created by such removal with its own nominees. Additionally, a possible acquiror may not proceed with a tender offer because it would be unable to obtain control of the our Board for a period of at least two years.

Transfer Agent and Registrar

     The transfer agent and registrar for the common stock and warrant agent for the warrants is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

     The shares of common stock and the common stock purchase warrants offered hereby will be issued by us upon the exercise of the warrants and the purchase option. See "Description for Securities -- Warrants" for a description for the terms and manner of exercise of the warrants.


     Warrants to acquire 3,565,000 shares of common stock were issued in December 1996 as part of a public offering of our securities. The common stock and warrants were sold by underwriters for whom Gaines Berland & Co. acted as representative. In connection with the offering, we agreed to sell for nominal consideration to Gaines Berland an option to purchase up to an aggregate of 310,000 shares of common stock and an aggregate of 310,000 common stock purchase warrants. This option may be exercised in whole or in part on a cashless basis, in which case Gaines Berland would receive a number of shares of our common stock (in the case the option was exercised with respect to the common stock) or number of warrants (in the event purchase option is exercised with respect to the warrants) equal to the fair market value of the gain they would have recognized had such option been exercised on a cash basis and the underlying securities sold. If the purchase option is exercised on a cashless basis, the cash proceeds we will receive could be reduced by an amount in excess of $2.1 million.


     Prior to completion of that public offering, there was no established market for the warrants. The exercise price and other terms of the warrants were arbitrarily determined by negotiation between us and the representative. In determining the exercise price consideration was given to our then proposed operations, financial condition, estimates of its business potential and the general condition of the securities market. The exercise price and other terms of the warrants or the purchase option, however, should not be considered as any indication of the actual value of our company or of the common stock, and bear no relationship to the assets or book value of our company of any generally accepted criteria of economic valuation.

     Pursuant to the underwriting agreement we entered into in 1996 with Gaines, Berland, we engaged Gaines, Berland, on a non-exclusive basis as our agent for the solicitation of the exercise of the Warrants. Other NASD members may be engaged by Gaines, Berland in its solicitation efforts. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we agreed to pay Gaines Berland for bona fide services rendered a commission equal to five percent of the exercise price for each Warrant exercised after December 1, 1997 if the exercise of the warrant was solicited by Gaines, Berland. In addition to soliciting, either orally or in writing, the exercise of the Warrants, such services may also include disseminating information, either orally, or in writing, to warrantholders about us in the market for our securities, and assisting in the processing of the exercise of the Warrants. No compensation will be paid to Gaines, Berland in connection with the exercise of the Warrants if the market price of the underlying shares of Common Stock is lower than the exercise price, the holder of the Warrants has not confirmed in writing that Gaines, Berland solicited such exercise, the Warrants are held in a discretionary account, the Warrants are exercised in an unsolicited transaction or the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders in connection with such exercise. While it is soliciting the exercise of Warrants, Gaines, Berland may be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to our securities unless Gaines, Berland has waived its right to receive a fee for the exercise of the Warrants.

     We also agreed in the underwriting agreement to (i) indemnify the underwriters against specified liabilities, including liabilities under the Securities Act and (ii) permit Gaines, Berland to designate a nominee for election to our board of directors or to send an individual to observe meetings of our board of directors. None of our current directors is serving as a designee of Gaines, Berland.

                                  LEGAL MATTERS

     The validity of the shares of common stock which will be issued when the warrants are exercised have been passed upon for us by the firm of Reid & Priest LLP, New York, New York.

                                     EXPERTS

     Our financial statements for the period ended January 31, 2000, appearing in the prospectus, have been audited by Richard A. Eisner & Company, LLP, independent auditors, to the extent and for the year indicated in their report appearing elsewhere herein and in the registration statement. The financial statements have been included in reliance upon this report given upon the authority of that firm as experts in accounting and auditing.

     Our financial statements as of December 31, 2000 and for the eleven month period then ended appearing in the prospectus have been audited by Kostin, Ruffkess & Company, LLC independent auditors, to the extent and for the periods indicated in their report appearing elsewhere herein and in the registration statement. The financial statements have been included in reliance upon this report given upon the authority of that firm as experts in accounting and auditing.

                          Index to Financial Statements

                                                                                                   Page
                                                                                                   ----
  Consolidated Financial Statements

Index to Financial Statements..................................................................     F-1

Independent auditors' report, December 31, 2000................................................     F-2

Independent auditors' report, January 31, 2000.................................................     F-3

Balance sheet as of December 31, 2000..........................................................     F-4

Statements of operations for the eleven months ended December 31, 2000 and for the year
    ended January 31, 2000.....................................................................     F-5

Statements of changes in stockholders' equity for the eleven months ended December 31,
    2000 and for the year ended January 31, 2000...............................................     F-6

Statements of cash flows for the eleven months ended December 31, 2000 and for the year
    ended January 31, 2000.....................................................................     F-7

Notes to financial statements..................................................................     F-9



  Interim Reports

Balance Sheet as of March 31, 2000 (unaudited) and December 31, 2000...........................    F-25

Statements of Operations for the three months ended March 31, 2001
    and April 30, 2000 (unaudited).............................................................    F-26

Statement of Changes in Shareholders' Equity for the three months ended
    March 31, 2000 (unaudited).................................................................    F-27

Statement of Cash Flows for the three months ended March 31, 2001
    and April 30, 2000 (unaudited).............................................................    F-28

Notes to Financial Statements..................................................................    F-29

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
U.S. Energy Systems, Inc.
White Plains, New York

We have audited the accompanying consolidated balance sheet of U.S. Energy Systems, Inc. and subsidiaries as of December 31, 2000 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the eleven months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Energy Systems, Inc. and subsidiaries as of December 31, 2000, and the consolidated results of their operations and their consolidated cash flows for the eleven month period then ended in conformity with generally accepted accounting principles.


/s/  Kostin, Ruffkess & Company, LLC
--------------------------------------------
Kostin, Ruffkess & Company, LLC
West Hartford, Connecticut
March 23, 2001

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
U.S. Energy Systems, Inc.
West Palm Beach, Florida

We have audited the accompanying consolidated statements of operations, changes in stockholders' equity and cash flows of U.S. Energy Systems, Inc. and subsidiaries for the year ended January 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated results of their operations and the consolidated cash flows of U.S. Energy Systems, Inc. and subsidiaries for the year ended January 31, 2000 in conformity with generally accepted accounting principles.



/s/ RICHARD A. EISNER & COMPANY, LLP
------------------------------------
Richard A. Eisner & Company, LLP

New York, New York
April 7, 2000

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                                                December 31,
                                                                                                    2000
                                                                                                ------------
ASSETS
Current assets:
   Cash .....................................................................................   $  5,435,000
   Accounts receivable (less allowance for doubtful accounts $15,000) .......................      2,860,000
   Other current assets .....................................................................        825,000
                                                                                                ------------
      Total current assets ..................................................................      9,120,000
Property, plant and equipment, net ..........................................................      5,965,000
Notes receivable ............................................................................      1,754,000
Accrued interest receivable .................................................................        459,000
Investments in joint ventures:
   Lehi Independent Power Associates, L.C ...................................................        853,000
   Plymouth Cogeneration Limited Partnership ................................................        455,000
   Marathon Capital, LLC ....................................................................      1,013,000
   Castlebridge Partners, LLC ...............................................................      3,073,000
Deferred acquisition costs ..................................................................        675,000
Deferred financing costs, net ...............................................................        557,000
Goodwill, net ...............................................................................      1,678,000
Deferred tax asset ..........................................................................      1,200,000
Other assets ................................................................................        223,000
                                                                                                ------------
                                                                                                $ 27,025,000
                                                                                                ============

LIABILITIES
Current liabilities:
   Current portion of long-term debt ........................................................   $    220,000
   Note payable - bank ......................................................................        300,000
   Accounts payable and accrued expenses ....................................................      1,535,000
   Payable to estate of former officer ......................................................         92,000
                                                                                                ------------
      Total current liabilities .............................................................      2,147,000
                                                                                                ------------
Long-term debt, less current portion ........................................................        537,000
Convertible subordinated debentures .........................................................        202,000
Advances from joint ventures ................................................................        102,000
                                                                                                ------------
      Total long-term liabilities ...........................................................        841,000
                                                                                                ------------
      Total liabilities .....................................................................      2,988,000
                                                                                                ------------
Minority interest ...........................................................................        559,000
                                                                                                ------------
Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, authorized 10,000,000 shares:
   Series A, 9% cumulative, convertible, issued and outstanding 1,138,888 shares (liquidation
      value of $10,404,160) .................................................................         11,000
   Series B, 9% cumulative, convertible, issued and outstanding 398 shares
Common stock, $.01 par value, authorized 50,000,000 shares; issued 7,695,558 shares .........         77,000
Treasury stock, 7,600 shares common stock at cost ...........................................        (15,000)
Stock subscription receivable ...............................................................     (7,741,000)
Additional paid-in capital ..................................................................     45,484,000
Accumulated deficit .........................................................................    (14,338,000)
                                                                                                ------------
                                                                                                  23,478,000
                                                                                                ------------
                                                                                                $ 27,025,000
                                                                                                ============

                        See notes to financial statements

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                       Eleven           Twelve
                                                                                       Months           Months
                                                                                       Ended            Ended
                                                                                    December 31,     January 31,
                                                                                        2000             2000
                                                                                    -----------      -----------
Revenues ......................................................................     $ 8,327,000      $ 4,715,000
                                                                                    -----------      -----------
Costs and expenses:
   Operating expenses .........................................................       3,819,000        2,817,000
   General and administrative expenses ........................................       2,615,000        2,446,000
   Depreciation and amortization ..............................................         625,000          579,000
   Litigation settlement costs ................................................           2,000          932,000
   Loss (gain) from joint ventures ............................................        (117,000)         100,000
                                                                                    -----------      -----------
      Total costs and expenses ................................................       6,944,000        6,874,000
                                                                                    -----------      -----------

Income (loss) from operations .................................................       1,383,000       (2,159,000)

Interest income ...............................................................         536,000          143,000
Interest expense ..............................................................        (110,000)        (115,000)
Life insurance proceeds, net of costs and expenses ............................                          600,000
Minority interest .............................................................                           (6,000)
                                                                                    -----------      -----------

Income (loss) before non-recurring items and extraordinary item ...............       1,809,000       (1,537,000)

Compensation arising from issuance of options to members of new management team       1,313,000
Provision for severance and repositioning of the Company ......................         311,000
                                                                                    -----------      -----------

Income (loss) before extraordinary item .......................................         185,000       (1,537,000)
Extraordinary gain from early extinguishment of debt ..........................          69,000
Income tax benefit ............................................................       1,200,000
                                                                                    -----------      -----------
NET INCOME (LOSS) .............................................................     $ 1,385,000      $(1,468,000)
                                                                                    ===========      ===========



NET INCOME (LOSS) .............................................................     $ 1,385,000      $(1,468,000)
Dividends on preferred stock ..................................................        (537,000)        (263,000)
Dividends on beneficial conversion of preferred stock .........................      (7,750,000)
                                                                                    -----------      -----------
LOSS APPLICABLE TO COMMON STOCK ...............................................     $(6,902,000)     $(1,731,000)
                                                                                    ===========      ===========

LOSS PER SHARE OF COMMON STOCK - BASIC AND DILUTED:
   LOSS BEFORE EXTRAORDINARY ITEM .............................................     $     (1.05)     $     (0.34)
   EXTRAORDINARY ITEM .........................................................                             0.01
                                                                                    -----------      -----------

   NET LOSS ...................................................................     $     (1.05)     $     (0.33)
                                                                                    ===========      ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                            6,602,310        5,185,546
                                                                                    ===========      ===========


                        See notes to financial statements

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                          Preferred Stock   Preferred Stock
                                             Series A           Series B         Treasury Stock                      Common Stock
                                         ------------------ -----------------  -------------------                -----------------
                                          Number             Number             Number                             Number
                                            of                 of                 of               Subscription      of
                                          Shares    Amount   Shares    Amount   Shares    Amount    Receivable     Shares    Amount
                                         --------  -------- --------   ------  -------  ---------- ------------  ---------  -------
BALANCE - JANUARY 31, 1999...........    250,000    $3,000                     (2,600)  $ (3,000)                5,160,605  $51,000

Cash paid for fractional shares......                                                                                   (2)
Shares purchased for treasury........                                          (5,000)   (12,000)
Debentures exchanged for
   Preferred stock...................                           509      (*)
Compensatory warrant modification....
Shares issued for compensation.......                                                                               16,287
Shares issued as financing fee.......                                                                              187,234    3,000
Shares issued in connection with
   private placement offering, net of
   financing costs...................     27,778       (*)
Net loss for the year ended
   January 31, 2000..................
Dividends on Preferred Stock:
   Series A..........................
   Series B..........................
                                         -------   -------  -------            -------  --------                 ---------  -------
BALANCE - JANUARY 31, 2000...........    277,778     3,000      509            (7,600)   (15,000)                5,364,124   54,000

Cash paid for fractional shares......                                                                                   (5)
Shares issued pursuant to
 anti-dilution
   Provision of agreement with Energy
   Systems Investors, LLC and Larry
   Schneider.........................                                                                               24,069      (*)
Shares issued for investment in
   Marathon Capital, LLC.............                                                                              200,000    2,000
Shares issued in connection with
   investment In Castlebridge
   Partners, LLC.....................                                                                              597,917    6,000
Shares issued to Cinergy Solutions...                                                                              583,333    6,000
Shares issued to estate of former
officer..............................                                                                               25,000      (*)
Shares issued for conversion of
   Preferred Stock Series B..........                          (111)     (*)                                        30,720      (*)
Shares issued for exercised warrants.                                                                              689,650    7,000
Shares issued for exercised options..                                                                              180,750    2,000
Shares issued for the exercise of
options on
   Preferred stock...................    861,110     8,000
Compensation arising from issuance of
   options to members of  new
management team......................
Net income for the eleven months
  ended December 31, 2000............
Dividends on Preferred Stock:
   Series A..........................
   Series B..........................
Dividends on beneficial conversion of
   Preferred Stock Series A..........
Stock subscription receivable on
   option exercised..................                                                              $(7,741,000)
                                       ---------  -------- --------           -------  ---------   -----------   --------- --------
BALANCE - DECEMBER 31, 2000..........  1,138,888   $11,000      398            (7,600)  $(15,000)  $(7,741,000)  7,695,558 $ 77,000
                                       =========  ======== ========           =======  =========   ===========   ========= ========




                                        Additional
                                         Paid-in
                                         Capital        Deficit        Total
                                       -----------   -------------  ------------
BALANCE - JANUARY 31, 1999...........  $17,467,000   $ (6,505,000)  $11,013,000

Cash paid for fractional shares......                                         0
Shares purchased for treasury........                                   (12,000)
Debentures exchanged for
   Preferred stock...................      433,000                      433,000
Compensatory warrant modification....       15,000                       15,000
Shares issued for compensation.......       46,000                       46,000
Shares issued as financing fee.......      493,000                      496,000
Shares issued in connection with
   private placement offering, net of
   financing costs...................      234,000                      234,000
Net loss for the year ended
   January 31, 2000..................                  (1,468,000)   (1,468,000)
Dividends on Preferred Stock:
   Series A..........................     (217,000)                    (217,000)
   Series B..........................      (46,000)                     (46,000)
                                       -----------   ------------   -----------
BALANCE - JANUARY 31, 2000...........   18,425,000     (7,973,000)   10,494,000

Cash paid for fractional shares......                                        (*)
Shares issued pursuant to
 anti-dilution
   Provision of agreement with Energy
   Systems Investors, LLC and Larry
   Schneider.........................           (*)                          (*)
Shares issued for investment in
   Marathon Capital, LLC.............       960,000                     962,000
Shares issued in connection with
   investment In Castlebridge
   Partners, LLC.....................     2,910,000                   2,916,000
Shares issued to Cinergy Solutions...     3,494,000                   3,500,000
Shares issued to estate of former
officer..............................       125,000                     125,000
Shares issued for conversion of
   Preferred Stock Series B..........                                        (*)
Shares issued for exercised warrants.     2,751,000                   2,758,000
Shares issued for exercised options..       552,000                     554,000
Shares issued for the exercise of
options on
   Preferred stock...................     7,741,000                   7,749,000
Compensation arising from issuance of
   options to members of  new             1,313,000                   1,313,000
management team......................
Net income for the eleven months
  ended December 31, 2000............                   1,385,000     1,385,000
Dividends on Preferred Stock:
   Series A..........................      (498,000)                   (498,000)
   Series B..........................       (39,000)                    (39,000)
Dividends on beneficial conversion of
   Preferred Stock Series A..........     7,750,000    (7,750,000)            0
Stock subscription receivable on
   option exercised..................                                (7,741,000)
                                       ------------  ------------  ------------
BALANCE - DECEMBER 31, 2000..........   $45,484,000  $(14,338,000)  $23,478,000
                                       ============  ============  ============

(*) Less than $1,000

                        See notes to financial statements

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                             Eleven          Twelve
                                                                                          Months Ended    Months Ended
                                                                                          December 31,     January 31,
                                                                                              2000            2000
                                                                                          ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ..................................................................     $ 1,385,000      $(1,468,000)
 Adjustments to reconcile net income (loss) to net cash used in operating activities:
    Depreciation and amortization ...................................................         625,000          579,000
    Equity in loss (gain) of joint ventures .........................................        (117,000)         100,000
    Minority interest ...............................................................                            6,000
    Deferred income taxes ...........................................................      (1,200,000)
    Gain from exchange of debentures for preferred stock ............................                          (69,000)
    Write off of deferred acquisition costs .........................................                          441,000
    Gain on life insurance claim, net ...............................................                         (600,000)
    Write-down of assets ............................................................          56,000
    Shares issued to estate of former officer .......................................         125,000
    Compensation recognized for granting of stock options ...........................       1,313,000           61,000
    Changes in:
      Accounts receivable, trade ....................................................      (2,328,000)         231,000
      Notes receivable ..............................................................          20,000           77,000
      Other current assets ..........................................................        (473,000)           3,000
      Other assets ..................................................................        (273,000)        (187,000)
      Accounts payable and accrued expenses .........................................         666,000         (175,000)
      Litigation settlement payable .................................................        (900,000)         900,000
      Life insurance proceeds, net of costs and expenses ............................         870,000
                                                                                          -----------      -----------
         Net cash used in operating activities ......................................        (231,000)        (101,000)
                                                                                          -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Loans to Reno Energy LLC ...........................................................          (2,000)        (154,000)
 Repayments of loan by Reno Energy LLC ..............................................                          384,000
 Distribution from Lehi Independent Power Associates, LC ............................         183,000
 Distribution from Plymouth Cogeneration Limited Partnership ........................          49,000
 Investment in Marathon Capital, LLC ................................................         (51,000)
 Investment in Castlebridge Partners, LLC ...........................................        (224,000)
 Acquisition of equipment and leasehold improvements ................................        (647,000)        (485,000)
 Deferred acquisition costs .........................................................        (278,000)        (170,000)
                                                                                          -----------      -----------
         Net cash used in investing activities ......................................        (970,000)        (425,000)
                                                                                          -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payment of partial redemption of convertible subordinated debentures ...............        (164,000)
 Payment of long-term debt ..........................................................        (163,000)        (136,000)
 Proceeds from long-term debt .......................................................         367,000          179,000
 Proceeds from sale of common stock .................................................       3,500,000
 Proceeds from sale of preferred stock ..............................................                          250,000
 Proceeds from exercise of options and warrants .....................................       3,320,000
 Purchase of treasury shares ........................................................                          (12,000)
 Dividends on preferred stock .......................................................        (537,000)        (263,000)
 Advances from joint ventures .......................................................          12,000           33,000
                                                                                          -----------      -----------
         Net cash provided by financing activities ..................................       6,335,000           51,000
                                                                                          -----------      -----------

     NET INCREASE (DECREASE) IN CASH ................................................       5,134,000         (475,000)
Cash - beginning of year ............................................................         301,000          776,000
                                                                                          -----------      -----------
        CASH - END OF YEAR ..........................................................     $ 5,435,000      $   301,000
                                                                                          ===========      ===========

                        See notes to financial statements

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (continued)


                                                                                                 Eleven          Twelve
                                                                                              Months Ended    Months Ended
                                                                                              December 31,     January 31,
                                                                                                  2000            2000
                                                                                            --------------- ----------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest.............................................................      $     115,000    $      91,000
SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES:
   Stock subscription receivable on option exercised..................................      $   7,741,000
   Debentures exchanged for preferred stock...........................................                       $     433,000
   Common stock issued as financing fee...............................................                       $     496,000
   Amortization of deferred financing costs...........................................                       $      16,000
   Conversion of Series B Preferred Stock.............................................      $         (*)
   Issuance of Common Stock for investment interest in Marathon Capital, LLC..........      $     962,000
   Issuance of Common Stock for investment interest in Castlebridge Partners, LLC.....      $   2,916,000
   Issuance of Common Stock pursuant to anti-dilution provision.......................      $         (*)
   Issuance of Common Stock to estate of former officer...............................      $     125,000
   Compensation arising from issuance of options to new management team...............      $   1,313,000


(*) Less than $1,000


                        See notes to financial statements

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

Note A  --  The Company

     U.S. Energy Systems, Inc. and subsidiaries (collectively the "Company") is in the business of owning, developing and operating cogeneration and independent power plants through subsidiaries and through joint ventures. The Company also provides environmental and remedial services, which include collecting and recycling, used motor and industrial oils and water.

Note B  --  Significant Accounting Policies

     Significant accounting policies followed in the preparation of the financial statements are as follows:

          (1) Fiscal year. The fiscal year of the Company has been changed from January 31 to December 31 to conform to other companies in our industry and to our affiliates. As a result, the financial statements reported herein are as of December 31, 2000, and reports of operations are for the eleven months ended December 31, 2000.

          (2) Consolidation. The consolidated financial statements of the Company include the accounts of the Company and its wholly owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated balance sheet. Income attributable to the minority interest for the eleven months ended December 31, 2000 was insignificant.

          (3) Statement of Cash Flows. For purposes of reporting cash flows, cash and cash equivalents include cash on hand and short-term investments maturing within ninety days.

          (4) Property, Plant and Equipment. Property, plant and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives ranging from five to forty years.

          (5) Investments in Joint Ventures. Investments in joint ventures are accounted for under the equity method.

          (6) Goodwill and Other Long-Lived Assets. Goodwill represents the excess of the cost of acquired companies over the fair value of their tangible net assets acquired and is being amortized over 15 years using the straight-line method. The periods of amortization of goodwill and other long-lived assets are evaluated at least annually to determine whether events and circumstances warrant revised estimates of useful lives. This evaluation considers, among other factors, expected cash flows and profits of the business to which the goodwill and other long-lived assets relate. Based upon the periodic analysis, such assets are written down or written off if it appears that future profits or cash flows will be insufficient to recover their carrying values.

          (7) Per Share Data. Loss per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the periods. In arriving at income available to common stockholders, preferred stock dividends have been deducted. Potential common shares have not been included due to their anti-dilutive effect.

          (8) Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

          (9) Cogeneration and independent power plants - revenues are recognized upon delivery of power to a customer.

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

          (10) Fair Values of Financial Instruments. The estimated fair value of financial instruments has been determined based on available market information and appropriate valuation methodologies. The carrying amounts of cash, accounts receivable, other current assets, accounts payable and royalties payable approximate fair value at December 31, 2000 because of the short maturity of these financial instruments. The estimated carrying value of the notes receivable, notes payable - bank, long-term debt (mortgage and equipment notes payable) and the convertible subordinated debentures approximate fair value because the interest rates on these instruments approximate the market rates at December 31, 2000. The fair value estimates were based on information available to management as of December 31, 2000.

          (11) Stock-Based Compensation The Company accounts for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees" and discloses the pro forma effects on net loss and loss per share had the fair value of options been expensed. Under the provisions of APB No. 25, compensation arising from the grant of stock options is measured as the excess, if any, of the quoted market price of the Company"s common stock at the date of grant over the amount an employee must pay to acquire the stock (see Note K).

Note C  --  Subsidiaries and Affiliates

     (1) American Enviro-Services, Inc. . In August 1997, the Company completed the acquisition of American Enviro-Services, Inc.. ("AES"), a provider of environmental and remedial services, for $2,774,000 including acquisition costs of $276,000. The acquisition was accounted for as a purchase.

     (2) Commonwealth Petroleum Recycling, Inc. In January 1998, the Company, through its AES subsidiary, completed the acquisition of Commonwealth Petroleum Recycling, Inc. ("Commonwealth") for $384,000, including acquisition costs of $51,000. Commonwealth also provides environmental and remedial services.

     (3) Steamboat Envirosystems, L.L.C. The Company owns a 95% interest in Steamboat Envirosystems, L.L.C. ("Steamboat") which owns and operates two geothermal power plants (the "Steamboat Facilities").

     The first $1,800,000 of Steamboat's annual net income is allocated to the Company. For net income above $1,800,000, the other owner's interest will be allocated: (i) 55% through December 2001 and (ii) 5% thereafter, with the balance going to the Company.

     The Steamboat Facilities produce seven megawatts of electric power which is sold, at market rates, under two power purchase agreements to Sierra Pacific Power Company ("Sierra"). The agreements for Steamboat 1 and 1A expire in December 2006 and December 2008, respectively.

     The Steamboat Facilities are subject to certain royalty agreements which include royalty payments for steam extraction rights. In addition, one facility is required to make royalty payments equivalent to thirty percent of its net revenue after certain deductions. Total royalty expense for the fiscal periods were $742,000 for the eleven months ended December 31, 2000 and $227,000 for the twelve months ended January 31, 2000.

     (4) USE Geothermal, LLC. The Company has invested $1,970,000 in USE Geothermal, LLC ("USE GEO"), for an 89.6% ownership interest. USE GEO is involved in the development of a geothermal heating project (the "Reno Project") with Reno Energy LLC ("Reno Energy"), a Nevada limited liability company.

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

Note D  --  Notes Receivable

     Notes receivable consist of a convertible loan amounting to $1,754,000 under a loan agreement between USE GEO and Reno Energy maturing on April 10, 2027. The loan is convertible into a 50% equity interest in Reno Energy. The percentage is subject to pro rata adjustment in the event of additional funding of the Reno Project. The loan is collateralized by a first lien on all assets of Reno Energy and guaranteed by Reno Energy"s members. Additional advances made to Reno Energy have not affected the 50% conversion feature. At December 31, 2000, accrued interest on this note is $459,000.

Note E  --  Property, Plant and Equipment

Property, plant and equipment consist of the following at December 31, 2000:

        Land...............................................       $     78,000
        Building...........................................            868,000
        Steamboat Power Plants.............................          4,205,000
        Equipment..........................................            592,000
        Leasehold improvements.............................             29,000
        Office equipment and furnishings...................            172,000
        Vehicles...........................................          1,441,000
                                                                 -------------
                                                                     7,385,000
        Less accumulated depreciation......................         (1,420,000)
                                                                 -------------
                                                                  $  5,965,000
                                                                 =============

Note F  --  Investments in Joint Ventures

     (1) Lehi Independent Power Associates, L.C. ("LIPA"). Lehi Envirosystems, Inc. ("LEHI"), a wholly owned subsidiary of the Company, owns a 50% equity interest in LIPA, which owns a cogeneration project (the "Project") located in Lehi, Utah. From the date of LEHI"s investment through December 31, 2000, the Project has not been in operation.

     The operating agreement of LIPA provides for, among other matters, the allocation of the net profits and net losses to the owners in proportion to their ownership interests. The agreement also provides for additional contributions totaling $875,000 to be divided proportionately by the owners in the event that any modification, as provided, is required to bring the Project back to full operational condition. The LIPA operating agreement terminates in January 2024, unless sooner dissolved by certain conditions as set forth in the operating agreement.

     LIPA has received inquiries from third parties interested in purchasing the plant and permit. Negotiations are under way.

     An owner of a 25% interest in LIPA also owns a 5% interest in Steamboat Envirosystems, L.L.C. (see Note C(3)).

     (2) Plymouth Cogeneration Limited Partnership ("PCLP"). The Company, through its wholly owned subsidiary, Plymouth Envirosystems, Inc. ("Plymouth") owns a 50% interest in PCLP which owns and operates a cogeneration plant which produces electricity and heat at Plymouth State College, in Plymouth, New Hampshire. The facility provides 100% of the electrical and heating requirements for the campus, which is a part of the University of New Hampshire system, under a contract expiring in 2014. The project is comprised of a combination of diesel engine-generators, heat recovery and supplemental boilers, and the complete civil works that link all campus buildings into a single heating loop.

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

     (3) At acquisition, LEHI's equity in the net assets of LIPA was approximately $146,000 and Plymouth's equity in the net assets of PCLP was approximately $668,000. The excess of purchase price over the underlying equities of LEHI and Plymouth have been allocated to the plants of LIPA and PCLP, respectively, and is being amortized over the remaining life of such assets. At December 31, 2000, the estimated remaining life of the plants is as follows:

                  LIPA        - buildings                       23 years
                              - machinery and equipment          1 years
                  Plymouth    - plant                           14 years

     (4) On August 23, 2000, we issued 568,750 shares of our common stock to Castlebridge in exchange for an approximate 25% voting interest in Castlebridge, a capital markets and insurance consulting firm that focuses on commodity derivative markets. Castlebridge provides advice in the structuring, pricing and execution of a variety of risk management producers and securitzations and concentrates on markets, such as power, emission credits, weather, coal, paper and pulp, bandwidth and construction materials that tend to have unique valuation and risk management issues. In addition, we issued 29,167 shares to SPARKEnergy.com corporation as a finder's fee.

     (5) The following is summarized financial information of Castlebridge Partners, LLC, LIPA and PCLP as of December 31, 2000 and for each of the two-years in the period then ended:

                                                                         December 31, 2000
                                                           ---------------------------------------------
                                                           Castlebridge         LIPA             PCLP
                                                           -----------      -----------      -----------
     Current assets ..................................     $    21,000      $    42,000      $   414,000
     Property, plant and equipment at cost (net) .....          22,000          258,000        4,115,000
     Other assets ....................................       2,275,000                         1,030,000
                                                           -----------      -----------      -----------

        Total assets .................................       2,318,000          300,000        5,559,000
     Current liabilities .............................        (186,000)         (37,000)        (407,000)
     Long-term debt ..................................          (2,000)                       (4,360,000)
                                                           -----------      -----------      -----------

     Equity ..........................................     $ 2,130,000      $   263,000      $   792,000
                                                           ===========      ===========      ===========

     Share of equity in joint ventures ...............     $   532,000      $   132,000      $   396,000
     Investments in joint ventures in excess of equity       2,541,000          721,000           59,000
                                                           -----------      -----------      -----------

        Total investments in joint ventures ..........     $ 3,073,000      $   853,000      $   455,000
                                                           ===========      ===========      ===========

Our investment in Marathon Capital, LLC consists of 900,000 shares of preferred stock yielding 9% dividends.

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

                                         Castlebridge
                                           Partners,
                                              LLC              LIPA                    PCLP
                                          ----------  --------------------   -------------------------
                                          Four Months
                                             Ended
                                           December,
                                              31 *              Years Ended December 31,
                                          ----------  ------------------------------------------------
                                             2000        2000       1999         2000          1999
                                          ----------  ---------   --------   -----------   -----------
     Revenue ........................     $  61,000   $   5,000   $  7,000   $ 1,387,000   $ 1,292,000
                                          =========   =========   ========   ===========   ===========

     Net income (loss) ..............      (261,000)  $ 355,000   $(25,000)  $    76,000   $   (57,000)
                                          =========   =========   ========   ===========   ===========

     Equity in net income (loss) ....     $ (66,000)  $ 177,000   $(12,000)  $    38,000   $   (29,000)
     Amortization of purchase
         price over equity ..........             0     (28,000)   (55,000)       (4,000)       (4,000)
                                          ---------   ---------   --------   -----------   -----------

     Net loss from joint ventures ...     $ (66,000)  $ 149,000   $(67,000)  $    34,000   $   (33,000)
                                          =========   =========   ========   ===========   ===========

     * Our investment in Castlebridge was made on August 23,2000.

Note G  --  Note Payable  --  Bank

     At December 31, 2000, AES owed a bank $300,000 under a line of credit which is renewable annually, bearing interest at 0.5% above prime. (10.0% at December 31, 2000.) The line of credit is collateralized by AES accounts receivable, inventory, building and equipment.

Note H  --  Long-Term Debt

     Long-term debt, all incurred by AES, consisted of the following at December 31, 2000:


     Mortgage payable, U.S. Small Business Administration, 4%, $447
        per month, due November, 2017 (A) ....................................   $ 65,000
     Mortgage payable,  prime plus 0.5%, $3,266
        per month, due February, 2017 (A) ....................................    185,000
     Notes payable, various, 6.9% - 9.5%, $13,975  per month, due
        January 2001 to February 2005, collateralized by all the assets of AES    507,000
                                                                                 --------

                                                                                  757,000
     Less current portion ....................................................    220,000
                                                                                 --------

                                                                                 $537,000
                                                                                 ========

     (A) Collateralized by AES land and building

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

     As of December 31, 2000, future annual maturities are as follows:

        2001 .................................................     $220,000
        2002 .................................................      169,000
        2003 .................................................      142,000
        2004 .................................................       92,000
        2005 .................................................       42,000
        Thereafter ...........................................       92,000
                                                                   --------
                                                                   $757,000
                                                                   ========

Note I  -- Income Taxes

     The financial statements do not include a provision for taxes due to the utilization of net operating loss carryforwards. The utilization of these operating losses resulted in tax savings in the current year of approximately $629,000 in the eleven-month period ended December 31, 2000. The Company has available approximately $4,400,000 of net operating losses which can be used to offset taxable income, if any, which expire in varying amounts through the year 2020. The significant timing difference in the current period results from the compensation arising from the issuance of options to members of the new management team of $1,313,000.

     The Company has a deferred tax asset resulting from the future benefit to be derived from the utilization of the net operating loss carryforwards and the compensation on the issuance of options. The future tax benefits computed at the statutory rates in effect approximate $2,400,000 of which the Company is reserving $1,200,000 at the end of December, 2000. This change in the reserve from the prior year is due to the fact that the Company generated a profit in the current year, and with continued profitable operations can realize the benefit resulting from the utilization of these loss carryforwards.

     A summary of the deferred tax asset is as follows:

                                                                   Eleven
                                                                Months Ended
                                                                December 31,
                                                                    2000
                                                                ------------
     Potential tax benefit of the operating loss carryforward   $ 1,900,000
     Potential tax benefit of options issued ................       500,000
     Valuation allowance ....................................    (1,200,000)
                                                                -----------
     Deferred tax asset .....................................   $ 1,200,000
                                                                ===========

     Under Section 382 of the Internal Revenue Code, the Company is subject to annual limitation on the utilization of its net operating loss carryforwards resulting from the ownership change of more than 50% that occurred upon the public offering in December, 1996. This annual limitation is approximately $150,000 plus any built in gains recognized in the five year period beginning on the date of the ownership change.

Note J  -- Convertible Subordinated Secured Debentures

     The Convertible Subordinated Debentures (the "Debentures") bear interest at 9% per annum and are due on January 25, 2004. The Debenture holders are entitled to a portion of the Company"s share of net profits of LIPA. The Debentures are collateralized by the outstanding shares of LEHI and are subordinated to senior indebtedness. The Company has the option to redeem the Debentures at 102% of principal, plus unpaid and accrued interest. The conversion rate of the Debentures is $8.00 per share.

     In December, 2000, the Company received a distribution of funds from LIPA as its 50% share of proceeds from the sale of equipment, and made partial redemption of the Debentures. As a result, the principal amount of the Debentures outstanding at December 31, 2000 was approximately $202,000.

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

      In 1999 the Company made an exchange offer to its debenture holders under which the principal amount of the holders" notes would be exchanged for shares of the Company"s Series B 9% Convertible Preferred Stock ("Series B Preferred"). Holders of 58% of the debentures accepted the offer, and on March 8, 1999, the Company issued 509 shares of Series B Preferred in exchange for $509,000 in principal amount of the Debentures. The exchange resulted in a gain of $69,000 net of $7,000 in related expenses. The Series B Preferred pays an annual dividend at 9% and each share is convertible into 275 shares of the Company"s common stock.

Note K  --  Stockholders' Equity

     (1) Preferred Stock. On March 23, 1998, the Company issued 250,000 shares of its Series A convertible preferred stock ("Series A Preferred"), par value $0.01 per share, for $2,250,000 ($9.00 per share). Each share of Series A Preferred is convertible into four shares of common stock, subject to certain anti-dilutive adjustments upon the occurrence of certain events, and is entitled to a cumulative dividend of 9% per annum, in cash or common shares of the Company. The Company may redeem the Series A Preferred after March 1, 2001, and may require the conversion of the Series A Preferred to common stock after March 1, 2006.

     The Company granted an option to Energy Systems Investors, LLC ("ESI"), an entity controlled by Lawrence Schneider and Henry Schneider, executive officers and directors of the Company. The option was for the purchase of 888,888 shares of Series A Preferred at $9.00 per share ($8,000,000). The expiration date for the option was extended by one year to August 26, 2000, in consideration for ESI exercising a portion of the option and acquiring 27,778 shares for $250,000 on June 14, 1999.

     In July, 2000, ESI exercised its option to acquire the remaining 861,110 shares of Series A Preferred for an aggregate purchase price of $7,749,990 (i.e. $9.00 per share). We received cash of $8,611 and $7,741,379 in the form of a one year limited recourse promissory note made by ESI in our favor. The note currently bears interest at 9.25% per annum, payable quarterly.

     Each share of Series A Preferred is entitled to the number of votes equal to $9.00 divided by the conversion price as of the record date, currently four votes per preferred share. The liquidation value of each share of Series A Preferred is equal to $9.00 plus accrued dividends, whether or not declared. The Series A Preferred will have a preference on liquidation equal to the liquidation value ($10,404,160 at December 31, 2000). Dividends accrued on Series A Preferred of $154,000 are included in accounts payable in the accompanying balance sheet.

     (2) 1996 Stock Option Plan. The 1996 Stock Option Plan (the "1996 Plan") provides for the granting of nonstatutory options to purchase up to 1,000,000 shares of common stock to officers, employees, directors and consultants of the Company. The 1996 Plan is administered by a committee appointed by the Board of Directors which, within the limitation of the 1996 Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, the duration and rate of exercise of each option, the exercise price and manner of exercise, and the time, manner and form of payment upon exercise of an option. Options granted under the 1996 Plan may not be granted at a price less than the fair value of the common stock, as determined by the committee on the date of grant, and will expire not more than ten years from the date of grant.

     (3) 1997 Stock Option Plan The 1997 Stock Option Plan (the "1997 Plan") provides for the granting of nonstatutory options to purchase up to 1,000,000 shares of common stock to officers, employees, directors and consultants of the Company. The 1997 Plan has substantially the same terms and provisions as the 1996 Plan.

     (4) 1998 Executive Incentive Compensation Plan. In August 1998, the Company adopted the 1998 Executive Incentive Compensation Plan (the "1998 Plan"). The 1998 Plan provides for the granting of stock options, stock appreciation rights, restricted stock, deferred stock and other stock related awards and incentive awards that may be settled in cash, stock or property. The 1998 Plan is intended to supersede the 1997 Plan and the 1996 Plan (the "Preexisting Plans"). Under the 1998 Plan, 1,500,000 shares of common stock may be subject to the granting of awards, plus the number of shares with respect to shares previously granted under the Preexisting Plans that

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES terminate without being exercised, and the number of shares that are surrendered in payment of any awards or tax withholding requirements.

     The Plan is to be administered by a committee designated by the Board of Directors consisting of not less than two outside, nonemployee directors. The committee is authorized to select to whom awards will be granted, determine type and number of awards to be granted and the number of shares of common stock to which awards will relate and specify times at which awards will be exercisable or settleable.

     (5) 2000 Executive Incentive Compensation Plan. The Board of Directors adopted the 2000 Executive Incentive Compensation Plan (the "2000 Plan") subject to approval of our stockholders. The 2000 Plan provides for the granting of stock options, stock appreciation rights, restricted stock, deferred stock and other stock related awards and incentive awards that may be settled in cash, stock or property.

     The total number of shares of common stock that may be issued under the 2000 Plan equals the sum of 10,000,000 shares plus the number of shares that are surrendered in payment of any award or any tax withholding requirements. All of these shares may be incentive stock options.

     The Board of Directors or a committee thereof administers the 2000 Plan. The Board is permitted to impose performance conditions with respect to any award, thereby requiring forfeiture of all or any part of any award if performance objectives are not met, or to link the time of exercisability or settlement of an award to the achievement of performance conditions. For awards intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Internal Revenue Code, such performance objectives shall be based upon the achievement of a performance goal based upon business criteria described in the plan.

     (6) Stock Options and Warrants. Prior to December 1996, the Company granted 174,100 options to officers, employees, directors and consultants of the Company under several Stock Option Agreements. Options granted under these agreements are exercisable for a period of up to five (5) years from date of grant at an exercise price as stated in the agreements.

     During the eleven months ended December 31, 2000, options to acquire shares of common stock totaling 187,500 were issued under the 1998 Plan, 3,749,000 were issued under the 2000 Plan, subject to approval of the 2000 Plan by the stockholders, and 250,000 non-qualified options were issued outside of any plan.

Stock option activity is summarized as follows:

                                                   Eleven Months Ended            Year Ended
                                                    December 31, 2000          January 31, 2000
                                                  ---------------------     -----------------------
                                                               Weighted                   Weighted
                                                                Average                    Average
                                                               Exercise                   Exercise
                                                   Shares       Price         Shares       Price
                                                  ---------     ------      ---------     ---------
     Options outstanding at beginning of year     2,672,200     $ 2.93      1,829,100     $   3.08
     Granted ................................     4,186,500       3.74        847,950         2.86
     Cancelled ..............................      (170,275)      5.43        (54,850)        3.28
     Exercised ..............................      (180,750)      3.07
                                                  ---------                 ---------

     Options outstanding at end of year .....     6,507,675       3.39      2,672,200         2.93
                                                  =========                 =========

     Options exercisable at end of year .....     2,760,675       2.91      2,111,725         2.93
                                                  =========                 =========

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

     The following table presents information relating to stock options outstanding at December 31, 2000:

                              Options Outstanding                                  Options Exercisable
      ------------------------------------------------------------------      --------------------------
                                                              Weighted
                                                  Weighted     Average                        Weighted
                                                   Average    Remaining                        Average
                                                  Exercise     Life in                        Exercise
      Range of Exercise Price       Shares         Price        Years            Shares         Price
      -----------------------    ------------     --------   -----------       ----------    ----------
      $2.00 - $2.50.........        1,339,750      $ 2.41        3.9           1,339,750      $ 2.41
      2.875 - 3.00..........        2,207,925        2.96        8.9             895,425        2.91
      3.25 - 3.875..........          126,000        3.71        6.3              48,000        3.84
      4.00 - 4.875..........        2,745,500        4.10        8.9             427,500        4.00
      6.00..................           88,500        6.00        4.8              50,000        6.00
                                 ------------                                  ---------
                                    6,507,675                    8.0           2,760,675
                                 ============                                  =========

     As of December 31, 2000, a total of 6,241,000 options are available in the 2000 Plan for future grant.

     The weighted average fair value of options at date of grant for grants during the eleven months ended December 31, 2000 (exclusive of grants under the 2000 Plan not yet approved by stockholders) and the year ended January 31, 2000 was $3.03 and $1.45 per option, respectively. The fair value of the options at date of grant was estimated using the Black-Scholes option-pricing model utilizing the following weighted average assumptions:

                                                     For the
                                                      Eleven        For the
                                                      Months          Year
                                                       Ended          Ended
                                                    December 31,   January 31,
                                                       2000           2000
                                                    ------------   -----------
     Risk-free interest rates ...................   6.04 - 6.44%   5.17 - 6.02%
     Expected option life in years ..............   3.00 - 10.00      3.00
     Expected stock price volatility ............       .76            .76
     Expected dividend yield ....................      0.00%          0.00%

     Had the Company elected to recognize compensation cost based on the fair value of the options (exclusive of grants issued under the 2000 Plan not yet approved by stockholders) at the date of grant as prescribed by FASB 123, pro forma net loss applicable to common stock during the eleven months ended December 31, 2000 and the year ended January 31, 2000 would have been ($8,226,000) and ($1,949,000), respectively, or (1.25) per share and ($0.38) per share, respectively.

     As of December 31, 2000, the Company has warrants outstanding for the purchase of its common stock as follows:

                             Exercise            Expiration
         Shares               Price                 Date
    ----------------     ----------------     ---------------
       3,000,350              $4.00            December 2001
         114,000               6.00              June 2001

     During the eleven months ended December 31, 2000, warrants totaling 114,000 were extended to June 30, 2001, with exercise price increased to $6.00. In addition, 689,650 warrants issued as part of an offering in common stock and issued on conversion of debentures, with exercise prices of $4.00, were exercised. The 3,000,350 outstanding warrants exercisable at $4.00 per share and expiring in December 2001 may be redeemed by us at a price of $0.01 per warrant, upon proper notice, if the last sale price of the common stock has been at least

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

$6.00 for the 20 consecutive trading days ending on the third day prior to the date on which notice of redemption is given.

Note L  --  Commitments and Contingencies

     We have entered into an employment agreement with Lawrence I. Schneider under which he will serve as our Chief Executive Officer for a five year period starting May 10, 2000, subject to earlier termination upon the occurrence of certain events. Mr. Schneider is required to devote such time to our business as is reasonably necessary to perform his duties. His annual base salary is $180,000 subject to upward adjustment in the discretion of our board of directors. He also received a grant of non-qualified stock options for 1.75 million shares of our common stock (of which Mr. Schneider surrendered 500,000.) He is also to participate in our 2000 executive bonus plan and has the right to fringe benefits provided to our senior executives.

     We have also entered into an employment agreement with Goran Mornhed under which he will serve as our President and Chief Operating Officer for a five year period starting May 10, 2000, subject to earlier termination upon the occurrence of certain events. Mr. Mornhed is required to perform his duties on a substantially full time basis. His salary and fringes are the same as those to which Mr. Schneider is entitled, and he also received a grant of non-qualified stock options for 1.75 million shares of our common stock.

     We lease space in White Plains, New York, for our corporate headquarters under an operating lease which expires November 2005 at an annual base rental of $74,175. The AES facilities in Monroe, Ohio and Murfreesboro, Tennessee are leased. The Ohio lease Is at an annual base rental of $30,000 and expires in September 2002. The Tennessee lease is at an annual base rental of $12,000 and expires in September 2001.

     On March 27, 1997, the Company filed for a declaratory judgement against Enviro Partners, L.P. ("Enviro") and other partners of the Enviro Limited Partnership. The Company had intended to close a private placement of its securities to Enviro concurrent with a public offering of its securities. The Company was unable to close the private placement because a condition to the private placement, Nasdaq's approval of listing the Company's publicly offered securities on the Nasdaq Small Cap Market, would not be satisfied if the private placement proceeded. Nasdaq refused to approve the requested listing because it concluded that the private placement was unfair to potential Nasdaq investors. The Company completed a public offering without closing the private placement in December 1996.

     The Company began the action because of threats to sue the Company by Enviro for damages sustained as a result of not completing the private placement. On March 28, 1997, Enviro counterclaimed seeking $6,000,000 of damages. On March 8, 1999, motions by both parties for summary judgments were denied and the pretrial process was scheduled. On September 1, 1999, the Company settled with Enviro for $900,000. Payment was completed by April 30, 2000.

Note M  --  Related Party Transactions

     Certain legal costs were incurred by us and paid to an entity of which a member of our board of directors is a partner. The amounts paid were $467,268 in the eleven months ended December 31, 2000, and $114,872 in the twelve months ended January 31, 2000.

Note N  --  Business Segments

     The Company's business segments are the developing and operating of cogeneration and independent power plants and providing environmental and remedial services. The following is the Company's business segment data:

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

                                                    Energy          Environmental
                                                   Division            Division          Corporate           Total
                                                 -------------      -------------       -----------       ------------
     Eleven Months ended December 31, 2000:
        Revenues ..........................      $  5,046,000       $  3,281,000        $                 $  8,327,000
        Operating income (loss) ...........         3,381,000             45,000           (158,000)         3,268,000
        Assets ............................         6,296,000          4,751,000         15,978,000         27,025,000
        Capital expenditures ..............                              613,000             34,000            647,000
        Significant noncash transactions:
           Depreciation and amortization ..           154,000            451,000             20,000            625,000
           Gain from joint ventures and
             Minority interest ............           117,000                                                  117,000

     Year ended January 31, 2000:
        Revenues ..........................      $  1,318,000       $  3,397,000        $                 $  4,715,000
        Operating income (loss) ...........            61,000            425,000         (2,545,000)        (2,059,000)
        Assets ............................         4,068,000          4,531,000          5,755,000         14,354,000
        Capital expenditures ..............            40,000            440,000              5,000            485,000
        Significant noncash transactions:
           Depreciation and amortization ..           166,000            383,000             30,000            579,000
           (Loss) from joint ventures and
             minority interest ............          (100,000)                                                (100,000)

     Divisional expenses shown do not include direct general and administrative costs incurred by corporate offices in managing the Energy and Environmental divisions.

Note O  --  Major Customers

     During the eleven months ended December 31, 2000, we had one customer which provided us with earned revenue which exceeded 10% of our total revenue for the period. Our Energy Division sells its entire capacity to Sierra Pacific Power Company ("Sierra") under two power purchase agreements which will expire in 2006 and 2008. The total revenue earned by us for electricity delivered to Sierra during the period was $4,742,000 (57% of total revenue). The account receivable from Sierra at December 31, 2000 was $2,321,000.

Note P  --  Off Balance Sheet Risk

     The Company maintains cash balances at certain banks which exceed the limits provided by the Federal Deposit Insurance Corporation.

Note Q  --  Merger Agreement

     On November 28, 2000, U. S. Energy Systems, Inc.("US Energy"), USE Acquisition Corp. ("USE Acquisition Corp."), which is currently a wholly owned subsidiary of US Energy, and Zahren Alternative Energy Power Corp. ("Zapco") entered into a merger agreement, pursuant to which Zapco and USE Acquisition Corp. will merge, with Zapco being the surviving corporation, and becoming owned by USE Acquisition Corp.'s shareholders. As noted below, the shareholders of USE Acquisition Corp. immediately before the merger will be US Energy and Cinergy Energy Solutions, Inc. ("Cinergy Energy"), an indirect, wholly owned subsidiary of Cinergy Corp. ("Cinergy").

     In this merger, we will pay Zapco's shareholders the following aggregate merger consideration for their Zapco shares:

          o    $12 million in cash,

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

          o a contingent cash payment of $800,000 eighteen (18) months after the merger,

          o US Energy Common Stock, 1,666,667 shares, subject to increase so that the Zapco stockholders receive $10 million of our common stock if the average closing price of the US Energy Common Stock is less than $5.75 for the 20 consecutive trading days ending two days prior to the merger,

          o USE's Series C Convertible Preferred Stock, 100,000 shares - the Series C Stock:

                    is entitled to an aggregate of $3 Million upon liquidation or other similar event,

                    provides for annual cash dividends in the aggregate amount of $270,000 (subject to reduction to an aggregate of $180,000 annually under specific circumstances),

                    is convertible into an aggregate of 500,000 shares of our common stock (600,000 shares if 900 days after the merger, the average closing price of our common stock is less than $4.80) subject to anti-dilution adjustment,

          o five-year warrants to purchase 500,000 shares of our common stock at an exercise price of $6.00 per share. If additional shares of our common stock are required to be delivered because the average closing price of our common stock is less than $5.75, the number of our shares of common stock issuable upon exercise of these warrants will be correspondingly reduced.

     The merger agreement also provides for a post-closing reduction to the merger consideration in specified circumstances.

     Also on November 28, 2000, Cinergy Energy, USE Acquisition Corp. and US Energy entered into a subscription agreement whereby Cinergy Energy agreed to buy from USE Acquisition Corp. immediately prior to the merger all 4,574 shares of USE Acquisition Corp.'s Class B Common Stock for $11,500,000 in cash. These shares represent 45.74% of USE Acquisition Corp.'s common stock. US Energy holds all 5,426 shares of Class A Stock which represents the remaining 54.26% of USE Acquisition Corp.'s common stock. (As a result, following the merger, US Energy and Cinergy Energy will be the sole shareholders of the surviving corporation.) The Class A Common Stock and Class B Common Stock are identical except that the Class A Common Stock has superior voting rights with the result that US Energy can appoint four of USE Acquisition Corp.'s five directors and generally holds 80% of the voting power (with exceptions for, among other things, matters outside of the ordinary course of business). US Energy has granted Cinergy Energy an option exercisable within two years after the merger to convert its Class B Stock into an aggregate of 1,967,000 shares of our common stock and during that period US Energy are entitled to acquire the Class B Stock for approximately $14,600,000.

     Completion of the merger (and the closing of the transactions contemplated by the subscription agreement) is subject to the satisfaction of numerous conditions, including stockholder approval, the consummation of various transactions by Zapco, the payment of a note issued to US Energy in the aggregate principal amount of approximately $7.75 million and the consent of Zapco's principal bank. No assurance can be given that such transactions or the merger will be completed.

     Zapco, which is based in Avon, Connecticut, operates 27 landfill gas-to-energy projects, and a natural gas-fired cogeneration plant. Cogeneration plants provide both power and heat to their customers.

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

                   U. S. Energy Systems, Inc. and Subsidiaries
                  Pro Forma Combined Consolidated Balance Sheet
                                December 31, 2000

                                        U.S. Energy           Zapco                                             U.S. Energy
                                         Historical         Historical           Merger Adjustments              Pro Forma
                                        December 31,       December 31,   -------------------------------       December 31,
                                           2000               2000            Debit              Credit             2000
                                       ------------       ------------    ------------       ------------       ------------
Cash ..............................    $  5,435,000       $ 11,299,000    $  7,741,000(5)    $ 12,000,000(2)    $ 23,975,000

Other current assets ..............       3,685,000          8,737,000      11,500,000(1)                         12,422,000
                                       ------------       ------------    ------------       ------------       ------------

Total current assets ..............       9,120,000         20,036,000      19,241,000         12,000,000         36,397,000

Property, plant and equipment .....       5,965,000         39,587,000      17,407,000(3)       1,493,000(6)      61,466,000
Intangibles .......................       1,678,000            427,000       5,000,000(3)                          7,105,000
Other non-current assets ..........      10,262,000         24,314,000                                            34,576,000
                                       ------------       ------------    ------------       ------------       ------------

Total assets ......................    $ 27,025,000       $ 84,364,000    $ 41,648,000       $ 13,493,000       $139,544,000
                                       ============       ============                                          ============


Current liabilities ...............    $  2,147,000       $ 19,210,000                                          $ 21,357,000
Long-term debt ....................         841,000         52,365,000                                            53,206,000
Other non-current liabilities .....                          9,751,000                                             9,751,000
                                       ------------       ------------                                          ------------

Total liabilities .................    $  2,988,000       $ 81,326,000                                          $ 84,314,000

Minority interest .................         559,000            445,000       2,362,000(4)      11,500,000(1)       9,455,000
                                                                               687,000(6)

Stockholders' equity ..............      23,478,000          2,593,000       2,593,000(3)       3,000,000(2)      45,775,000
                                                                               806,000(6)      10,000,000(2)
                                                                                                7,741,000(5)
                                                                                                2,362,000(4)
                                       ------------       ------------    ------------       ------------       ------------

Total liabilities and stockholders'
  equity ..........................    $ 27,025,000       $ 84,364,000    $ 48,096,000       $ 48,096,000       $139,544,000
                                       ============       ============    ============       ============       ============

-------------

Notes to Pro Forma Balance Sheet

(1)  Investment of $11,500,000 by Cinergy for 45.74 % of Zapco.

(2) Payment of $25,000,000 consideration to Zapco stockholders' in cash and capital stock.

(3) Merger transaction. Allocation of the $25,000,000 consideration will be determined based upon appraisal of assets and liabilities. For purposes of this presentation, $5,000,000 of the consideration is allocated to goodwill and the remainder of $17,407,000 to fixed assets.

(4) $2,362,000 represents Cinergy's 45.74% minority interest in Zapco's 12 month net loss.

(5)  Receipt of subscription receivable in the amount of $7,741,000.

(6) Depreciation and amortization on purchase price allocated to fixed assets and goodwill. (Approximately, $687,000 represents Cinergy's 45.74% interest in Zapco.)

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

                   U. S. Energy Systems, Inc. and Subsidiaries
             Pro Forma Combined Consolidated Statement of Operations


                                           U.S. Energy
                                            Historical        Zapco
                                              Eleven        Historical
                                              Months           Year                                                 U.S. Energy
                                              Ended            Ended                  Merger Adjustments             Pro Forma
                                           December 31,     December 31,       ------------------------------       December 31,
                                               2000             2000               Debit            Credit              2000
                                           ------------     ------------       ------------      -------------      ------------
Revenues .............................    $  8,327,000     $ 16,436,000                                             $ 24,763,000
Operating expenses ...................      (6,317,000)     (12,932,000)                                             (19,249,000)
                                          ------------     ------------                                             ------------

Earnings before interest, taxes,
  depreciation and amortization ......       2,010,000        3,504,000                                                5,514,000
Interest income (expense) ............         426,000       (2,810,000)                                              (2,384,000)
Depreciation and amortization ........        (625,000)      (3,392,000)       $  1,493,000(3)                        (5,510,000)
Non-recurring charges ................      (1,626,000)      (3,627,000)                                              (5,253,000)
Income tax benefit ...................       1,200,000        1,160,000                                                2,360,000
                                          ------------     ------------        ------------                         ------------

Net income (loss) after taxes ........    $  1,385,000     $ (5,165,000)       $  1,493,000                         $ (5,273,000)
                                          ============     ============        ============                         ============

Minority interest (1) ................                        2,362,000                           $   687,000(3)       3,049,000
Dividends on preferred stock .........        (537,000)                                                                 (537,000)
Dividends on beneficial conversion
  of preferred stock .................      (7,750,000)                                                               (7,750,000)
                                          ------------     ------------        ------------       -----------       ------------

Net loss applicable to common stock ..    $ (6,902,000)   $ (2,803,000)        $  1,493,000       $   687,000       $(10,511,000)
                                          ============     ============        ============       ===========       ============

Loss per share of common stock -
  basic and diluted ..................                                                                              $      (1.24)
                                                                                                                    ============

Weighted average number of common
  shares outstanding (2) .............                                                                                 8,485,310
                                                                                                                    ============

-------------

Notes to Pro Forma Statements of Operations

(1)  Cinergy's 45.74% minority interest in Zapco's twelve month net loss.

(2) 1,666,667 shares of common stock issued in consideration of Zapco merger and 216,333 issued to ZFC Royalty Partners are included in the basic weighted average number of common shares outstanding. Common share equivalents have not been included since their inclusion in the computation would be anti-dilutive.

(3) Depreciation and amortization on purchase price allocated to fixed assets and goodwill. (Approximately, $687,000 represents Cinergy's 45.74% interest in Zapco.)

Note R -- Plan of Recapitalization

     In July 2000 we entered into a plan of recapitalization with the holders of our Series A Preferred Stock. This provides for:

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

     The exchange of the 1,138,888 shares of Series A Preferred Stock outstanding for the same number of shares of Series D Preferred Stock with (i) dividends on the Series D Preferred Stock being 6% instead of the 9% on the present Series A Preferred Stock, and (ii) the Series D Preferred Stock being entitled to the benefits of the dividend payment protection fund (i.e. a fund to ensure that a certain level of dividends on the Series D Preferred Stock are paid); the issuance of Series B Warrants to acquire 1,500,000 shares of our common stock (inclusive of the approximately 500,000 Series B Warrants which may be acquired by certain Zapco stockholders in connection with their acquisition of interests of one of the holders of the Series A Preferred Stock) at an exercise price of $4.00 per share, which warrants will become exercisable upon the plan"s becoming effective; and the annual interest rate on the one-year $7.74 million limited recourse promissory note issued to us by one of the holders of the Series A Preferred Stock will decrease from 9.25% to 6.25% when the plan becomes effective.

     The plan of recapitalization will become effective after it has been approved by our stockholders and after the Internal Revenue Service issues a private letter ruling to the effect that completion of the plan will not have an adverse tax effect on the parties thereto.

  Note S  --  Subsequent Events

     We have an exclusive right to acquire an energy project from a major power producer. Subject to the completion of due diligence, this transaction is expected to close during the 2nd quarter of 2001.

                                INTERIM REPORTS

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                                                      March 31,            December 31,
                                                                                         2001                  2000
                                                                                     ------------          ------------
                                                                                      (unaudited)            (audited)
ASSETS
Current assets:
   Cash ......................................................................       $  7,432,000          $  5,435,000
   Accounts receivable (less allowance for doubtful accounts
    $100,000 and $15,000, respectively) ......................................          3,031,000             2,860,000
   Other current assets ......................................................            503,000               825,000
                                                                                     ------------          ------------
     Total current assets ....................................................         10,966,000             9,120,000

Property, plant and equipment, net ...........................................          6,159,000             5,965,000
Notes receivable, less current portion .......................................          1,754,000             1,754,000
Accrued interest receivable ..................................................            459,000               459,000
Investments in joint ventures:
   Lehi Independent Power Associates, L.C ....................................            846,000               853,000
   Plymouth Cogeneration Limited Partnership .................................            456,000               455,000
   Marathon Capital, LLC .....................................................          1,013,000             1,013,000
   Castlebridge Partners, LLC ................................................          3,060,000             3,073,000
Deferred acquisition costs ...................................................            788,000               675,000
Deferred financing costs .....................................................            557,000               557,000
Goodwill, net ................................................................          1,641,000             1,678,000
Deferred tax asset ...........................................................          1,200,000             1,200,000
Other assets .................................................................            344,000                223000
                                                                                     ------------          ------------
                                                                                     $ 29,243,000          $ 27,025,000
                                                                                     ============          ============

LIABILITIES
Current liabilities:
   Current portion of long-term debt .........................................       $    220,000          $    220,000
   Notes payable - bank ......................................................            247,000               300,000
   Accounts payable and accrued expenses .....................................          1,931,000             1,535,000
   Payable to estate of former officer .......................................             78,000                92,000
                                                                                     ------------          ------------
     Total current liabilities ...............................................          2,476,000             2,147,000

Long-term debt, less current portion .........................................            505,000               537,000
Convertible subordinated secured debentures ..................................            186,000               202,000
Advances from joint ventures .................................................            102,000               102,000
                                                                                     ------------          ------------
     Total long-term liabilities .............................................            793,000               841,000
                                                                                     ------------          ------------
     Total liabilities .......................................................          3,269,000             2,988,000
                                                                                     ------------          ------------
Minority interests ...........................................................            559,000               559,000
                                                                                     ------------          ------------
Contingencies


STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, authorized 10,000,000 shares:
   Series A, cumulative, convertible, issued and outstanding 1,338,888
     shares (liquidation value of $10,399,110) ...............................             11,000                11,000
   Series B, cumulative, convertible, issued and outstanding 398 shares ......                 --                    --
Common stock, $.01 par value, authorized 50,000,000 shares; issued
   7,777,308 shares and 7,695,558 shares, respectively .......................             77,000                77,000
Treasury stock, 7,600 shares of common stock at cost .........................            (15,000)              (15,000)
Stock subscription receivable ................................................         (7,741,000)           (7,741,000)
Additional paid-in capital ...................................................         45,454,000            45,484,000
Accumulated deficit ..........................................................        (12,371,000)          (14,338,000)
                                                                                     ------------          ------------
     Total stockholders' equity ..............................................         25,415,000            23,478,000
                                                                                     ------------          ------------
                                                                                     $ 29,243,000          $ 27,025,000
                                                                                     ============          ============

                       See notes to financial statements

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                                      Three Months Ended
                                                                             ------------------------------------
                                                                               March 31,              April 30,
                                                                                 2001                    2000
                                                                             ------------            ------------
Revenues ..............................................................      $  5,264,000            $  1,108,000
                                                                             ------------            ------------
Costs and expenses:
    Operating expenses ................................................         2,278,000                 788,000
    General and administrative expenses ...............................         1,038,000                 444,000
    Litigation settlements and costs ..................................                --                   2,000
    Depreciation and amortization .....................................           203,000                 165,000
    Loss from joint ventures ..........................................            14,000                  39,000
                                                                             ------------            ------------
         Total costs and expenses .....................................         3,533,000               1,438,000
                                                                             ------------            ------------
Income (loss) from operations .........................................         1,731,000                (330,000)

Interest income .......................................................           261,000                  15,000
Interest expense ......................................................           (25,000)                (36,000)
                                                                             ------------            ------------
Income (loss) before taxes ............................................         1,967,000                (351,000)

Income tax provision ..................................................                --                      --
                                                                             ------------            ------------
NET INCOME (LOSS) .....................................................      $  1,967,000            $   (351,000)
                                                                             ============            ============


NET INCOME (LOSS) .....................................................      $  1,967,000            $   (351,000)
Dividends on preferred stock ..........................................          (236,000)                (68,000)
                                                                             ------------            ------------
INCOME (LOSS) APPLICABLE TO COMMON STOCK ..............................      $  1,731,000            $   (419,000)
                                                                             ============            ============


INCOME (LOSS) PER SHARE OF COMMON STOCK:
    Income (loss) per share of common stock - basic ...................      $       0.22            $      (0.07)
                                                                             ============            ============
    Income (loss) per share of common stock - diluted .................      $       0.12            $      (0.07)
                                                                             ============            ============

Weighted average number of common shares outstanding - basic ..........         7,757,601               5,672,613
                                                                             ============            ============
Weighted average number of common shares outstanding - diluted ........        14,537,183               5,672,613
                                                                             ============            ============

                        See notes to financial statements

                      U.S. ENERGY SYSTEMS AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                        Three Months Ended March 31, 2001
                                   (Unaudited)


                                                Preferred Stock               Preferred Stock
                                                   Series A                       Series B                   Treasury Stock
                                         ----------------------------    ---------------------------   ----------------------------
                                            Number                          Number                        Number
                                              of                              of                            of
                                            Shares          Amount          Shares         Amount         Shares          Amount
                                         ------------    ------------    ------------   ------------   ------------    ------------
BALANCE - DECEMBER 31, 2000 ...........     1,138,888    $     11,000             398                  $     (7,600)   $    (15,000)

Shares issued for exercised options ...
Net income for the three months ended
   March 31, 2001 .....................
Dividends on Preferred Stock:
   Series A ...........................
   Series B ...........................
                                         ------------    ------------    ------------                  ------------    ------------
BALANCE - MARCH 31, 2001 ..............     1,138,888    $     11,000             398                        (7,600)   $    (15,000)
                                         ============    ============    ============                  ============    ============


                                                                 Common Stock
                                                         ---------------------------
                                                            Number                      Additional
                                         Subscription         of                          Paid-in      Accumulated
                                          Receivable        Shares         Amount         Capital        Deficit          Total
                                         ------------    ------------   ------------   ------------   ------------    ------------
BALANCE - DECEMBER 31, 2000 ...........  $ (7,741,000)   $  7,695,558   $     77,000   $ 45,484,000   $(14,338,000)   $ 23,478,000

Shares issued for exercised options ...                        81,750           (*)         206,000                        206,000
Net income for the three months ended
   March 31, 2001 .....................                                                                  1,967,000       1,967,000
Dividends on Preferred Stock:
   Series A ...........................                                                    (227,000)                      (227,000)
   Series B ...........................                                                      (9,000)                        (9,000)
                                         ------------    ------------   ------------   ------------   ------------    ------------
BALANCE - MARCH 31, 2001 ..............  $ (7,741,000)      7,777,308   $     77,000   $ 45,454,000   $(12,371,000)   $ 25,415,000
                                         ============    ============   ============   ============   ============    ============

(*) Less than $1,000


                        See notes to financial statements

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                                                                            Three Months Ended,
                                                                                                       ----------------------------
                                                                                                         March 31,       April 30,
                                                                                                           2001             2000
                                                                                                       -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss) ...........................................................................       1,967,000         (351,000)
     Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
        Depreciation and amortization ............................................................         203,000          165,000
        Equity in loss of joint ventures .........................................................          14,000           39,000
        Changes in:
           Accounts and notes receivable, trade ..................................................        (171,000)         (40,000)
           Other current assets ..................................................................         322,000         (199,000)
           Other assets ..........................................................................        (121,000)         (59,000)
           Accounts payable and accrued expenses .................................................         382,000          (88,000)
           Litigation settlement payable .........................................................                         (900,000)
           Life insurance proceeds, net of costs and expenses ....................................                          958,000
                                                                                                       -----------      -----------
        Net cash provided by (used in) operating activities ......................................       2,596,000         (475,000)
                                                                                                       -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Loans to Reno Energy, LLC ...................................................................                           (1,000)
     Acquisition of equipment and leasehold improvements .........................................        (355,000)        (180,000)
     Deferred acquisition costs ..................................................................        (113,000)         (53,000)
                                                                                                       -----------      -----------
        Net cash used in investing activities ....................................................        (468,000)        (234,000)
                                                                                                       -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments of notes payable ...................................................................         (53,000)        (152,000)
     Payments of convertible subordinated secured debentures .....................................         (16,000)
     Payments of long-term debt ..................................................................         (62,000)          79,000
     Proceeds from long-term debt ................................................................          30,000
     Proceeds from issuance of common stock ......................................................         206,000        3,217,000
     Dividends on preferred stock ................................................................        (236,000)         (68,000)
     Advances from joint ventures ................................................................                           12,000
                                                                                                       -----------      -----------
        Net cash provided by (used in) activities ................................................        (131,000)       3,088,000
                                                                                                       -----------      -----------

NET INCREASE (DECREASE) IN CASH ..................................................................       1,997,000        2,379,000
Cash - beginning of period .......................................................................       5,435,000          301,000
                                                                                                       -----------      -----------
     CASH - END OF PERIOD ........................................................................     $ 7,432,000      $ 2,680,000
                                                                                                       ===========      ===========

Supplemental disclosure of cash flow information:
     Cash paid for interest                                                                            $    24,000      $    41,000

Supplemental schedule of non-cash financing activities                                                        None             None

                        See notes to financial statements

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              THREE MONTHS ENDED MARCH 31, 2001 AND APRIL 30, 2000
                                   (UNAUDITED)


NOTE 1 - BASIS OF PRESENTATION

     We changed our fiscal year end from January 31 to December 31 effective December 31, 2000. We have not recast data for the comparative periods as such recasting is not practical. Furthermore, we do not experience significant seasonality in our results of operations and cash flows and such a restatement is not cost justified. Our financial statements compare the calendar quarter ended March 31, 2001 with the fiscal quarter ended April 30, 2000. We believe that such a comparison provides a reliable basis for comparing results of operations and cash flows for the two quarters

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with instructions to Form 10-QSB and, accordingly, do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal accruals) considered necessary for a fair presentation have been included. The results for the three months are not necessarily indicative of results for the full year.

     For further information, see "Management's Discussion and Analysis or Plan of Operation", and refer to the financial statements and footnotes included in our Annual Report on Form 10-KSB for the year ended December 31, 2000.


NOTE 2 - NET INCOME (LOSS) PER SHARE

     Net income (loss) per share has been computed on the basis of the weighted average number of shares outstanding during the periods. In case of (loss), common stock equivalents have not been included in the computation since their inclusion would be anti-dilutive.


NOTE 3 - INCOME  TAXES

     The financial statements do not include a provision for taxes due to further utilization of operating loss carry forwards. The utilization of this carry forward resulted in a tax saving in the current quarter of approximately $700,000


NOTE 4 - ADDITIONAL CAPITAL

     Between January 1, 2001 and March 31, 2001, we received a total of $206,000 as a result of the exercise of 81,750 stock options.


NOTE 5 - MERGER

     On May 11, 2001, we completed our merger with Zahren Alternative Power Corporation ("Zapco"). Zapco is a developer, owner and operator of landfill gas and cogeneration projects in the United States.

     In the merger, we paid or have issued to Zapco's stockholders the following aggregate merger consideration for their Zapco shares:

     o    $12 million in cash,

     o a contingent cash payment of $800,000 to be paid eighteen (18) months after the merger, subject to reduction for claims for indemnification that we may have,

     o    1,800,000 shares of our common stock,

     o 100,000 shares of our Series C Convertible Preferred Stock, which is entitled to an aggregate of $3 million upon liquidation or other similar event, provides for annual cash dividends in the aggregate amount of $270,000 (subject to reduction to an aggregate of $180,000 annually under specific circumstances), and which are convertible into an aggregate of 500,000 shares of our common stock (600,000 shares if 900 days after the merger, the average closing price of our common stock is less than $4.80) subject to anti-dilution adjustment,

     o our five-year Series C warrants to purchase 366,666 shares of our common stock at an exercise price of $6.00 per share.

     We also issued to Zapco's employees options to acquire an aggregate of 914,000 shares of our common stock at a weighted average exercise price of approximately $6.37 per share.

     Approximately $11.5 million of the cash consideration payable to the Zapco stockholders was funded by an affiliate of Cinergy Corp. which, immediately prior to the merger, invested this sum in the entity that effected the merger. As a result of this investment and the merger, we and the Cinergy affiliate are the sole stockholders of Zapco. We own approximately 54.3% of the equity and 80% of the voting power (with exceptions generally for matters outside the course of business) of Zapco and the Cinergy affiliate owns 45.7% of the equity and 20% of the voting power of Zapco.

     The following pro forma combined consolidated balance sheet and statement of operations is provided as if the merger had taken place at January 1, 2001. It is management's opinion that Zapco's statement of operations for the three months ended March 31, 2001 is not indicative of future results (see Note 4 to the Pro Forma Statement of Operations).

                   U. S. Energy Systems, Inc. and Subsidiaries
                  Pro Forma Combined Consolidated Balance Sheet
                                 March 31, 2001


                                                U. S. Energy         Zapco                                            U. S. Energy
                                                 Historical        Historical            Merger Adjustments            Pro Forma
                                                  March 31,         March 31,    --------------------------------       March 31,
                                                    2001              2001            Debit            Credit             2001
                                                ------------      ------------   --------------    --------------    ------------
Cash ........................................   $  7,432,000      $ 12,686,000   $  7,741,000(5)   $ 12,000,000(2)   $ 27,359,000
                                                                                   11,500,000(1)
Other current assets ........................      3,534,000         8,159,000                                         11,693,000
                                                ------------      ------------   --------------    --------------    ------------

Total current assets ........................     10,966,000        20,845,000     19,241,000        12,000,000        39,052,000

Property, plant and equipment ...............      6,159,000        39,194,000     17,899,000(3)        382,000(6)     62,870,000
Intangibles .................................      1,641,000           415,000      5,000,000(3)                        7,056,000
Other non-current assets ....................     10,477,000        38,805,000                                         49,282,000
                                                ------------      ------------   --------------    --------------    ------------

Total assets ................................   $ 29,243,000      $ 99,259,000   $ 42,140,000      $ 12,382,000      $158,260,000
                                                ============      ============                                       ============

Current liabilities .........................   $  2,476,000      $ 20,481,000                                       $ 22,957,000
Long-term debt ..............................        793,000        65,227,000                                         66,020,000
Other non-current liabilities ...............                       11,306,000                                         11,306,000
                                                ------------      ------------                                       ------------

Total liabilities ...........................   $  3,269,000      $ 97,014,000                                       $100,283,000

Minority interest ...........................        559,000           514,000        852,000(4)     11,500,000(1)     11,546,000
                                                                                      175,000(6)

Stockholders' equity ........................     25,415,000         1,731,000      1,731,000(3)      3,000,000(2)     46,431,000
                                                                                      207,000(6)      9,630,000(2)
                                                                                                      7,741,000(5)
                                                                                                        852,000(4)
                                                ------------      ------------   --------------    --------------    ------------

Total liabilities and stockholders'
  equity ....................................   $ 29,243,000      $ 99,259,000   $ 45,105,000      $ 45,105,000      $158,260,000
                                                ============      ============   ============      ============      ============

----------

Notes to Pro Forma Balance Sheet

(1)  Investment of $11,500,000 by Cinergy for 45.74 % of Zapco.

(2) Payment of $24,630,000 consideration to Zapco stockholders' in cash and capital stock.

(3) Merger transaction. Allocation of the $24,630,000 consideration will be determined based upon appraisal of assets and liabilities. For purposes of this presentation, $5,000,000 of the consideration is allocated to goodwill and the remainder of $17,899,000 to fixed assets.

(4) $852,000 represents Cinergy's 45.74% minority interest in Zapco's three month net loss for the period ended March 31, 2001.

(5)  Receipt of subscription receivable in the amount of $7,741,000.

(6) Depreciation and amortization on purchase price allocated to fixed assets and goodwill. (Approximately $175,000 represents Cinergy's 45.74% interest in Zapco.)

                   U. S. Energy Systems, Inc. and Subsidiaries
             Pro Forma Combined Consolidated Statement of Operations


                                              U. S. Energy          Zapco                                             U. S. Energy
                                               Historical         Historical                                            Pro Forma
                                              Three Months       Three Months                                          Three Months
                                                 Ended              Ended                 Merger Adjustments              Ended
                                                March 31,          March 31,        -------------------------------      March 31,
                                                  2001               2001               Debit              Credit          2001
                                              ------------       ------------       ------------       ------------    ------------
Revenues ..................................   $  5,264,000       $  3,684,000                                          $  8,948,000
Operating expenses ........................     (3,330,000)        (3,764,000)                                           (7,094,000)
                                              ------------       ------------                                          ------------

Earnings before interest, taxes,
  depreciation and amortization ...........   $  1,934,000       $    (80,000)                                         $  1,854,000
                                              ------------       ------------                                          ------------

Interest income (expense) .................        236,000           (966,000)                                             (730,000)
Depreciation and amortization .............       (203,000)          (893,000)      $    382,000(3)                      (1,478,000)
Other expenses ............................                          (444,000)                                             (444,000)
Income tax benefit ........................                           521,000                                               521,000
                                              ------------       ------------       ------------                       ------------

Net income (loss) after taxes .............   $  1,967,000       $ (1,862,000)(4)   $    382,000                       $   (277,000)
                                              ------------       ------------       ------------                       ------------

Minority interest .........................                           852,000(1)                       $    175,000(3)    1,027,000
Dividends on preferred stock ..............       (236,000)                                                                (236,000)
                                              ------------       ------------       ------------       ------------    ------------

Net income (loss) applicable to
  common stock ............................   $  1,731,000       $ (1,010,000)(4)   $    382,000       $    175,000    $    514,000
                                              ============       ============       ============       ============    ============

Income per share of common stock -
  basic ...................................                                                                            $        .05
                                                                                                                       ============
Income per share of common stock -
  diluted .................................                                                                            $        .03
                                                                                                                       ============
Weighted average number of common
  shares outstanding - basic (2) ..........                                                                               9,773,934
                                                                                                                       ============
Weighted average number of common
  shares outstanding  - diluted (2) .......                                                                              16,553,516
                                                                                                                       ============

----------
Notes to Pro Forma Statements of Operations Relating to Zapco

(1)  Cinergy's 45.74% minority interest in Zapco's three month net loss.

(2) 1,800,000 shares of common stock issued in consideration of Zapco merger and 216,333 issued to ZFC Royalty Partners are included in the basic weighted average number of common shares outstanding.

(3) Depreciation and amortization on purchase price allocated to fixed assets and goodwill. (Approximately $175,000 represents Cinergy's 45.74% interest in Zapco.)

(4) (a) Revenues and profits from Yankee Energy Gas Company ("YESCO") not included, since transaction closed on March 30, 2001. The scope of YESCO operations is 17 megawatts ("MW") and increased Zapco's megawatt capacity from 43 MW to 60 MW, an increase of 40%.

     (b) Revenues from the Dalton and SPSA plants are not included at full level due to construction. The Dalton construction is completed and being commissioned. The SPSA construction is expected to be completed in June 2001.

     (c) Revenues and profits are lower than they will be on an ongoing basis, as production at several sites is currently ramping up.

     (d) Costs for the quarter include internal and external non-recurring or extraordinary expenses associated with the YESCO transaction and the merger with U. S. Energy Systems, Inc.

                            U.S. ENERGY SYSTEMS, INC.



                        3,620,350 SHARES OF COMMON STOCK

                     310,000 COMMON STOCK PURCHASE WARRANTS



                            ------------------------


                                   PROSPECTUS


                            ------------------------

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to Section 102 (b)(7), of the Delaware General Corporation law our Certificate of Incorporation provides that no director is personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Our Bylaws provide that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because he or she is or was a director or officer of the Company against all expense, loss or liability in connection therewith.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys' fees), judgements, fines and amounts paid in settlements actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action indemnification may be made only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of an action or suit, if such person has acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant is reasonably entitled to indemnification for such expenses despite such adjudication of liability. The right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition upon the delivery to the corporation of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

     We have directors' and officers' liability insurance.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses of this offering (other than the five percent warrant solicitation fee) in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Company, are as follows:

     Printing fees ...............................................     $10,000
     Legal fees and expenses .....................................      25,000
     Accounting fees and expenses ................................      10,000
     Miscellaneous expenses ......................................       5,000
                                                                       -------
              Total ..............................................     $50,000
                                                                       =======

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


     Pursuant to our merger agreement with Zapco, we issued shares of our common stock, Series C Preferred Stock and Series C Warrants to an aggregate of approximately 31 stockholders of Zapco, of which approximately

21 of such stockholders qualified as accredited investors. The transaction was exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) thereof and Rule 506 promulgated thereunder.


     In October 2000, we entered into a joint venture development agreement with Cinergy Solutions, Inc., an indirect subsidiary of Cinergy Corp. In connection with that agreement, Cinergy Solutions, Inc. invested $3.5 million in us in exchange for 583,333 shares of our common stock and had one of its senior executives join our board. The transaction was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereunder.

     On August 23, 2000, we issued 568,750 shares of our common stock to Castlebridge Partners, LLC ("Castlebridge") in exchange for an approximate 25% voting interest in Castlebridge, a capital markets and insurance consulting firm that focuses on commodity derivative markets. Castlebridge provides advice in the structuring, pricing and execution of a variety of risk management producers and securitizations and concentrates on energy markets that tend to have unique valuation and risk management issues. In addition, we issued 29,167 shares to SPARKEnergy.com corporation as a finder's fee. The issuances of these securities were exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) thereunder.

     In July 2000, an option to acquire 861,110 shares of our Series A Preferred Stock was exercised by one accredited investor. Information regarding the issuance of the shares is set forth under "Certain Relationships and Related Transactions". The issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) thereunder.

     We entered into a plan of recapitalization, as amended and restated, with the holders of our Series A Preferred Stock. This plan is described under "Certain Relationships and Related Transactions". The shares of Series D Preferred Stock to be issued, in connection with this plan will be issued to not more than three investors, all of whom are accredited investors and the Series B warrants issued or issuable in connection with the plan will be issued to not more than six investors, all of whom qualify as accredited investors. The issuance of our securities in connection with this plan are exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereunder.

     On June 23, 2000, we issued 200,000 shares of our common stock in exchange for an approximately 31% voting interest in Marathon Capital, LLC ("Marathon Capital"), a company, engaged in the financing of energy conservation projects, independent power production and renewable energy projects, specializing in the origination, processing and financing of nonconforming commercial loans and leases. The transaction was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereunder.

     In December 1999, the Company issued 187,234 shares of its common stock and options to acquire 46,800 shares of common stock at an exercise price of $2.9375 per share to Lawrence I. Schneider, an officer and director of the Company, in lieu of a $275,000 fee. The issuance was made in reliance upon the exemption under Section 4(2) of the Securities Act.

     On November 15, 1999, after the end of the Company's third quarter, the Company issued an aggregate of 16,287 shares of common stock at a price of $1.15 per share to Theodore Rosen, Richard Nelson, Henry Schneider and Seymour J. Beder, all officers of the Company, in lieu of their respective salaries for the month of November 1999. The shares were issued under the Company's 1998 Stock Option Plan.

     On March 8, 1999 the holders of $509,000 of the Company's 9% Convertible Subordinated Debentures exchanged their debentures for 509 shares of the Company's 9% Series B Convertible Preferred Stock. This exchange replaces $509,000 of debt with preferred stock, leaving $366,000 as debenture debt. The exchange also resulted in an extraordinary gain of $69,000. The issuance was made in reliance on the exemption from the registration requirements under
Section 4(2) of the Securities Act.

     On August 26, 1998, the Company's stockholders approved a grant to Energy Systems Investors of an option to acquire up to 888,888 shares of the Company's Series A Convertible Preferred Stock at an aggregate purchase price of approximately $8.0 million. On June 9, 1999, Energy Systems Investors exercised a portion of this option for $250,000 and was issued 27,778 shares of Series A Preferred Stock. The issuance was made in reliance on the exemption from the registration requirements under Section 4(2) of the Securities Act.


ITEM 27. EXHIBITS

        Exhibit
         Number                            Description
         ------                            -----------

          2.1 Merger Agreement by and between the Company, AES Merger Corp., American Enviro-Services, Inc., and the Shareholders of American Enviro-Services, Dated as of August 4, 1997(4)

          2.2 Subscription Agreement dated as of August 23, 2000, by and among U.S. Energy System Castlebridge, LLC ("USE Sub"), Kemper-Castlebridge, Inc., ("KC"), GKM II Corporation ("GKM") and Castlebridge Partners, LLC ("Castlebridge") (9)

          2.3 Agreement and Plan of Reorganization and Merger dated as of November 28, 2000, by and among U.S. Energy Systems, Inc. ("US Energy"), USE Acquisition Corp. ("USE Acquisition Corp."), and Zahren Alternative Power Corp. ("Zapco") (without schedules or exhibits) (the "Merger Agreement").
                    (11)

          2.4       Amendment No 1 dated December 11, 2000 to the Merger
                    Agreement (11)

          2.5       Amendment No. 2 dated December 19, 2000 to the Merger
                    Agreement(15)

          2.6       Amendment No. 3 dated January 19, 2001 to the Merger
                    Agreement(15)

          2.7       Amendment No. 4 dated February 23, 2001 to the Merger
                    Agreement(15)


          2.8       Amendment No. 5 dated April 30, 2001 to the Merger
                    Agreement (16)


          3.1 Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware(1)


          3.2       By-Laws of the Company(11)


          3.3       Articles of Organization of Steamboat Envirosystems, L.C.(1)

          3.4 Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company (10)

          3.5 Certificate of Increase of Series A Convertible Preferred Stock of the Company (10)

          3.6       Amended and Restated By-Laws of US Energy (11)

          3.7 Form of Certificate of Designation for US Energy's Series C Preferred Stock(15)

          3.8 Form of Certificate of Designation for US Energy's Series D Preferred Stock(15)

          3.9 Certificate of Correction to Certificate of Designation of Series A Preferred Stock(15)

          3.10 Certificate of Correction to Certificate of Designation of Series B Preferred Stock(15)

          4.1       Specimen Stock Certificate(1)

          4.2       Form of Warrant(1)

          4.3       Form of Warrant Agreement(1)

          4.4       Form of Representative's Purchase Option(1)

          4.5 Certificate of Designation of Series A Convertible Preferred Stock of the Company as filed with the Secretary of State of Delaware on March 23, 1998(7)

          4.6 Certificate of Designation of Series B Convertible Preferred Stock of the Company as filed with the Secretary of the State of Delaware(14)

          4.7 Amended and Restated Plan of Recapitalization dated as of July 31, 2000 by and between the Company and the parties identified therein. (15)

          4.8       Form of Series B Warrant to Purchase Shares of Common
                    Stock(10)

          4.9 Form of Series C Redeemable Common Stock Purchase Warrant of US Energy (11)

          5.1       Opinion of Reid & Priest LLP *

          10.1      Plan of Reorganization of Cogenic Energy Systems, Inc.(2)

          10.2      8% Convertible Subordinated Debenture due 2004(2)

          10.5 Purchase Agreement, dated as of January 24, 1994, between Lehi Co-Gen Associates, L.C. and Lehi Envirosystems, Inc.(2)

          10.6 Operating Agreement among Far West Capital, Inc., Suma Corporation and Lehi Envirosystems, Inc. dated January 24, 1994(2)

          10.7 Form of Purchase and Sale Agreement between Far West Capital, Inc., Far West Electric Energy Fund, L.P., 1-A Enterprises, the Company and Steamboat LLC(1)

          10.8 Form of Operation and Maintenance Agreement between Steamboat LLC and S.B. Geo, Inc.(1)

          10.9 Letter Agreement, dated as of November 8, 1994, between the Company, PSC Cogeneration Limited Partnership, Central Hudson Cogeneration, Inc. and Independent Energy Finance Corporation(1)

          10.10 Agreement among the Company, Plymouth Envirosystems, Inc., IEC Plymouth, Inc. and Independent Energy Finance Corporation dated November 16, 1994(1)

          10.11 Amended and Restated Agreement of Limited Partnership of Plymouth Cogeneration Limited Partnership among PSC Cogeneration Limited Partnership, Central Hudson Cogeneration, Inc. and Plymouth Envirosystems, Inc. dated November 1, 1994(1)

          10.12 Amended and Restated Agreement of Limited Partnership of PSC Cogeneration Limited Partnership among IEC Plymouth, Inc., Independent Energy Finance Corporation and Plymouth Envirosystems, Inc. dated December 28, 1994(1)

          10.13 Purchase and Sale Agreement, dated as of December 31, 1995, between the Company, Far West Capital, Inc., Far West Electric Energy Fund, L.P., 1-A Enterprises and Steamboat Enviro systems, LLC(1)

          10.13(a) Letter Agreement, dated September 25, 1996, between the Company and Far West Capital, Inc.(1)

          10.16 Security Agreement and Financing Statement among the Company, Lehi Envirosystems, Inc., Plymouth Envirosystems, Inc. and Anchor Capital Company, LLC dated June 14, 1995, as amended(1)

          10.20 Lease dated September 1, 1995 between the Company and Gaedeke Holdings, Ltd.(1)

          10.21     Documents related to Private Placement(1)

          10.21(a)  Certificate of Designations(1)

          10.22 Purchase Agreement between the Company and Westinghouse Electric Corporation dated as of November 6, 1995 and amendments thereof(1)

          10.25(a) Long-Term Agreement for the Purchase and Sale of Electricity Between Sierra Pacific Power Company and Far West Capital, Inc. dated October 29, 1988(1)

          10.25(b) Assignment of Interest, dated December 10, 1988 by and between Far West Capital, Inc. and 1-A Enterprises(1)

          10.25(c) Letter dated August 18, 1989 by Gerald W. Canning, Vice President of Electric Resources, consenting to the Assignment of Interest on behalf of Sierra Pacific Power Company(1)

          10.26(a) Agreement for the Purchase and Sale of Electricity, dated as of November 18, 1983 between Geothermal Development Associates and Sierra Pacific Power Company(1)

          10.26(b) Amendment to Agreement for Purchase and Sale of Electricity, dated March 6, 1987, by and between Far West Hydroelectric Fund, Ltd. and Sierra Pacific Power Company(1)

          10.27 Loan and Option Agreement dated August, 1996 by and among NRG Company, LLC and Reno Energy, LLC and ART, LLC and FWC Energy, LLC, and amendments thereto(1)

          10.28 Promissory Note dated August 9, 1996 for $300,000 from Reno Energy, LLC to NRG Company, LLC(1)

          10.29 Letter of Intent dated July 15, 1996 on behalf of Reno Energy, LLC(1)

          10.30 Limited Liability Company Operating Agreement of NRG Company, LLC dated as of September 8, 1996, and amendments thereto(1)

          10.31 Form of Limited Liability Company Operating Agreement of Steamboat, Envirosystems, L.C. dated as of October, 1996(1)

          10.32     Form of Debenture Conversion Agreement(1)

          10.33(a) First Amended and Restated Loan and Option Agreement, dated April 9, 1997, by and between USE Geothermal LLC, and Reno Energy LLC, ART, LLC and FWC Energy, LLC(3)

          10.33(b) Note in the amount of $1,200,000, dated as of April 9, 1997, made by Reno Energy LLC in favor of USE Geothermal LLC(3)

          10.33(c) Security Agreement, dated as of April 9, 1997, made by Reno Energy LLC in favor of USE Geothermal LLC(3)

          10.33(d) Form of Security Agreement and Collateral Assignment, entered into by and between USE Geothermal LLC and both FWC Energy LLC and ART LLC(3)

          10.33(e) Guaranty Agreement, dated as of April 9, 1997, made by FWC Energy LLC and ART LLC in favor of USE Geothermal LLC(3)

          10.34     1996 Stock Option Plan(5)

          10.35     Form of 9% Convertible Subordinated Secured Debenture due
                    2004(6)

          10.36 Form of Employment Agreement by and between the Company and Howard Nevins(4)

          10.37 Subscription Agreement, dated March 20, 1998, between the Company and Energy Systems Investors, LLC(7)

          10.38 Registration Rights Agreement, dated March 20, 1998, between the Company and Energy Systems Investors, LLC(7)

          10.39 Amended and Restated Stock Option Agreement between the Company and Lawrence I. Schneider dated May 10, 2000 with respect to 750,000 shares of the Company Common Stock (10)

          10.40 Amended and Restated Stock Option Agreement between the Company and Goran Mornhed dated May 10, 2000 with respect to 1,000,000 shares of the Company Common Stock (10)

          10.41 Pledge Agreement dated as of July 31, 2000 by and between the Company and Energy Systems Investors, L.L.C. (10)

          10.42 Limited Recourse Promissory Note dated July 31, 2000 issued by Energy Systems Investors, L.L.C. in favor of the Company
                    (10)

          10.43 Stockholders' and Voting Agreement dated as of November 28, 2000 by and among AJG Financial Services, Inc., Bernard Zahren, Environmental Opportunities Fund, Environmental Opportunities Fund/Cayman, Finova Mezzanine Capital Corp., Frederic Rose, M & R Associates, Martin F. Laughlin, Michael
                    J. Carolan and Richard J. Augustine (collectively, the "Zapco Stockholders"), US Energy, Cinergy Solutions, Inc. ("Cinergy Solutions") and certain stockholders of US Energy.
                    (11)

          10.44 Termination Fee Agreement dated as of November 28, 2000 by and among US Energy, Zapco and Cinergy Energy Solutions, Inc. ("Cinergy Energy"). (11)

          10.45 Indemnification Agreement dated as of November 28, 2000 by and among the Zapco Stockholders, Zapco, US Energy, USE Acquisition Corp. and Cinergy Energy. (11)

          10.46 Escrow Agreement dated November 28, 2000 by and among the Zapco Stockholders, Zapco, US Energy, USE Acquisition Corp., Cinergy Energy and Tannenbaum Helpern Syracuse & Hirschtritt LLP as Escrow Agent. (11)

          10.47 Registration Rights Agreement dated November 28, 2000 by and among US Energy and the Zapco Stockholders. (11)

          10.48 Employment Agreement dated November 28, 2000 by and between US Energy and Bernard Zahren. (11)

          10.49 Form of Stock Option Agreement to be entered into by and between US Energy and Bernard Zahren. (11)

          10.50     Performance Guaranty dated as November 28, 2000 of US
                    Energy.(11)

          10.51 Performance Guaranty of Cinergy Solutions Holding Company, Inc. dated as of November 28, 2000. (11)

          10.52 Subscription Agreement dated as of November 28, 2000 by and among US Energy, USE Acquisition Corp. and Cinergy Energy.
                    (11)

          10.53 Stockholders Agreement dated as of November 28, 2000 by and among US Energy, USE Acquisition Corp. and Cinergy Energy.
                    (11)

          10.54 Indemnification Agreement dated as of November 28, 2000 by and among US Energy, USE Acquisition Corp. and Cinergy Energy. (11)

          10.55 Employment Agreement dated as of May 10, 2000 by and between the Company and Lawrence Schneider(13)

          10.56 Employment Agreement dated as of May 10, 2000 by and between the Company and Goran Mornhed(13)

          10.57     2000 Executive Incentive Compensation Plan(13)

          10.58     2000 Executive Bonus Plan(13)

          10.59 Stock Option Agreement between the Company and Lawrence Schneider with respect to 1,000,000 shares of Common Stock(13)

          10.60 Stock Option Agreement between the Company and Goran Mornhed with respect to 187,500 shares of Common Stock.(13)

          10.61 Stock Option Agreement between the Company and Goran Mornhed with respect to 562,500 shares of Common Stock(13)

          21.1      Subsidiaries of the Company (15)

          23.1      Consent of Kostin, Ruffkess & Company, LLC

          23.2      Consent of Richard A. Eisner & Company, LLP


          24.1      Power of Attorney (16)


          99.2 Second Amended and Restated Operating Agreement dated as of August 23, 2000 by and between USE Sub, KC, GKM and Castlebridge. (12)

-------------

*    Previously filed

(1) Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 333-94612).

(2) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended January 31, 1994.

(3) Incorporated by reference to the Company's Current Report on Form 8-K filed on April 24, 1997.

(4) Incorporated by reference to the Company's Current Report on Form 8-K dated August 12, 1997.

(5) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended January 31, 1997.

(6) Incorporated by reference to the Company's Current Report on Form 8-K dated August 18, 1997.

(7) Incorporated by reference to the Company's Current Report on Form 8-K filed on March 26, 1998.

(8) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended January 31, 1998.

(9) Incorporated by reference to the Company's Current Report on Form 8-K/A filed on September 5, 2000.

(10) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended July 31, 2000.

(11) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended October 31, 2000.

(12) Incorporated by reference to the Company's Registration Statement on Form S-3 filed on February 20, 2001.

(13) Incorporated by reference to the Company's Current Report on Form 8-K dated May 4, 2000

(14) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended January 31, 1999.

(15) Incorporated by reference to the Company's Report on Form 10-KSB for the period ended December 31, 2000.


(16) Incorporated by reference to Post-Effective Amendment No. 3 to Registration Statement on Form SB-2 filed with the SEC on May 14, 2001 (File No. 333-94612).



ITEM 28. UNDERTAKINGS

     The undersigned Company hereby undertakes to:

     (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule

     424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

          (iii) include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes to:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities as the initial bona fide offering of those securities.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this post-effective amendment no. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, and State of New York, on the 23rd day of May 2001.


                                        U.S. Energy Systems, Inc.



                                        By: /s/ Robert C. Benson
                                            -------------------------
                                             Robert C. Benson
                                             Chief Financial Officer






     Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment No. 4 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                     Title                                       Date
  *                                           Chairman of the Board                       May 23, 2001
------------------------------------------
Lawrence I. Schneider                         (Principal Executive Officer)

/s/ Robert C. Benson                          Chief Financial Officer                     May 23, 2001
------------------------------------------
Robert C. Benson                              (Principal Financial and Accounting
                                              Officer)

  *                                           Director                                    May 23, 2001
------------------------------------------
Goran Mornhed

  *                                           Director                                    May 23, 2001
------------------------------------------
Howard A. Nevins

  *                                           Director                                    May 23, 2001
------------------------------------------
Henry Schneider

  *                                           Director                                    May 23, 2001
------------------------------------------
Allen J. Rothman

  *                                           Director                                    May 23, 2001
------------------------------------------
Irving Levine

  *                                           Director                                    May 23, 2001
------------------------------------------
Evan Evans

  *                                           Director                                    May 23, 2001
------------------------------------------
Stanleigh G. Fox

  *                                           Director                                    May 23, 2001
------------------------------------------
M. Stephen Harkness

                                              Director                                    May __, 2001
------------------------------------------
Bernard J. Zahren

                                              Director                                    May __, 2001
------------------------------------------
Mark P. Strauch


* By: /s/ Robert C. Benson
      -----------------------------------------
          Robert C. Benson, as attorney in fact

                                  EXHIBIT INDEX


   Exhibit
    Number                         Description
    ------                         -----------



     23.1 -- Consent of Kostin, Ruffkess & Company, LLC

     23.2 -- Consent of Richard A. Eisner & Company, LLP